Registration No. 333-________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                     ______

                         NATIONAL PENN BANCSHARES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Pennsylvania                           6021                   23-2215075
------------                           ----                   ----------
(State or other                 (Primary Standard         (I.R.S. Employer
jurisdiction of                     Industrial           Identification No.)
incorporation or                Classification No.)
organization)

                        Reading and Philadelphia Avenues
                               Boyertown, PA 19512
                                 (610) 367-6001
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ________________

                                Wayne R. Weidner
                 Chairman, President and Chief Executive Officer
                         National Penn Bancshares, Inc.
                        Reading and Philadelphia Avenues
                               Boyertown, PA 19512
                                 (610) 367-6001

                                ________________

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ________________

                                   Copies to:

Michael L. Mixell                                    Peter Clauss
Mary Alice Busby                                     J. Bradley Boericke
Ellsworth, Carlton,                                  Pepper Hamilton LLP
 Mixell & Waldman, P.C.                              3000 Two Logan Square
1105 Berkshire Blvd., Suite 320                      18th and Arch Streets
Wyomissing, PA  19610                                Philadelphia, PA 19103
(610) 374-1135                                       (215) 981-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the merger of FirstService Bank with and into a subsidiary of the registrant.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
 Title of
each class                          Proposed       Proposed
   of               Amount           maximum       maximum       Amount of
securities           to be       offering price    aggregate     registration
  to be           registered(1)    per unit(1,2)   offering      fee(2)
registered                                         price(2)
--------------------------------------------------------------------------------

Common stock,
without par
value (and
associated
stock purchase
rights)(3)           3,157,012         $5.60      $17,668,113       $1,626
--------------------------------------------------------------------------------

(1) Based on the maximum number of shares of the registrant's common stock that may be issued in connection with the proposed merger of FirstService Bank with and into a subsidiary of the registrant. In accordance with Rule 416, this registration statement shall also register any additional shares of the registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the merger agreement.

(2) Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2) and (3), based on (i) the book value per share of FirstService common stock on November 30, 2002 of $7.32; (ii) $3.90 cash to be paid for each share of FirstService common stock; and (iii) 4,305,626 shares of FirstService common stock to be exchanged in the merger and unexercised options to purchase 860,489 shares of FirstService common stock.

(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS



                                FIRSTSERVICE BANK
                                 PROXY STATEMENT
                       __________________________________

                         NATIONAL PENN BANCSHARES, INC.
                                   PROSPECTUS
                      FOR 3,157,012 SHARES OF COMMON STOCK
                              TRADING SYMBOL: NPBC
                       ___________________________________


         This proxy statement of FirstService Bank relates to the solicitation of proxies to be used at a special meeting of FirstService shareholders called for February 4, 2003, to consider the proposed merger of FirstService into National Penn Bank.

         The proxy statement includes the prospectus of National Penn Bancshares, Inc. relating to shares of National Penn common stock to be issued to FirstService shareholders in connection with the proposed merger. If the merger takes place, each outstanding share of FirstService common stock will be converted into the right to receive .5954 share of National Penn common stock plus $3.90, subject to adjustment in certain circumstances. The share ratio has been adjusted upward by 5% (from the ratio stated in the merger agreement) due to a 5% stock dividend that National Penn declared on October 23, 2002.

         National Penn common stock is quoted on the National Market tier of the Nasdaq Stock Market. On December 27, 2002, the closing price of National Penn common stock was $______ per share, making the value of .5954 share plus $3.90 on that date $_____.

         This proxy statement/prospectus and the accompanying form of proxy are first being mailed to shareholders on January 3, 2003.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the stock of National Penn Bancshares, Inc. to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of National Penn Bancshares, Inc. common stock offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         Investing in the common stock involves risks that are described in "Risk Factors" beginning on page ___.

         The date of this proxy statement/prospectus is December 30,2002.

                         HOW TO OBTAIN MORE INFORMATION

         This proxy statement/prospectus provides you with detailed information about the merger agreement and the merger that will be submitted for shareholder approval at the FirstService special meeting of shareholders. We encourage you to read this entire document carefully. This proxy statement/prospectus incorporates by reference important business and financial information about National Penn that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

                  Sandra L. Spayd
                  Secretary
                  National Penn Bancshares, Inc.
                  Philadelphia and Reading Avenues
                  Boyertown, Pennsylvania 19512
                  Telephone: (610) 369-6202
                  E-mail: slspayd@natpennbank.com

         See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" at page ____.

         FirstService has historically provided its shareholders with quarterly and annual reports. To obtain free copies of the most recent quarterly and annual report, you may write or call:

                  A. Lee Roberts
                  Secretary
                  FirstService Bank
                  152 North Main Street
                  Doylestown, Pennsylvania 18901
                  Telephone: (215) 230-6398
                  E-mail: aroberts@firstservicebankonline.com

         In order to obtain timely delivery of the documents, you should request the information by January 15, 2003.

                      ABOUT THIS PROXY STATEMENT/PROSPECTUS

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

         This proxy statement/prospectus offers only the 3,157,012 shares of National Penn common stock offered in the merger, and offers such shares only where it is legal to do so.

         This proxy statement/prospectus has been prepared as of December 30, 2002. Changes that may have occurred in the affairs of National Penn or FirstService since that date are not reflected in this document.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER

A WARNING ABOUT FORWARD-LOOKING INFORMATION

SUMMARY

RISK FACTORS

SPECIAL CONSIDERATIONS

THE FIRSTSERVICE SPECIAL MEETING OF SHAREHOLDERS

     o    When and Where the Special Meeting will be Held
     o    What will be Voted on at the Special Meeting
     o    Shareholders Entitled to Vote
     o    Number of Shares that Must be Represented for a Vote to be Taken
     o    Vote Required; Voting Agreements
     o    Voting your Shares
     o    Changing your Vote
     o    Solicitation of Proxies and Costs

THE MERGER
     o    Background of the Merger
     o    FirstService Reasons for the Merger
     o    Recommendation of the FirstService Board of Directors
     o    Opinion of FirstService's Financial Advisor
          o    "Fair" Value Analysis of National Penn Common Stock
          o    Comparable Companies
          o    Summary and Description of Comparable Banks
          o    National Penn - Comparable Banks Summary
          o    Pro Forma Merger Analyses
          o    Comparable Transaction Analysis
          o    Comparable Transaction Summary
          o    Discounted Dividends Analysis
          o    Other Factors
          o    Value Adjustments
          o    Conclusion
     o    Compensation of Danielson Associates
     o    National Penn's Reasons for the Merger
     o    Terms of the Merger
     o    Effect of the Merger
     o    What You Will Receive in the Merger
     o    Stock Options
     o    National Penn Common Stock
     o    Effective Date
     o    Representations and Warranties
     o    Conduct of Business Pending the Merger
     o    Conditions to the Merger
     o    Amendment; Waiver
     o    Termination; Possible Exchange Ratio Increase

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

     o    Termination Fee
     o    No Solicitation of Other Transactions
     o    Nasdaq Listing
     o    Expenses
     o Exchange of FirstService Stock Certificates and Payment of Cash Consideration
     o    Regulatory Approvals
     o    Management and Operations After the Merger
     o    Employment; Severance
     o    Employee Benefits
     o    Interests of Management and Others in the Merger
          o    Share Ownership
          o    Board Positions and Compensation
          o    Indemnification and Insurance
          o    Stock Options
          o    Continued Employment
          o    Employee Benefits
     o    Employment Contracts and Benefits for Key Management Employees
          o     John C. Spier Employment Arrangement and Benefits
          o     Donald P. Worthington Employment Arrangement and Benefits
          o     Blair T. Rush Employment Arrangement and Benefits
          o     A. Lee Roberts Benefits
     o    Accounting Treatment
     o    Certain Federal Income Tax Consequences
     o    Resale of National Penn Common Stock
     o    Rights of Dissenting Shareholders

INFORMATION WITH RESPECT TO NATIONAL PENN AND NATIONAL PENN BANK
     o    General
     o    New National Penn Directors and Executive Officers

INFORMATION WITH RESPECT TO FIRSTSERVICE
     o    General Nature and Scope of Business
     o    Properties
     o    Legal Proceedings
     o    Stock Ownership of Management and Principal Shareholders

DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES
     o    Common Stock
          o    Dividends
          o    Voting Rights
          o    Pre-Emptive Rights, Redemption
          o    Liquidation Rights
     o    Preferred Stock
     o    Shareholder Rights Plan
     o    Anti-Takeover Charter and Pennsylvania Law Provisions

COMPARISON OF SHAREHOLDERS' RIGHTS
     o    Directors
     o    Shareholder Meetings

     o    Required Shareholder Vote
     o    Inspection Rights
     o    Shareholder Rights Plan
     o    Anti-Takeover Provisions
     o    Voluntary Dissolution
     o    Dissenters Rights

EXPERTS

LEGAL MATTERS

OTHER BUSINESS

SHAREHOLDER PROPOSALS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

ANNEXES


A.   Merger Agreement

B.   Form of Voting Agreement

C.   Employment Agreements

D.   Opinion of Danielson Associates Inc.

E. National Bank Act Provisions Relating to Appraisal Rights of Dissenting Shareholders

F.   OCC Banking Circular on Stock Appraisals (BC-259)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of FirstService and a prospectus of National Penn. As a proxy statement, it is being provided to you because the FirstService board of directors is soliciting your proxy for use at the FirstService special meeting of shareholders called to consider and vote on the merger agreement among FirstService, National Penn and National Penn Bank. As a prospectus, it is being provided to you because National Penn is offering to exchange shares of its common stock and cash for your shares of FirstService common stock upon completion of the merger.

Q: WHY ARE FIRSTSERVICE AND NATIONAL PENN BANK PROPOSING TO MERGE?

A: We are proposing to merge FirstService with and into National Penn Bank because we believe that combining the strengths of the two banks is in the best interests of each company, its shareholders and customers. Please see "The Merger- FirstService Reasons for the Merger" and "The Merger- Recommendation of the FirstService Board of Directors," beginning at page _____, for the various factors considered by the FirstService board of directors in recommending that FirstService's shareholders vote FOR the proposal to approve the merger agreement and the merger.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, FirstService shareholders will receive .5954 share of National Penn common stock plus $3.90 for each share of FirstService common stock they own. This exchange ratio is subject to adjustment if the average closing sale price of National Penn common stock for the twenty-day trading period ending January 17, 2003 declines to less than $23.57 per share. In that event, the ratio would adjust to a ratio of .6038 share of National Penn common stock plus $3.90 for each share of FirstService common stock. There are additional protections for FirstService shareholders if the closing price for the National Penn common stock falls below $20.95 per share. See "The Merger-What You Will Receive in the Merger," beginning at page ___.

Q: WHY IS THE EXCHANGE RATIO SHOWN HERE DIFFERENT FROM THAT IN THE MERGER AGREEMENT?

A: The merger agreement stated that the exchange ratio would be appropriately adjusted to reflect certain events relating to National Penn common stock. These events include the issuance of a stock dividend, a stock split or a reclassification of National Penn common stock. On October 23, 2002, National Penn declared a 5% stock dividend which was distributed on December 27, 2002, to shareholders of record as of December 6, 2002. Accordingly, information such as exchange ratio, historical per share data, purchase price adjustment break points and related information contained in this proxy statement/prospectus has been adjusted to reflect this stock dividend. National Penn has declared either a stock split or stock dividend each year for the past 25 years. The result of the recent stock dividend is a 5% upward adjustment in the exchange ratio.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for federal income tax purposes, the merger will be partially taxable to each FirstService shareholder. We expect that you will be required to recognize as taxable income any gain to the extent that you receive cash in the merger, including cash in lieu of a fractional share of National Penn common stock. You will not be entitled to recognize any loss realized. We will have no obligation to complete the merger unless both National Penn and FirstService receive legal opinions that the common stock exchange portion of the merger (as opposed to the payment of cash) will qualify as a transaction that is generally tax-free for federal income tax purposes. The legal opinion will not bind the Internal Revenue Service, however, and the Internal Revenue Service could take a different view of the transaction.

We urge you to consult your tax advisor to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "The Merger - Certain Federal Income Tax Consequences," beginning at page ___.

Q:  DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: Yes. Under the National Bank Act, FirstService shareholders have rights to dissent from the merger agreement and the merger and to receive a payment in cash for the value of their shares of FirstService common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters' rights, you must follow precisely the required statutory procedures. If you hold shares of FirstService common stock and you dissent from the merger agreement and the merger and follow the required procedures precisely, your shares of FirstService common stock will not be exchanged for shares of National Penn common stock and cash upon completion of the merger. Instead, your only right will be to receive a cash payment for the value of your shares, as that value is determined by the appraisal process. If you fail to follow the procedures precisely, you might not be able to perfect your dissenters' rights and receive cash for the value of your shares. See "The Merger - Rights of Dissenting Shareholders," beginning at page ___ and the information at Annexes E and F, below.

Q:  ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger must be approved by the Office of the Comptroller of the Currency and by holders of two-thirds of the outstanding FirstService shares. As of the date of this proxy statement/prospectus, an application for approval has been filed with the Office of the Comptroller of the Currency; approval is pending. National Penn shareholders do not have to approve the merger; accordingly, National Penn shareholders will not vote on this proposal. Completion of the merger is also subject to certain other conditions, including no material adverse change in the financial condition of National Penn or FirstService. See "The Merger - Conditions to the Merger," beginning at page
___.

Q:  WHAT DOES THE FIRSTSERVICE BOARD OF DIRECTORS RECOMMEND?

A: The FirstService board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of FirstService and its shareholders. Accordingly, the FirstService board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Q:  ARE THERE RISKS ASSOCIATED WITH NATIONAL PENN STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see "Risk Factors," beginning at page____ and "Special Considerations," beginning at page____.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the FirstService special meeting. In addition, you may attend the FirstService special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger. If you do not vote or abstain from voting, the effect will be the same as a vote against the merger agreement and the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are two ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before our special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary or Assistant Secretary of FirstService at any time prior to the vote on the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  WHY IS IT IMPORTANT FOR ME TO VOTE?

A: We cannot complete the merger without the approval of holders of two-thirds of the outstanding shares of FirstService common stock.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Promptly following completion of the merger, National Penn will mail to all former FirstService shareholders instructions for exchanging their stock certificates.

Q:  IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about National Penn that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by National Penn with the Securities and Exchange Commission. This means that National Penn may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference," beginning at page ___, for a list of documents that National Penn has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHY HAVEN'T YOU INCLUDED FINANCIAL INFORMATION ABOUT FIRSTSERVICE IN THIS DOCUMENT?

A: As a FirstService shareholder, you receive annual and summary unaudited quarterly financial information as distributed by FirstService to its shareholders. In considering the proposed merger, we believe you are in more need of information concerning National Penn. Due to the size of National Penn relative to the size of FirstService, financial information about FirstService is not material to the National Penn financial information. Furthermore, financial information about FirstService is not required to be provided in this proxy statement/prospectus by any applicable law or regulation. However, if you require copies of FirstService's most recent quarterly and annual reports to shareholders, you may obtain them from FirstService. See "How to Obtain More Information" on page ___.

Q:  WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement/prospectus may update information contained in one or more of the National Penn documents incorporated by reference. Similarly, information in documents that National Penn may file after the date of this proxy statement/prospectus may update information contained in this proxy statement/prospectus or information contained in previously filed documents.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger in late February 2003.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: If you have questions about the special meeting or if you need additional copies of this proxy statement/prospectus, you should contact:

FirstService Bank
152 North Main Street
Doylestown, Pennsylvania 18901
Attention: A. Lee Roberts
           Secretary
Telephone: (215) 230-6946
E-mail:    aroberts@firstservicebankonline.com


                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         This proxy statement/prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of each of FirstService, National Penn and National Penn Bank. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" or similar words or expressions.

         These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. See "Risk Factors" beginning on page ___ of this proxy statement/prospectus.

         Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution FirstService shareholders not to place undue reliance on such statements. These statements speak only as of the date of this proxy statement/prospectus or, if made in any document incorporated by reference, as of the date of that document.

         All written or oral forward-looking statements attributable to National Penn, National Penn Bank, or FirstService or any person acting on their behalf made after the date of this proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither National Penn, National Penn Bank, nor FirstService undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement/prospectus.

         On October 23, 2002, the board of directors of National Penn declared a 5% stock dividend which was distributed on December 27, 2002, to shareholders of record on December 6, 2002. All historical per share data, exchange ratio, purchase price adjustment break points and related information contained in this proxy statement/prospectus are adjusted, as necessary, to reflect this stock dividend.

The Companies (See page _____ for FirstService and page ______ for National Penn and National Penn Bank)

FirstService Bank
152 North Main Street
Doylestown, Pennsylvania 18901
(215) 230-4920

         FirstService is a banking corporation organized on January 26, 1995 under the banking laws of the Commonwealth of Pennsylvania. FirstService has seven offices in Bucks and Montgomery Counties, Pennsylvania, and offers a broad range of personal and commercial banking services, including deposit accounts (such as checking, NOW, money market, savings and certificates of deposit) and loans (such as commercial, installment and student loans and fixed and adjustable rate residential mortgages). Through its subsidiaries, FirstService also offers casualty insurance, non-deposit investment products and title insurance. As of September 30, 2002, FirstService had total consolidated assets of $383,243,164, consolidated loans of approximately $215,156,491, consolidated deposits of approximately $256,188,254, and consolidated shareholders' equity of approximately $31,018,517.

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512
(610) 367-6001

         National Penn Bancshares, Inc. is a Pennsylvania business corporation and a registered bank holding company headquartered in Boyertown, Pennsylvania. National Penn provides a diversified range of financial services in the communities in which it operates principally through its two banking subsidiaries, National Penn Bank and Panasia Bank, N.A.

         As of September 30, 2002, National Penn had consolidated assets of approximately $2.9 billion, consolidated loans of approximately $1.9 billion, consolidated deposits of approximately $2.13 billion, and consolidated shareholders' equity of approximately $220 million.

         National Penn Bank is a national bank chartered under the National Bank Act. Prior to August 1, 1993, National Penn Bank's name was National Bank of Boyertown. On that date, the bank's name was changed to National Penn Bank. National Penn Bank is headquartered in Boyertown, Pennsylvania. It is one of the largest commercial banks headquartered in southeastern Pennsylvania. National Penn Bank operates 59 community offices throughout nine counties in southeastern Pennsylvania.

         National Penn Bank is engaged in the commercial and retail banking business. National Penn Bank provides checking and savings accounts, time deposits, personal, business, residential mortgage, educational loans, interbank credit cards, and safe deposit and night depository facilities. Panasia Bank, N.A. is a national bank chartered under the National Bank Act as of November 3, 2000. Prior to that date, Panasia was a New Jersey state-chartered bank. Panasia is headquartered in Fort Lee, New Jersey.

         Panasia primarily serves the Asian-American market and operates four community offices in northern New Jersey, two community offices in southeastern Pennsylvania and one community office in northern Virginia.

         Like National Penn Bank, Panasia is engaged in the commercial and retail banking business. It also provides checking and savings accounts, time deposits, personal, business, residential mortgage, educational loans, credit cards, and safe deposit and night depository facilities.

The Merger (See page _____)

         National Penn will acquire FirstService by merging FirstService with and into National Penn Bank. FirstService will cease to exist, and FirstService's business will be conducted by National Penn Bank as the surviving bank in the merger. National Penn Bank will then establish a separate banking division called "FirstService Bank, a division of National Penn Bank" and will establish the "FirstService Division Board of Directors" to advise National Penn Bank from time to time regarding business development, marketing and expansion of the FirstService Division.

         A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

FirstService shareholders will receive .5954 share of National Penn common stock plus $3.90 for each share of FirstService common stock (See pages ___ and ____)

         If the merger is completed, you will receive .5954 share of National Penn common stock plus $3.90 for each share of FirstService common stock you own. If the average closing sale price of National Penn common stock for the twenty-day trading period ending January 17, 2003 declines to less than $23.57 per share, then the exchange ratio would adjust to a ratio of .6038 share of National Penn common stock plus $3.90 for each share of FirstService common stock. In certain circumstances, the exchange ratio may be adjusted further as discussed below in this Summary at "Amendment or Termination of Merger is Possible."

         The exchange ratio will be further adjusted proportionately if National Penn makes any stock splits, stock dividends or similar distributions.

         National Penn will not issue any fractions of a share of common stock. Rather, in addition to a cash consideration of $3.90 per share of FirstService common stock, National Penn will pay cash (without interest) for any fractional share interest any FirstService shareholder would otherwise receive in the merger.

No federal income tax on shares received in the merger; cash received may be subject to federal income tax (See page _____)

         We expect that, for federal income tax purposes, you will recognize taxable gain only to the extent you receive cash in the merger (including any cash paid to you in lieu of a fractional share of National Penn common stock). You will not be able to recognize any loss realized. A condition to completing the merger is that both FirstService and National Penn receive opinions of their respective legal counsel or independent certified public accountants substantially to this effect.

         Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

Our reasons for proposing the merger (See page ____ for FirstService, page ____ for National Penn)

         FirstService's board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interest of FirstService and its shareholders. If the merger is consummated, you will own stock in a larger and more diversified corporation. National Penn common stock is traded on the Nasdaq Stock Market's National Market System while there is a limited trading market for FirstService common stock.

         In unanimously approving the merger agreement, your board considered, among other things, the terms of the merger agreement, including the financial terms and income tax consequences of the transaction, the historical market prices of National Penn common stock, the historical cash dividends paid on

National Penn common stock compared with those paid on FirstService common stock, the competitive environment facing FirstService and the business and prospects of National Penn.

         National Penn's board of directors believes that the proposed merger is a "fill-in" strategic fit with, and an enhancement of, National Penn's existing revenues and franchise value in Bucks and Montgomery Counties, Pennsylvania.

FirstService's board recommendation to you (See page ____)

         The board of directors of FirstService unanimously approved the merger agreement and the merger, and unanimously recommends that you vote "FOR" approval of these matters.

FirstService's financial advisor says the consideration that FirstService shareholders will receive in the merger is fair (See page _____)

         Danielson Associates Inc., financial advisor to FirstService, has provided a written fairness opinion dated September 24, 2002 and updated on December __, 2002 to FirstService's board of directors that, as of that date (and as updated), the aggregate consideration to be paid in the merger is fair to FirstService and its shareholders from a financial point of view. A copy of the fairness opinion is attached to this proxy statement/prospectus as Annex D. You should read the fairness opinion in its entirety.

         FirstService has agreed to pay Danielson Associates Inc. a fee equal to one-half percent of the transaction's value at closing. At the time of the announcement of the merger agreement, this fee would have been approximately $472,000.

Special meeting of FirstService shareholders to be held February 4, 2003 (See page ____)

         A special meeting of FirstService shareholders will be held at Doylestown Country Club, Green Street in Doylestown, Pennsylvania on Tuesday, February 4, 2003, at 9:00 a.m., local time.

         At the special meeting, FirstService will ask you:

         o To approve the merger agreement, which will approve the merger of First Service into National Penn Bank and related matters; and

         o To act on any other matters that may be put to a vote at the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Who can vote (See page _____)

         You are entitled to vote at the special meeting if you owned shares of FirstService common stock at the close of business on the record date of December 27, 2002. You will have one vote for each share of FirstService common stock that you owned on that date. On December 27, 2002, there were ________ shares of FirstService common stock outstanding.

         You may vote either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to FirstService in the enclosed envelope.

         FirstService is seeking your proxy to use at the special meeting. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to FirstService. If you elect not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for approval of the merger. If you sign a proxy, you may revoke it by written notice to the Secretary or Assistant Secretary of FirstService at any time before it is voted at the special meeting.

         You cannot vote shares held in "street name." Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Approval of two-thirds of outstanding FirstService shares is required for the merger (See page ____)

         The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of two-thirds of the outstanding shares of FirstService common stock. Each holder of shares of FirstService common stock outstanding on the record date will be entitled to one vote for each share held of record. Since the vote required for approval of the merger is a percentage of all outstanding shares of FirstService common stock, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

         National Penn shareholders will not vote on the merger.

Shares owned by FirstService directors and executive officers and their agreement to vote in favor of the merger (See page ___)

         On the record date, directors and executive officers of FirstService had sole or shared voting power over 1,836,409 shares of FirstService common stock, or approximately 43% of the shares of FirstService common stock outstanding on the record date.

         The directors and executive officers of FirstService have agreed in writing with National Penn to vote all shares of FirstService common stock for which they have sole or shared voting power on the record date in favor of approval of the merger agreement and the merger. Based upon the voting agreements in place with directors and executive officers, 1,048,360 of the remaining 2,469,217 shares outstanding will be required to obtain the required two-thirds vote necessary to approve the merger.

         On the record date, National Penn's directors and executive officers, and their immediate family members and entities they control, own 19,999 shares of FirstService common stock, and National Penn holds no shares of FirstService common stock other than shares held in a fiduciary capacity for others.

Interests of FirstService directors and management in the merger (See page ___)

         The directors and executive officers of FirstService have interests in the merger as directors and employees that are different from yours as a FirstService shareholder. These interests include, among others, provisions in the merger agreement regarding various National Penn and National Penn Bank board and advisory positions, as well as continued employment and related compensation under employment agreements or supplemental executive retirement plan agreements for certain officers, indemnification, insurance, substitute stock options, and eligibility to participate in various National Penn employee benefit plans.

         FirstService's board of directors was aware of these interests and considered them in approving and recommending the merger.

Merger expected to occur in first quarter 2003 (See page ____)

         The merger will become final when the Office of the Comptroller of the Currency certifies its effectiveness. If FirstService shareholders approve the merger at the special meeting, we currently anticipate that the merger will be completed in late February 2003, although delays could occur.

         We cannot assure you that we can obtain the necessary shareholder approval or that the other conditions precedent to the merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before merger will be completed (See page ____)

         Our obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Comptroller of the Currency. As of the date of this proxy statement/prospectus, an application for approval has been filed with the Office of the Comptroller of the Currency; approval is pending. In addition to the required regulatory approval, the merger will only be completed if certain conditions, including the following, are met:

         o FirstService shareholders approve the merger at the special meeting.

         o We each receive opinions from our respective counsel or independent certified public accountants that the merger (other than the cash consideration paid to FirstService shareholders) will qualify as a tax-free reorganization.

         o Neither of us has breached any of our respective representations or obligations under the agreement.

         The merger agreement attached to this proxy statement/prospectus as Annex A describes other conditions that must be met before the merger may be completed.

Amendment or termination of merger is possible (See page ___)

         The merger agreement may be amended by our written agreement. We can amend the agreement to a certain extent without shareholder approval, even if you have already approved the merger.

         We may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by March 31, 2003, unless the party's breach is the reason the merger has not been completed.

         FirstService may terminate the merger agreement, at any time from January 17, 2003 through January 27, 2003, if the average closing sale price of National Penn common stock for the 20 trading days ending on January 17, 2003:

         o    Is less than $20.95 per share, but not less than $19.64 per share;
              and

         o Underperforms a group of bank holding company stocks by more than 5% between the date of the merger agreement and the end of the 20 trading-day period.

         National Penn may nullify, at any time during the five-day period following receipt of a termination notice by FirstService, any such termination of the merger agreement by increasing the exchange ratio to .6111 share of National Penn common stock plus $3.90 for each share of FirstService common stock.

         FirstService may also terminate the merger agreement at any time from January 17, 2003 through January 27, 2003 if the average closing sale price of National Penn common stock for the 20 trading-day period ending January 17, 2003 falls below $19.64 per share.

Rights of National Penn shareholders differ from those of FirstService shareholders (See pages )

         When the merger is completed, you will automatically become a National Penn shareholder. The rights of National Penn shareholders differ from the rights of FirstService shareholders in certain important ways. Many of these have to do with provisions in National Penn's articles of incorporation and bylaws that differ from those of FirstService's. Some of these provisions are intended to make a takeover of National Penn harder if National Penn's board of directors does not approve it.

FirstService shareholders have dissenters' appraisal rights  (See page _____)

         Under the National Bank Act, FirstService shareholders have dissenters' rights. If dissenting shareholders follow all prescribed procedures, they will have the right to receive payment in cash of the value of their shares of FirstService common stock as determined by an appraisal process rather than receiving shares of National Penn common stock and cash as provided in the merger agreement. TO PERFECT THEIR DISSENTERS' RIGHTS, HOLDERS OF SHARES OF FIRSTSERVICE COMMON STOCK MUST FOLLOW PRECISELY THE REQUIRED STATUTORY PROCEDURES, INCLUDING FILING NOTICES WITH FIRSTSERVICE, OR VOTING AGAINST THE MERGER AGREEMENT AND THE MERGER. If you hold shares of FirstService common stock and you dissent from the merger agreement and the merger and follow the required procedures, your shares of FirstService common stock will not become shares of National Penn common stock upon completion of the merger. Instead, your only right will be to receive the value of your shares in cash, as the value is determined by an appraisal process. The value determined by this appraisal process may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive cash payment for the value of your shares. Such cash payment will be fully taxable to you.

         If you fail to follow the procedures precisely, you might not be able to perfect your dissenters' rights and receive cash for the value of your shares, but instead will only be entitled to receive shares of National Penn common stock plus $3.90 per share in exchange for your shares of FirstService common stock. We have attached, as Annexes E and F to this document, the applicable provisions of the National Bank Act relative to dissenters' rights. See "Rights of Dissenting Shareholders," beginning at page _____.

Stock certificates to be exchanged after merger is complete (See page ______)

         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your FirstService stock certificates in exchange for National Penn stock certificates and the cash consideration of $3.90 per share. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for

FirstService common stock. Please do not send FirstService, National Penn or National Penn's transfer agent any stock certificates until you receive these instructions.

         If you do not have stock certificates but hold shares of FirstService common stock in "street name," your broker will automatically exchange the shares upon completion of the merger.


Market Price and Dividend Information

         FirstService

         FirstService common stock is not listed on the Nasdaq Stock Market's National Market or SmallCap Market or on any stock exchange. FirstService common stock is owned by ________ holders of record as of the record date, December 27, 2002. No established trading market for FirstService common stock exists, and over the years little trading in FirstService common stock has occurred. Information concerning these trading prices has been omitted based on FirstService's belief that such prices are not necessarily representative of a fair market price for FirstService common stock during any particular period.

         Generally, dividends may be paid by FirstService only out of accumulated net earnings. Under the Banking Code, dividends may not be declared or paid if the surplus of FirstService would be reduced by the payment of such dividends.

         The following table sets forth for the periods indicated the amount of cash dividends declared for such quarter per share by FirstService.

                                                            Cash Dividend
2001                                                           Per Share
             First Quarter................................      $0.02
             Second Quarter...............................       0.03
             Third Quarter................................       0.03
             Fourth Quarter...............................       0.04
2002
             First Quarter................................       0.04
             Second Quarter...............................       0.04
             Third Quarter................................       0.04
             Fourth Quarter...............................       0.04

         FirstService is not aware of any available ask and bid quotations for its common stock. Information for high and low prices for FirstService common stock does not exist for September 23, 2002, the last full trading day prior to announcement of the execution of the merger agreement or on December 27, 2002, the last full trading day prior to the date of this proxy statement/prospectus.

         National Penn

         The shares of National Penn common stock are traded on the National Market tier of the Nasdaq Stock Market. The following table sets forth the high and low closing sale prices for shares of National Penn common stock and the cash dividends declared per share by National Penn for the periods indicated (amounts are adjusted to reflect the 5% stock dividend declared on October 23, 2002).

                                                       High         Low        Cash Dividend
                                                       ----         ---           Per Share
                                                                                  ---------
2001
         First Quarter.............................  $22.6953     $17.7846          $0.19
         Second Quarter............................   22.1914      18.2894           0.20
         Third Quarter.............................   21.4664      18.0490           0.20
         Fourth Quarter............................   23.1157      20.9524           0.20
2002
         First Quarter.............................   24.2476      21.3810           0.21
         Second Quarter............................   26.1619      23.1810           0.21
         Third Quarter.............................   26.7619      22.3705           0.21
         Fourth Quarter(through December 27, 2002).                                  0.22


         On September 23, 2002, last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the last sale price of National Penn common stock on the Nasdaq National Market were as follows:

                                                             September 23, 2002

                                                    High            Low           Last Sale
                                                    ----            ---             Price
                                                                                    -----
National Penn.................................    $26.5810       $26.0000          $26.5238


         On December 27, 2002, the last full trading day prior to the date of this proxy statement/prospectus, the reported high and low sales prices and the last sale price of National Penn common stock on the Nasdaq National Market were as follows:

                                                         December 27, 2002
                                                                                Last Sale
                                                   High         Low              Price
                                                   ----         ---              -----
National Penn.................................

         Shareholders are urged to obtain current market quotations for shares of National Penn common stock.

         As of December 27, 2002, there were _______________ shares of National Penn common stock outstanding, held of record by approximately _______ shareholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for __ additional shares of National Penn common stock. The information contained in this summary reflects the 5% stock dividend declared by National Penn on October 23, 2002, that was distributed on December 27, 2002 to shareholders of record as of December 6, 2002.

         Holders of National Penn common stock are entitled to receive dividends, when declared by National Penn's board of directors, out of funds that are legally available for dividends. National Penn primarily obtains funds for the payment of dividends from dividends paid by its principal banking subsidiary, National Penn Bank. National Penn Bank is subject to certain legal restrictions on the amount of dividends it can pay to National Penn.

         National Penn maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of National Penn common stock. The plan contains a voluntary cash payment feature.

Selected Historical Financial Data for National Penn


Five-Year Statistical Summary

                                    As of and for the nine
(Dollars in thousands, except               months
per share data)                       ended September 30,                 As of and for the years ended December 31,
                                   -------------------------    ------------------------------------------------------------------

  Year Ended                           2002          2001           2001         2000          1999          1998           1997
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
  STATEMENTS OF CONDITION
Total assets                        $2,895,407    $2,701,605    $2,727,482    $2,615,447    $2,351,968    $2,222,970    $1,892,678
Total deposits                       2,134,180     1,989,253     2,076,795     1,909,591     1,683,850     1,558,745     1,424,252
Loans and leases, net                  826,835     1,786,792     1,814,162     1,759,887     1,622,140     1,485,346     1,356,965
Total investment securities             73,103       712,990       658,581       606,778       529,411       535,917       381,989
Total shareholders' equity             220,407       204,848       195,682       183,216       154,938       166,133       155,828


  EARNINGS
Total interest income                  129,928       143,517    $  188,497    $  192,403    $  172,223    $  161,271    $  144,861
  Total interest expense                48,694        73,203        92,512       103,977        86,765        80,203        65,672
    Net interest income                 81,234        70,314        95,985        88,426        85,458        81,068        79,189
  Provision for loan and lease
     losses                             11,250         6,500         9,000         7,325         6,570         6,200         5,641
    Net interest income after
     provision for loan and
     lease losses                       69,984        63,814        86,985        81,101        78,888        74,868        73,548
  Other income                          29,198        25,726        34,502        27,659        24,037        19,406        14,045
  Other expenses                        65,107        58,606        80,723        75,282        69,458        64,508        56,906
    Income before income taxes          34,075        30,934        40,764        33,478        33,467        29,766        30,687

  Income taxes                           7,061         6,802         8,030         5,690         5,816         6,304         8,553
     Net income                         27,014    $   24,132    $   32,734    $   27,788    $   27,651    $   23,462    $   22,134


Cash dividends paid                 $   13,261    $   12,571    $   16,519    $   14,539    $   13,595    $   10,318    $    9,051

  Return on average assets(1)             1.30          1.24%         1.25%         1.13%         1.21%         1.14%         1.26%
  Return on average shareholders'
    equity(1)                            17.50         16.80%        16.77%        17.25%        17.24%        14.70%        15.00%
  Return on average realized
    shareholders' equity(1)(2)           18.40         17.40%        17.48%        16.20%        17.57%        15.53%        15.30%

Percent shareholders' equity to
  assets                                  7.61%         7.58%         7.17%         7.01%         6.59%         7.47%         8.23%

  PER SHARE DATA
Book value per share(3)                  10.61          9.75          9.35          8.75          7.43          7.92          7.39
Realized book value per share (2)         9.61          9.11          9.20          8.62          7.99          7.47          7.03
Basic earnings (3)                  $     1.30    $     1.15    $     1.56    $     1.33    $     1.32    $     1.12    $     1.05
  Diluted earnings (3)                    1.28          1.14          1.54          1.32          1.30          1.10          1.03
  Dividends paid in cash (3)              0.63          0.59          0.79          0.70          0.65          0.50          0.43
  Dividends paid in stock                    5%            3%            3%            5%            5%      5-for-4       4-for-3

(1) Interim ratios have been annualized for purposes of comparability with year-end data.

(2) Excluding unrealized gains (losses) on investment securities available for sale.

(3) Restated to reflect 5% stock dividend in December 2002, 3% stock dividend in 2001, 5% stock dividends in 2000 and 1999, a 5-for-4 stock split in 1998, and a 4-for3 stock split in 1997.

                                  RISK FACTORS

         By approving the merger, FirstService shareholders will be choosing to invest in National Penn's common stock and receive cash in exchange for shares of FirstService common stock. An investment in National Penn's common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in "A Warning About Forward-Looking Information," on page ____, you should carefully consider the matters described below in determining whether to approve the merger agreement.

THE VALUE OF WHAT YOU WILL RECEIVE IN THE MERGER WILL RISE AND FALL AS THE MARKET PRICE OF NATIONAL PENN COMMON STOCK RISES AND FALLS.

         Between the date of this document and the effective date of the merger, and following the merger, the market price of National Penn common stock will rise and fall. Changes in the price of National Penn common stock will affect the value of what you will receive. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in National Penn's business, operations and prospects, and regulatory considerations. Many of these factors are beyond National Penn's control. We urge you to obtain current market quotations for National Penn common stock.

YOU WILL HAVE LESS INFLUENCE AS A SHAREHOLDER OF NATIONAL PENN THAN AS A SHAREHOLDER OF FIRSTSERVICE.

         The shareholders of FirstService currently have the right to control FirstService through their ability to elect the board of directors of FirstService and vote on other matters affecting FirstService. The merger will transfer control of FirstService to National Penn. After completion of the merger, former FirstService shareholders will own less than __% of National Penn's outstanding common stock (excluding stock options). Consequently, the former FirstService shareholders will exercise much less influence over the management and policies of National Penn than they currently exercise over the management and policies of FirstService.

THE MARKET PRICE OF THE SHARES OF NATIONAL PENN COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF FIRSTSERVICE COMMON STOCK.

         Upon completion of the merger, holders of FirstService common stock will become holders of National Penn common stock. National Penn's current businesses and markets differ from those of FirstService, and, accordingly, the results of operations of National Penn after the merger may be affected by factors different from those currently affecting the results of operations of FirstService. For a discussion of the businesses of National Penn and FirstService and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under "Incorporation of Certain Information by Reference," beginning at page ____.

THE SHARE PRICE OF NATIONAL PENN COMMON STOCK ON THE NASDAQ NATIONAL MARKET IS SUBJECT TO MARKET FLUCTUATIONS.

         The share price of National Penn common stock on the Nasdaq National Market is by its nature subject to the general price changes in the market for publicly traded equity securities. These price increases and declines are not necessarily related to a change in the financial performance or condition of National Penn.

NATIONAL PENN FACES STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES, WHICH COULD HURT ITS BUSINESS.

         After the merger, National Penn will continue to conduct its banking operations almost entirely in markets located in southeastern Pennsylvania and northern New Jersey. Increased competition in its markets may result in reduced loans and deposits for National Penn. Many competitors offer the principal banking services that National Penn offers in its service areas. These competitors include banks, finance companies, brokerage firms, insurance companies, investment advisors, credit unions, savings and loan institutions, mortgage banks and other financial intermediaries. In particular, National Penn's competitors include several of the nation's largest financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain more banking locations than National Penn and mount more extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. National Penn also faces competition from financial institutions physically located outside National Penn's markets that have opened loan production offices or that solicit deposits and the sale of other products and services in their respective market areas. If National Penn is unable to attract and retain banking customers, National Penn may be unable to continue its loan and deposit growth and its results of operations and financial condition may otherwise be adversely affected.

CHANGES IN ECONOMIC CONDITIONS COULD HURT NATIONAL PENN'S BUSINESS MATERIALLY.

         National Penn's business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond its control. A deterioration in economic conditions could have the following consequences, any of which could hurt National Penn's business materially:

         o     loan delinquencies may increase;

         o     problem assets and foreclosures may increase;

         o     demand for National Penn's products and services may decline;

         o     low-cost or non-interest bearing deposits may decrease; and

         o collateral for loans may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans.

NATIONAL PENN'S BUSINESS IS SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT ITS FINANCIAL PERFORMANCE.

         Changes in the interest rate environment may reduce profits. The primary source of income for National Penn is the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect National Penn's net interest spread, asset quality, loan origination volume and overall profitability.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT NATIONAL PENN'S FUTURE GROWTH.

         National Penn and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National Penn and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect National Penn's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National Penn, these changes could be materially adverse to National Penn's shareholders.

NATIONAL PENN'S ABILITY TO PAY DIVIDENDS DEPENDS PRIMARILY ON DIVIDENDS FROM ITS PRINCIPAL BANKING SUBSIDIARY, WHICH ARE SUBJECT TO REGULATORY LIMITS.

         National Penn is a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of National Penn's assets are held by its direct and indirect subsidiaries.

         National Penn's ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, National Penn Bank, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of the banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. At September 30, 2002, approximately $29,952,000 was available without the need for regulatory approval, for the payment of dividends to National Penn from its banking subsidiaries. There is no assurance that National Penn's subsidiaries will be able to pay dividends in the future or that National Penn will generate adequate cash flow to pay dividends in the future. National Penn's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

NATIONAL PENN'S FUTURE ACQUISITIONS COULD DILUTE YOUR OWNERSHIP OF NATIONAL PENN AND MAY CAUSE NATIONAL PENN TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

         National Penn has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. National Penn may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in National Penn. Future business acquisitions could be material to National Penn, and the degree of success achieved in acquiring and integrating these businesses into National Penn could have a material effect on the value of National Penn common stock. In addition, any such acquisition could require National Penn to use substantial cash or other liquid assets or to incur debt. In those events, National Penn could become more susceptible to economic downturns and competitive pressures.

THE LONG-TERM ECONOMIC EFFECTS OF TERRORIST ATTACKS ON THE UNITED STATES, POSSIBLE WAR WITH IRAQ AND AN ECONOMIC SLOWDOWN COULD NEGATIVELY AFFECT FINANCIAL CONDITION.

         On September 11, 2001, New York City and the Washington, D.C. area suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined, and the ultimate cost associated with these attacks and related incidents may place significant burdens on the United States economy as a whole. If these acts or additional terrorist attacks or other factors cause or worsen an overall economic decline, the financial condition and operating results of National Penn could be materially adversely affected. In the event the United States and its allies take military action against the government of Iraq, the short and/or long term economic impact upon the financial markets in general could be negative. In addition, events such as the ones referred to could cause or contribute to a general decline in equity valuations which in turn could reduce the market value of your investment in National Penn stock.


                             SPECIAL CONSIDERATIONS

FAILURE TO COMPLETE THE MERGER COULD SEVERELY DISADVANTAGE FIRSTSERVICE.

         In order to complete the merger, FirstService must focus on meeting all merger conditions. If for any reason the merger does not occur, that failure could adversely affect FirstService's business and make it difficult for FirstService to attract other acquisition partners. Additionally, if the merger should fail to occur in certain circumstances that relate to a possible combination of FirstService with another acquirer, FirstService could be obligated to pay National Penn $5,000,000 as a termination fee. See "The Merger
- Termination Fee," beginning at page ___.

IF THE MERGER HAS NOT OCCURRED BY MARCH 31, 2003, EITHER NATIONAL PENN OR FIRSTSERVICE IS GENERALLY FREE TO CHOOSE NOT TO PROCEED WITH THE MERGER.

         Either National Penn or FirstService may terminate the merger agreement if the merger has not been completed by March 31, 2003, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. See "The Merger - Termination; Possible Exchange Rate Increase; and Termination Fee," beginning at page ___. There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2003. See "The Merger - Conditions to the Merger," beginning at page ___.

                THE FIRSTSERVICE SPECIAL MEETING OF SHAREHOLDERS


When and Where the Special Meeting will be Held

      FirstService will hold a special meeting of its shareholders at the Doylestown Country Club on Green Street in Doylestown, Pennsylvania, at 9:00 a.m., local time, on February 4, 2003.

What will be Voted on at the Special Meeting

      At the special meeting, FirstService shareholders will consider and vote on:

         o A proposal to approve the merger agreement, which will approve the merger of FirstService into National Penn Bank and related matters; and

         o Such other business as may properly come before the special meeting, which may include a motion to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

      If a quorum is not present, or if fewer shares of FirstService common stock are voted in favor of the merger agreement and the merger than the number required for approval, it is expected that the meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger. The holders of a majority of the shares present at the meeting would be required to approve any adjournment of the meeting.

Shareholders Entitled to Vote

      FirstService has set December 27, 2002 as the record date to determine which FirstService shareholders will be entitled to vote at the special meeting. Only FirstService shareholders at the close of business on this record date will be entitled to vote at the special meeting. As of the record date, there were __________ shares of FirstService common stock outstanding and entitled to be voted at the special meeting, held by approximately _____ shareholders of record. Each holder of shares of FirstService common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

         In order to have a quorum, a majority of the total outstanding shares of FirstService common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

      We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

         o Shares of FirstService common stock held by persons attending the FirstService special meeting, whether or not they are voting, and

         o Shares of FirstService common stock for which FirstService has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements

      Approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of FirstService common stock entitled to vote at the meeting.

      Because the required vote is a percentage of the total outstanding shares, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement and the merger. Accordingly, the FirstService board urges FirstService shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

         The directors and certain executive officers of FirstService have agreed with National Penn to vote all shares of FirstService common stock for which they have voting power on the record date in favor of approval of the merger agreement and the merger. On the record date, directors and executive officers of FirstService had sole or shared voting power over 1,836,409 shares of FirstService common stock, or approximately 43% of the shares of FirstService common stock outstanding on the record date.

      No separate consideration was paid to any of the directors or executive officers for entering into the agreements regarding voting, however, the directors and executive officers of FirstService have interests in the merger as directors and employees that are different from those of FirstService shareholders. National Penn required that such agreements be executed as a condition to National Penn entering into the merger agreement. Based upon the voting agreements in place with directors and executive officers, 1,048,360 of the remaining 2,469,217 shares outstanding will be required to obtain the required two-thirds vote necessary to approve the merger.

Voting your Shares

      The FirstService board of directors is soliciting proxies from the FirstService shareholders. This will give you an opportunity to vote at the FirstService special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the FirstService special meeting and voting in person, it will have the same effect as voting against the merger. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares FOR approval of the merger agreement and the merger.

Changing your Vote

      Any FirstService shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

         o Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to A. Lee Roberts, Corporate Secretary of FirstService; or

         o     Submitting a later-dated proxy.

      You should send any written notice of revocation or subsequent proxy to FirstService, Attention: A. Lee Roberts, Corporate Secretary, 152 North Main Street, Doylestown, PA 18901, or hand deliver the notice of revocation or subsequent proxy to Mr. Roberts before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

      FirstService will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of FirstService may solicit proxies for the special meeting in person or by telephone, telegraph, facsimile or other means of communication. FirstService will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. FirstService will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and FirstService will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

                                   THE MERGER

         The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement/prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

         The merger agreement provides that:

         o FirstService will merge into National Penn Bank, a subsidiary of National Penn; and

         o You, as a shareholder of FirstService, will receive .5954 share of National Penn common stock plus $3.90 for each share of FirstService common stock that you own. We wish to remind you that this exchange ratio reflects an adjustment to take into account the 5% stock dividend declared on October 23, 2002 and distributed to National Penn shareholders on December 27, 2002.

         The board of directors of FirstService has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a shareholder. The FirstService board of directors unanimously recommends that you vote FOR the merger agreement and the merger.

         The directors of FirstService have interests in the merger as directors that are different from yours as a FirstService shareholder. These interests were considered by FirstService's board of directors before approving and recommending the merger.

Background of the Merger

         From time to time, FirstService received from representatives of other banking institutions preliminary expressions of interest in the possibility of engaging in a business combination with FirstService should FirstService be willing to consider such a transaction. Through 2001 and the first part of 2002, FirstService responded to such expressions of interest by affirming its strategy to create value as an independent institution.

         FirstService continued to receive expressions of interest from various banking institutions, including National Penn, in 2002. On June 20, 2002, John
C. Spier, president and chief executive officer of FirstService, and Donald P. Worthington, executive vice president of FirstService, met with Mr. Arnold Danielson of Danielson Associates Inc. to discuss recent expressions of interest and to establish a process for evaluating such expressions of interest, exploring other possible transactions, and assessing whether it might be in the best interests of FirstService to engage in a combination with another institution. As a result of this meeting, Mr. Spier and Mr. Worthington requested Mr. Danielson to make a presentation to the board of directors of FirstService about the strategic alternatives available to FirstService, including the possibility of a combination with another institution.

         On July 30, 2002, a special meeting of the board of directors was held, and following the presentation by Danielson Associates and discussion among the board, the officers of FirstService and Danielson Associates were authorized to solicit offers for the purchase of FirstService from qualified financial institutions. Pursuant to the board's authorization, FirstService entered into a written engagement of Danielson Associates on August 1, 2002.

         Working with FirstService executive management, Danielson Associates prepared a confidential information memorandum, which was distributed between August 16, 2002 and August 20, 2002 to five financial institutions, including National Penn. Interested financial institutions were requested to submit proposals for the acquisition of FirstService by September 6, 2002.

         Indications of interest were received from all five institutions, including National Penn. On September 8, 2002, the Executive Committee of FirstService Bank met to discuss the indications of interest that had been received. The Executive Committee voted unanimously to recommend to the board of directors that FirstService pursue a combination with National Penn. On September 11, 2002, the full board of directors met to consider the matter. Danielson Associates presented a detailed analysis of the expressions of interest that had been received. The board of directors unanimously voted to authorize Mr. Spier and Mr. Worthington to negotiate the final terms and conditions of a possible sale of FirstService to National Penn.

         Following the September 11, 2002 meeting, Mr. Spier and Mr. Worthington, working with legal counsel, negotiated a definitive merger agreement with National Penn. During this process, National Penn and FirstService each conducted due diligence reviews of the other's business and operations.

         On September 24, 2002, a special meeting of the board of directors was held, at which legal counsel and Danielson Associates were present. Danielson Associates reviewed the financial terms of the transaction and presented its opinion that the transaction was fair to FirstService shareholders from a financial point of view. Legal counsel reviewed the terms of the merger agreement, and after discussion, the merger agreement and the transactions contemplated thereby were unanimously approved by the FirstService board of directors. The merger agreement was entered into on September 24, 2002, after the meeting of the board of directors.

FirstService Reasons for the Merger

         In reaching its decision to approve the merger agreement with National Penn and the related transactions, the FirstService board of directors considered the advice of management and FirstService's outside legal and financial advisors, and based its decision on a number of factors, including, without limitation, the following:

                  (i) the terms of the merger agreement and the related transactions, including the financial terms of the transaction, the provisions relating to treatment of employees, and the fact that National Penn would be entitled to a termination fee if the merger agreement were terminated in certain circumstances;

                  (ii) National Penn's commitment to retain key executive management of FirstService in order to maximize the strategic value of the FirstService franchise;

                  (iii) the initial offering prices of the FirstService common stock, the prices at which shares of FirstService common stock had historically traded, and the limited trading market for FirstService common stock;

                  (iv) the fact that, to the extent that shareholders received National Penn shares in exchange for their shares of FirstService common stock, such exchange would be tax free to the FirstService shareholders;

                  (v) the terms of the exchange ratio, and the fact that the value received by FirstService shareholders could decline based on declines in the value of National Penn stock, offset by the provisions for an adjustment to the exchange ratio and the right of FirstService to terminate the merger agreement in certain circumstances based on the market performance of National Penn stock;

                  (vi) the historical market prices of National Penn common stock and the historical cash dividends paid on National Penn common stock compared with those paid on FirstService common stock;

                  (vii) the detailed financial analysis and other information presented by its financial advisor, Danielson Associates, and the opinion of Danielson Associates (including the assumptions and financial information and projections relied upon by it in arriving at such opinion) that the aggregate consideration to be received by the FirstService shareholders in the merger was fair to such shareholders;

                  (viii) the fact that the termination fee provided for in the merger agreement and certain other provisions of the agreement might discourage third parties from seeking to acquire FirstService, in light of the fact that National Penn was unwilling to enter into the merger agreement absent such a provision and the fact that the termination fee was provided for in order to increase the likelihood that the transaction would be completed;

                  (ix) the current and prospective economic and competitive environment facing the financial industry generally and FirstService in particular, including the ability of larger institutions to invest in technology, leverage fixed costs over larger markets, and provide a greater variety of products and services, and other benefits of operational scale;

                  (x) the board's perception of the business and prospects of National Penn and the fact that National Penn is a larger and more diversified company than FirstService; and

                  (xi) the board of director's perception that National Penn had a commitment to community banking and customer-oriented culture that was consistent with FirstService.

         In reaching the determination to approve the merger agreement and the related transactions, the FirstService board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, there can be no assurances that the benefits of the merger perceived by the FirstService board of directors and described above will be realized.

Recommendation of the FirstService Board of Directors

         The FirstService board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of FirstService and its shareholders. Accordingly, the FirstService board of directors unanimously recommends that FirstService shareholders vote "FOR" approval of the merger agreement and the merger.

Opinion of FirstService's Financial Advisor

         FirstService retained Danielson Associates Inc. to advise the FirstService board of directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of the offer to be acquired by National Penn. Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in connection with mergers, acquisitions and other securities transactions; and has knowledge of, and experience with, Pennsylvania markets and banking organizations operating in those markets. FirstService selected Danielson Associates because of its knowledge of, expertise with and reputation in the financial services industry.

      Danielson Associates reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision as to accepting the offer was ultimately made by the board of directors of FirstService. Danielson Associates rendered its opinion to the FirstService board of directors on September 24, 2002, which it subsequently updated and confirmed in writing on December __, 2002, that as of the date of such opinion

(as updated), the financial terms of the National Penn offer were "fair" to FirstService and its shareholders. A copy of Danielson Associates' opinion is attached to this proxy statement/prospectus as Annex D. No limitations were imposed by the FirstService board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

      In arriving at its opinion, Danielson Associates:

         o Reviewed certain business and financial information relating to FirstService and National Penn including, with respect to National Penn, call report data from 1999 through June 30, 2002, the annual reports on Form 10-K for 1999, 2000 and 2001 and National Penn's quarterly report on Form 10-Q for June 30, 2002.

         o Discussed the past and current operations, financial condition and prospects of FirstService and National Penn with FirstService senior executives.

         o Reviewed and compared the financial terms, to the extent publicly available, with comparable transactions. Reviewed the FirstService-National Penn merger agreement and certain related documents.

         o     Considered such other factors as were deemed appropriate.

      Danielson Associates did not obtain any independent appraisal of assets or liabilities of FirstService or National Penn. Further, Danielson Associates did not independently verify the information provided by FirstService or National Penn and assumed the accuracy and completeness of all such information.

      In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

      In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond FirstService's or National Penn's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

      The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

         "Fair" Value Analysis of National Penn Common Stock

         Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $94.5 million, based on National Penn's September 23, 2002 closing stock price, for all of the outstanding shares of FirstService common stock and options to purchase FirstService common stock, which will be paid in National Penn common stock, options to purchase National Penn common stock or cash. The analysis evaluated, among other things, possible dilution in earnings and capital per share for National Penn common stock.

         Comparable Companies

      To determine the "fair" value of the National Penn common stock to be exchanged for the common stock of FirstService, National Penn was compared to thirteen publicly-traded bank holding companies ("comparable banks" or the "comparative group"). These comparable banks had assets in the $1 billion to $10 billion range, no extraordinary characteristics and were located in Maryland, New Jersey and Pennsylvania.

         Summary and Description of Comparable Banks(1)

         Short Name of Institution          Assets(2)          Headquarters
         -------------------------          ---------          ------------
                                         (in millions)

         Community Banks                       $1,591        Harrisburg, Pa.
         F&M                                    1,916        Frederick, Md.
         Fulton                                 7,927        Lancaster, Pa.
         Harleysville National                  2,292        Harleysville, Pa.
         Lakeland                               1,126        Oak Ridge, N.J.
         Provident                              5,144        Baltimore, Md.
         Royal                                  1,021        Narberth, Pa.
         Sandy Spring                           2,159        Olney, Md.
         Sterling                               2,088        Lancaster, Pa.
         Susquehanna                            5,277        Lititz, Pa.
         United National                        2,060        Bridgewater, N.J.
         Univest                                1,293        Souderton, Pa.
         Valley National                        8,783        Wayne, N.J.

  (1)Publicly traded banks in Maryland, New Jersey and Pennsylvania with assets between $1 billion and $10 billion as of June 30, 2002.

  (2)June 30, 2002.

Source:  SNL Securities LC, Charlottesville, Virginia.

         Danielson Associates compared National Penn's financial performance, its balance sheet strength and its stock price with the medians of the comparative group. Among the financial performance criteria compared were net income, net operating income and return on average equity. The balance sheet items compared were equity, nonperforming assets, loan loss reserves and mix of loans and deposits. The current pricing ratios compared were price times earnings, price as a percent of book value, dividend yield, payout ratio and the average number of shares traded on a daily basis.

         National Penn - Comparable Banks Summary(1)


                                                                 Comparable
                                              National Penn     Bank Medians
                                              -------------     ------------

Income
  Net income/Average assets                        1.30%           1.23%
  Net operating income(2)/Average assets           2.08            1.86
  Return on average equity                        17.32           14.87

Balance Sheet
  Equity/Assets                                    7.50%           8.64%
  Nonperforming assets(3)/Assets                    .98             .50
  Loan loss reserves/Loans                         2.34            1.30
  Loans/Assets                                       69              62
  Deposits/Assets                                    74              77

Stock Price(4)
  Price/Earnings                                  15.6X           15.5X
  Price/Book                                        264%            212%
  Dividend yield                                   3.20%           3.33%
  Payout ratio                                       50%             47%
  Shares traded(5)                               22,327          22,568

(1) June 30, 2002 or the twelve months ending June 30, 2002.

(2) Net interest income plus noninterest income less operating expense.

(3) Nonperforming assets including loans 90 days past due and still accruing.

(4) Closing prices as of September 23, 2002 and financial data for June 30, 2002 or the twelve months ended June 30, 2002.

(5) Average daily volume for the past year.


Source:  SNL Securities LC, Charlottesville, Virginia.

         In making these comparisons, it was evident that National Penn's financial performance, balance sheet strength, stock liquidity and dividend policy were similar to the medians of the comparable banks. Its earnings when measured as a percent of average assets and equity were slightly higher; its equity capital, as a percent of assets was moderately less; its balance sheet mix was not materially different; and its dividend yield, payout ratio and average number of shares traded daily were almost identical.

         The only significant difference was National Penn's nonperforming assets at .98% of total assets as of June 30, 2002, which was almost double the median of the comparative group. This, however, was more than offset by loan loss reserves equal to 2.34% of loans, which was more than a full percentage point higher than the comparable bank median.

         With an overall financial situation, stock liquidity and dividend payout that similar to that of the comparable banks, National Penn's stock would be expected to trade within the comparative group's normal range of earnings multiples, approximately 14.5 to 16.5 times earnings as of September 23, 2002. National Penn not only traded within this range as of that date, but its multiple of earnings of 15.6 was almost identical to the 15.5 times earnings median of comparative group. Thus, the National Penn stock to be exchanged for FirstService common stock and options to buy FirstService common stock was "fairly" valued.

         Pro Forma Merger Analyses

      Danielson Associates analyzed the changes in earnings and book value represented by the receipt of about $94.5 million, for all of the outstanding shares of FirstService common stock and options to purchase common stock that will be paid in National Penn common stock, options to purchase National Penn common stock or cash. This analysis evaluated, among other things, the possible effect on National Penn's future earnings and capital per share and found that while the deal is dilutive to National Penn's pro forma earnings per share, even after expected cost savings, the dilution is not large and should not have a long-term negative impact on National Penn's earnings per share or stock price.

         Comparable Transaction Analysis

         Danielson Associates also compared the consideration to be paid by National Penn for all of the common stock and options to buy common stock of FirstService as a percent of book with the pricing of acquisitions nationally, regionally and in Pennsylvania. The national group was comprised of 42 transactions for the year 2002 through June 30, 2002 and had median price times earnings and price as a percent of book of 18.1 and 188%, respectively. The regional group which consisted of eight transactions in the Northeast, Middle Atlantic and Midwest states in 2002 through September 23, 2002 had median price times earnings and price as a percent of book of 18 and 221%, respectively. The comparable Pennsylvania transactions consisted of the following transactions which had roughly similar pricing: Sky Financial Group Inc. buying Three Rivers Bancorp, Inc. and S&T Bancorp, Inc. acquiring Peoples Financial Corporation, Inc. Sky Financial Group's offer to Three Rivers Bancorp was 19 times earnings and 192% of book, and S&T Bancorp's offer to Peoples Financial Corporation was reported as 17.1 times earnings and 215% of book.

                         Comparable Transaction Summary
                         ------------------------------

                                           Median Price
                                        ------------------
                                         Times     Percent         Number in
                                        Earnings   of Book           Sample
                                        --------   -------           ------


     Acquisition Pricing - 2002
       National median(1)                 18.1X        188%            42
       Regional median(2)                 18.0         221             8
       Pennsylvania average               18.1         204             2

         (1)Offer value in excess of $10 million through June 30, 2002.

         (2)In Northeast, Middle Atlantic and Midwest states with offer value in excess of $30 million through September 23, 2002.


If the recent bank acquisition pricing were applied to FirstService, it would suggest a value in the 17 to 19 times earnings range and about 200% of book. It is earnings, though, not book, that determines value if earnings are normal or can be normalized, which is the case with FirstService, and 17 to 19 times the most meaningful earnings for FirstService, its annualized second quarter earnings of $3,636,000, creates a value range prior to any adjustments of $61.8 million to $69.1 million.

      Discounted Dividends Analysis

      Danielson Associates applied present value calculations to FirstService's estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of FirstService common stock. The results of this analysis were consistent with recent acquisition pricing.

         Other Factors

         In addition to performing the analyses summarized above, Danielson Associates also considered other factors. These included the general market for bank acquisitions, the past financial performance, their market positions and future prospects and general economic conditions.

         Value Adjustments

         When the various components of FirstService's value are considered, it is better than a typical bank acquiree, particularly as it relates to growth, market and management. These variances have been recognized, collectively, as justifying, in our opinion, a 10% upward adjustment in "fair" value over comparable acquisition median ranges. This would make the adjusted "fair" value range for FirstService $68 to $76 million.

         Conclusion

         Since no comparable banks or bank acquisitions used in the various analyses are totally identical to National Penn, FirstService or the particulars of this merger, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices and bank acquisition prices of comparable banks are applicable to the stock and acquisition values in this merger.

         The above is only a summary description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinion. The text of the opinion of Danielson Associates dated September 24, 2002 and updated on December __, 2002, which sets forth the assumptions made and matters considered, is attached to this proxy statement/prospectus as Annex D. Danielson Associates' opinion is directed only to the "fairness" of the consideration received by FirstService shareholders and does not constitute a recommendation to any FirstService shareholder as to how such shareholder should vote relative to this merger.

         Compensation of Danielson Associates

         Pursuant to an agreement dated August 1, 2002, Danielson Associates will be paid a fee of one-half of one percent of the transaction's value at closing. At the time of the announcement of the merger, this fee would have been approximately $472,000.

National Penn's Reasons for the Merger

         National Penn's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of National Penn, which operate in strong markets that are geographically compatible with National Penn's operations, and which can be acquired at an acceptable cost. In evaluating acquisition opportunities, National Penn generally considers potential revenue enhancements and operating efficiencies, asset quality, interest rate risk, and management capabilities.

         In determining the terms of its proposal for FirstService and whether to enter into the merger agreement, National Penn's board of directors considered a number of factors, including the following:

         o The geographic location of FirstService's franchise, which is a "fill-in" strategic fit with, and an enhancement of, National Penn's existing franchise in Bucks and Montgomery Counties, Pennsylvania.

         o FirstService's service-oriented emphasis on small business and retail customers, which is consistent with National Penn's general business approach.

         o The financial condition, operating results and future prospects of National Penn and FirstService.

         o Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis, and capital ratio impact information.

         o A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings.

         o Management's view, based on, among other things, such comparable transactions review, that the exchange ratio and cash consideration paid is fair to National Penn and its shareholders from a financial point of view.

         In approving the transaction, the National Penn board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors may have given one or more factors more weight than other factors. The emphasis of the National Penn board's discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:

         o The "fill-in" strategic fit and enhanced franchise value discussed above, including pro forma market share information relating to deposits in Bucks and Montgomery Counties, Pennsylvania.

         o Perceived opportunities to increase the combined company's commercial lending, and to reduce the combined company's operating expenses, following the merger.

         o The absence of any significant earnings per share dilution, and the significant potential for increased earnings, in light of the potential revenue enhancements and cost savings after the merger.

         There can be no certainty that the above benefits of the merger anticipated by the National Penn board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information" at page ___ and "Risk Factors" at page ___.

Terms of the Merger

         Effect of the Merger

         Upon completion of the merger, the separate legal existence of FirstService will cease. All property, rights, powers, duties, obligations, debts and liabilities of FirstService will automatically be deemed transferred to National Penn Bank, as the surviving bank in the merger. National Penn and National Penn Bank will continue to be governed by their respective articles of incorporation or articles of association and the bylaws as in effect immediately prior to the merger.

         National Penn Bank will establish a separate banking division called "FirstService Bank, a Division of National Penn Bank" and will establish the "FirstService Division Board of Directors" to advise National Penn Bank from time to time regarding business development, marketing and expansion of the FirstService Division.

         What You Will Receive in the Merger

         In the merger, taking into account the recent 5% stock dividend declared by National Penn, each outstanding share of FirstService common stock will be automatically converted into, and become a right to receive .5954 share of National Penn common stock plus $3.90. If the average closing sale price of National Penn common stock for the twenty-day trading period ending January 17, 2003 declines to less than $23.57 per share, then the exchange ratio would adjust to a ratio of .6038 share of National Penn common stock plus $3.90 for each share of FirstService common stock. In certain circumstances, the exchange ratio may be adjusted further as discussed below. See "The Merger--Termination; Possible Exchange Ratio Increase" at page ___. Except as described in the following paragraph, the exchange ratio cannot be decreased to less than .5954 to one.

         The exchange ratio will be appropriately adjusted if there is a stock split, stock dividend, reverse stock split or other similar event regarding National Penn common stock before completion of the merger. On October 23, 2002, National Penn declared a 5% stock dividend to be distributed on December 27, 2002 to shareholders of record as of December 6, 2002. Accordingly, the exchange ratio determined on the day the merger agreement was entered into has been adjusted upward by 5% from .567 share to .5954 share.

         In addition to the $3.90 cash paid for each FirstService share of common stock, National Penn will pay cash to FirstService shareholders rather than issuing fractional shares of National Penn common stock. Each share of FirstService common stock issued and held as treasury shares by FirstService as of the effective date, if any, will be canceled.

         Stock Options

         As of the record date for the special meeting, various directors, officers and employees of FirstService held options to purchase a total of 860,489 shares of FirstService common stock, all granted under FirstService's stock option plans. When the merger takes place, each FirstService stock option still outstanding will cease to be a right to purchase shares of FirstService common stock and will be converted automatically into an option to purchase shares of National Penn common stock. National Penn will assume each such option, in accordance with the terms of the FirstService stock option plans, except that from and after the merger's effective date:

         o National Penn and its board of directors or a duly authorized committee of the board will be substituted for FirstService and FirstService's board of directors or board committee to administer the FirstService stock option plans.

         o Each FirstService stock option assumed by National Penn may be exercised solely for shares of National Penn common stock. The number of shares of National Penn common stock subject to such option, and the per share exercise price of such option, will be adjusted in the manner required by federal tax laws and regulations so that any FirstService stock options that qualified as "incentive stock options" prior to the merger will continue to so qualify after the merger. This adjustment is described in the following two paragraphs.

         o The number of shares of National Penn common stock subject to each converted option and the exercise price payable for those shares will be calculated to ensure that the total exercise price of each option will not change.

         o The ratio of the exercise price of each option to the fair market value of the FirstService common stock subject to that option immediately before the merger will be the same as the ratio of the exercise price of the option to the fair market value of the National Penn common stock subject to that option immediately after the merger. For this purpose, the fair market value of one share of FirstService common stock immediately before the merger is deemed to be $3.90 plus the closing price of National Penn common stock on the effective date times the applicable exchange ratio.

         National Penn Common stock

         Each share of National Penn common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

         The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as we mutually select. Regulatory approval cannot be waived. We presently expect to close the merger in late February 2003. See "The Merger--Conditions to the Merger" and "The Merger--Regulatory Approvals" at page ___.

Representations and Warranties

         The merger agreement contains customary representations and warranties relating to, among other things:

         o Organization of National Penn and FirstService and their respective subsidiaries.

         o     Capital structures of National Penn and FirstService.

         o Due authorization, execution, delivery, performance and enforceability of the merger agreement.

         o Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

         o Consistency of financial statements with generally accepted accounting principles.

         o Absence of material adverse changes, since June 30, 2002, in the consolidated assets, business, financial condition or results of operations of National Penn or FirstService.

         o     Filing of tax returns and payment of taxes.

         o     Absence of undisclosed material pending or threatened litigation.

         o     Compliance with applicable laws and regulations.

         o Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

         o     Quality of title to assets and properties.

         o     Maintenance of adequate insurance.

         o     Absence of undisclosed brokers' or finders' fees.

         o Absence of material environmental violations, actions or liabilities.

         o Accuracy of information supplied by National Penn and FirstService for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of National Penn common stock in the merger, this proxy statement/prospectus, and all applications filed with regulatory authorities for approval of the merger.

         o Documents filed with the Securities and Exchange Commission and the accuracy of information contained therein.

         o Validity and binding nature of loans reflected as assets in the financial statements of FirstService and National Penn.

         o     Tax and accounting treatment of the merger.

Conduct of Business Pending the Merger

         In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

         In addition, FirstService agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by National Penn. FirstService also agreed in the merger agreement that FirstService will not, without the written consent of National Penn:

         o     Change its articles of incorporation or bylaws.

         o Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except for the issuance of up to 860,489 shares of FirstService common stock upon the exercise of FirstService stock options outstanding on September 24, 2002 and the issuance of FirstService common stock under its employee stock purchase plan with respect to contributions to the plan made prior to September 24, 2002.

         o Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that FirstService may pay its regular quarterly cash dividend, which shall not exceed $0.04 per share.

         o Grant any severance or termination pay, except in accordance with policies or agreements in effect on September 24, 2002; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement.

         o Grant any pay increase or pay any bonus except for: routine periodic increases, merit pay increases, annual bonuses and pay raises in connection with promotions, all in accordance with past practice, and retention bonuses on account of the merger granted in good faith reasonable amounts not exceeding $75,000 in the aggregate.

         o     Grant any job promotions except in accordance with past practice.

         o Engage in any merger, acquisition, leasing, purchase and assumption transaction or any similar transaction; or open, relocate or close any office or take any action with respect thereto. (See below with respect to Canon Capital Management Group.)

         o Dispose of or encumber any assets or incur any debt other than in the ordinary course of business and consistent with past practice.

         o Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which FirstService is a party, other than in the ordinary course of business, consistent with past practice.

         o Change any accounting methods, principles or practices, except as may be required by generally accepted accounting principles.

         o Implement any new employee benefit or welfare plan, or amend any such plan except as required by law.

         o Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

         o Enter into, renew, extend or modify any transaction with any affiliate of FirstService, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

         o Enter into any interest rate swap, floor or cap or similar arrangement.

         o Take any action that would give rise to a right of payment to any person under any employment agreement, except in the ordinary course of business consistent with past practice.

         o Purchase any security for its investment portfolio not rated "AAA" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or with a remaining maturity of more than five years.

         o Make any capital expenditure of $250,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $250,000 or extending beyond 12 months from September 24, 2002, except the construction of a new FirstService office in Souderton, Pennsylvania, the acquisition of an annex building at 171 North Broad Street, Doylestown and the renovation of the "Carriage House" at the main office of FirstService. (See below regarding National Penn's consent to an asset purchase and employment agreement.)

         o Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

         o     Agree to do any of the foregoing.

         On October 22, 2002, with the consent of National Penn, FirstService acquired certain assets of Canon Capital Management Group, LLC, an asset management group, and entered into an employment agreement with the group's president.

         FirstService also agreed in the merger agreement, among other things:

         o To permit National Penn, if National Penn elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by FirstService.

         o To suspend or terminate the operation of its employee stock purchase plan. (On September 24, 2002, First Service's board of directors suspended the plan's operation through the earlier of completion of the merger or termination of the merger agreement.)

         o To submit the proposed merger to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

         We jointly agreed, among other things:

         o To prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals.

         o Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

         o     To maintain adequate insurance.

         o     To maintain accurate books and records.

         o     To file all tax returns and pay all taxes when due.

         o Continue our respective in-house back office, support, processing or other operational activities or services, including accounting, loan processing and deposit services, or substitute any contract or arrangement with any person or entity for the provision of such activities or services and maintain contracts or arrangements with outside service bureaus or other services vendors, unless otherwise mutually agreed.

         o To deliver to each other monthly and quarterly financial statements.

         o To deliver to each other all public disclosure documents that may be filed under the Securities Exchange Act of 1934.

         o To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Conditions to the Merger

         Our obligations to effect the merger are subject to various conditions, including the following:

         o The merger agreement shall have been duly approved by the FirstService shareholders.

         o All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See "The Merger--Regulatory Approvals" at page ___.

         o There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

         o We shall each have received an opinion of our counsel or a letter from our independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See "The Merger--Certain Federal Income Tax Consequences" at page ___.

         In addition to the foregoing, our obligations to close the merger are each conditioned on:

         o The accuracy in all material respects as of September 24, 2002, and as of the effective date of the merger, of the representations and warranties of the other, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

         o The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

         o Other conditions which are customary for transactions of the type contemplated by the merger agreement. See "The
               Merger--Representations and Warranties" and --"Conduct of Business Pending the Merger" at pages ___ and ___, respectively.

         Except for the requirements of FirstService shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Merger--Amendment; Waiver" at page ___.

         Neither of us anticipates waiving the conditions that an opinion be received from our respective counsel or our independent certified public accountants that, in the case of National Penn, provides, among other things, that the merger will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code, and in the case of FirstService, addresses, among other things, the tax consequences of the merger to FirstService shareholders.

Amendment; Waiver

         Subject to applicable law, at any time prior to completion of the merger, we may:

         o     Amend the merger agreement.

         o Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

         o Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

         o Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of FirstService shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination; Possible Exchange Ratio Increase

         The merger agreement may be terminated at any time prior to the merger's effective date by our mutual consent.

         The merger agreement may be terminated by either party if:

         o The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and such breach remains uncured 30 days after written notice of such breach is given to the breaching party (however, if the breach cannot reasonably be cured within this 30-day period, but may reasonably be cured within 60 days and such cure is being diligently pursued, no termination can occur before the expiration of such 60 day period).

         o The closing of the merger does not occur by March 31, 2003, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by such party before closing.

         o Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of such approval or consent and the time period for appeals or requests for reconsideration has expired.

         o     FirstService shareholders do not approve the merger agreement.

         In addition, the merger agreement contains a provision under which FirstService may terminate the merger agreement at any time between January 17, 2003 and January 27, 2003, if both of the following have occurred:

         o The average closing sale price of a share of National Penn common stock for the 20 trading days ending on January 17, 2003 is less than $20.95, but not less than $19.64 per share; and

         o The quotient obtained by dividing the average closing sale price of a share of National Penn common stock for the 20 trading days ending on January 17, 2003 by $26.125 (as adjusted for the 5% stock dividend declared on October 23, 2002), is less than:

               The quotient obtained by dividing the average per share closing sale price of a peer group of bank holding company common stocks for the 20 trading days ending on January 17, 2003 by the average per share closing sale price of that same group of common stocks on September 23, 2002, and then subtracting .05 from that quotient.

         The peer group bank holding companies are Susquehanna Bancshares, Inc.; Fulton Financial Corporation; Univest Corp; S&T Bancorp; First Commonwealth Financial; FNB Corporation; Omega Financial Corp.; and Harleysville National Corporation.

         If any peer group company declares or effects a stock split or similar capital transaction during the measurement period, the prices of that company's common stock will be appropriately adjusted in determining the average per share closing sale price of the peer group common stocks. If the common stock of any peer group company ceases to be publicly traded, or any peer group company announces a proposal for the acquisition or sale of the company or for the company's acquisition of another company or companies in transactions having a value in excess of 25% of the acquirer's market capitalization, the company's stock will be removed from the calculation.

         If FirstService elects to terminate the merger agreement under the two-part market price test explained above, National Penn may elect during a five-day period following receipt of FirstService's notice of termination, at its sole option, to nullify termination of the merger agreement by increasing the exchange ratio to .6111 share of National Penn common stock (as adjusted for the 5% stock dividend declared on October 23, 2002) plus $3.90 for each share of FirstService common stock. If National Penn makes this election, the merger agreement will remain in effect at the increased exchange ratio. In any case, this process will be completed before the special meeting of FirstService shareholders.

         FirstService also has the right to terminate the merger agreement, at any time from January 17, 2003 through January 27, 2003, if the average closing sale price of a share of National Penn common stock for the 20 trading days ending on January 17, 2003 is less than $19.64 per share. In such a case, National Penn has no right to override FirstService's election to terminate the merger agreement.

         FirstService's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the market price test is satisfied. In considering whether to exercise its right to terminate the merger agreement, FirstService's board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

         The fairness opinion received by FirstService is dated as of December ___, 2002 and is based on conditions in effect on such date. Accordingly, the fairness opinion does not address the possibilities presented by the market price test, including the possibility that FirstService's board of directors might elect to continue with the merger even if the market price test is satisfied. See "The Merger--Opinion of FirstService's Financial Advisor" at page
___.

         Approval of the merger agreement by FirstService's shareholders will confer on FirstService's board of directors the power to complete the merger even if the market price test is satisfied, without any further action by, or re-solicitation of the votes of, FirstService shareholders.

         National Penn's board of directors has made no decision as to whether it would exercise its right to increase the exchange ratio to .6111 if FirstService's board of directors elected to terminate the merger agreement if the market price test is satisfied. In considering whether to exercise its right to increase the exchange ratio, National Penn's board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. National Penn is under no obligation to increase the exchange ratio in the event the market price test is satisfied.

         FirstService shareholders should be aware that the market price of National Penn common stock between January 17, 2003 and the effective date of the merger, as well as between January 17, 2003 and the date National Penn common stock certificates are delivered in exchange for FirstService common stock certificates after completion of the merger, will fluctuate and could possibly decline. Accordingly, the value of the National Penn common stock actually received by holders of FirstService common stock may be more or less than the value of National Penn common stock used in applying the market price test or on the effective date of the merger.

Termination Fee

         FirstService has agreed to pay a fee of $5,000,000 to National Penn if National Penn is not in material breach of the merger agreement and FirstService fails to complete the merger after the occurrence of any one of the following events:

         o A person or group acquires beneficial ownership of 25% or more of the common stock of FirstService; or

         o FirstService enters into a written agreement or understanding to merge or consolidate, to have 25% or more of its ownership or voting power acquired in the future, or to have all or substantially all of its assets or liabilities acquired, or

         o FirstService authorizes, recommends or publicly proposes, or announces an intention to authorize, any of the foregoing transactions, or

         o The FirstService shareholders fail to approve the merger by two-thirds of the votes entitled to be cast or if the special meeting is canceled after:

               o the FirstService board of directors has withdrawn or modified its recommendation to shareholders to approve the merger and the merger agreement;

               o another group or person has announced an offer or proposal to acquire 10% or more of the outstanding common stock of FirstService or to merge or consolidate with FirstService or to acquire all or substantially all of FirstService's assets; or

               o any director or officer of FirstService who has signed a letter agreement with National Penn relating to the ownership and voting of FirstService common stock over which the director or officer has voting power, fails to maintain continued ownership of all such shares, or to vote all such shares for the merger. See "Summary- Shares owned by FirstService directors and executive officers and their agreement to vote in favor of the merger" on page __.

No Solicitation of Other Transactions

         FirstService has agreed that it will not, and will not allow others under its control to, directly or indirectly:

         o Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party which relates to a merger, consolidation or acquisition of FirstService or any of its subsidiaries, acquisition of all or substantially all of the assets of FirstService or any of its subsidiaries or acquisition of ownership or voting power over 10% or more of the outstanding common stock of FirstService or any of its subsidiaries.

         o Enter into or participate in any discussions or negotiations with a third party regarding any acquisition proposal or inquiry described above.

         o Agree to or endorse any acquisition proposal or inquiry described above.

         FirstService has also agreed to notify National Penn promptly if any acquisition proposal or inquiry described above is received by FirstService from any third party, unless it believes that such notification would violate the FirstService directors' fiduciary duties.

         Notwithstanding the foregoing, if FirstService's board of directors concludes in good faith after consultation with its legal and financial advisors, that failure to do any of the following things would constitute a breach of their fiduciary duties to FirstService's shareholders, FirstService's board may:

         o Furnish confidential and non-public information concerning FirstService to a third party.

         o     Engage in discussions or negotiations with a third party.

         o Following receipt of a third party's acquisition proposal, take and disclose to its shareholders a position with respect to the proposal.

         o Following receipt of a third party's acquisition proposal, withdraw or modify its recommendation of the merger.

For an explanation of when the foregoing could result in FirstService being required to pay the termination fee of $5,000,000, see "Termination Fee" above.

Nasdaq Listing

         FirstService's obligation to complete the merger is subject to the condition that National Penn common stock continues to be authorized for quotation on the National Market tier of the Nasdaq Stock Market.

Expenses

         We will each pay all costs and expenses we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Exchange of FirstService Stock Certificates and Payment of Cash Consideration

         The conversion of FirstService common stock into National Penn common stock and cash will occur automatically on the merger's effective date. As soon as possible after the effective date, the exchange agent designated by National Penn will send you a transmittal form, along with instructions, to use in exchanging your FirstService stock certificates for National Penn stock certificates, the cash portion of the merger consideration and cash in lieu of fractional shares. The exchange agent will mail certificates representing shares of National Penn common stock and checks for the cash consideration of $3.90 per share of FirstService common stock and cash in lieu of fractional share interests to former shareholders of FirstService as soon as reasonably possible following its receipt of certificates representing former shares of FirstService common stock and other related documentation required by the exchange agent.

         Do not return your FirstService stock certificates with the enclosed proxy card. You should not send your FirstService stock certificates to the exchange agent until you receive the transmittal form.

         Until the certificates representing FirstService common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash consideration of $3.90 per share or dividends or distributions on the National Penn common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of FirstService common stock outstanding at the merger's effective date will be deemed to evidence ownership of and the right to receive the shares of National Penn common stock plus $3.90 per share for each share of FirstService common stock owned (and cash in lieu of fractional shares) into which those shares have been converted by the merger.

         Neither of us will be liable to any FirstService shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         All shares of National Penn common stock issued upon conversion of shares of FirstService common stock plus $3.90 per share for each share of FirstService common stock will be deemed issued in full satisfaction of all rights pertaining to such shares of FirstService common stock, subject, however, to National Penn's obligation to pay any dividends or make any other distributions with a record date on or prior to the merger's effective date, which may have been declared or made by FirstService on such shares of FirstService common stock as permitted by the merger agreement and which remain unpaid on the merger effective date.

         No fractional shares of National Penn common stock will be issued to any shareholder of FirstService upon completion of the merger. For each fractional share that would otherwise be issued, National Penn will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average of the closing sale prices of National Penn common stock over the 20 trading days ending February 4, 2003.

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

Regulatory Approvals

         The merger is subject to approval by the Office of the Comptroller of the Currency under the federal Bank Merger Act. This Act requires the OCC to take into consideration factors such as the financial and managerial resources and future prospects of the existing and combined institutions, the benefits that may be expected from the merger and the convenience and needs of the communities to be served. Among other things, the OCC will evaluate the capital adequacy of the combined bank after completion of the merger. In addition, under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of National Penn Bank and FirstService in meeting the credit needs of their communities, including low and moderate-income neighborhoods.

         The OCC may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The OCC may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

         National Penn Bank and FirstService filed an application with the Office of the Comptroller of the Currency requesting approval of the merger on November 21, 2002. The application described the terms of the merger, the parties involved, and the activities to be conducted by the combined bank as a result of the merger, and contained financial and managerial information. Copies of this application were provided to the U.S. Department of Justice and other governmental agencies.

         As required by federal law, National Penn Bank and FirstService published notice of and sought public comment on the application filed with the OCC.

         Under current law, the merger may not be completed until the OCC has approved the merger and a period of 30 days, or as few as 15 days if prescribed by the OCC with the concurrence of the Attorney General of the United States, following the date of the approval of the merger by the OCC, has expired. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the OCC, unless a court specifically orders otherwise.

         We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we expect that we will seek such approval or action.

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

Management and Operations After the Merger

         National Penn Bank will establish a separate banking division called "FirstService Bank, A Division of National Penn Bank," which will consist of all of FirstService's present community offices and certain of National Penn Bank's present community offices.

         National Penn Bank will also establish the "FirstService Division Board of Directors" to advise National Penn Bank from time to time regarding sales, marketing and expansion of the FirstService Division. The FirstService Division Board of Directors will consist of the members of FirstService's board of directors on the effective date of the merger, one executive officer of National Penn who will be selected by National Penn, and such other persons as the FirstService Division Board of Directors may select from time to time.

         National Penn has agreed to operate the FirstService Division and maintain the FirstService Division Board of Directors in existence for at least three years after the effective date of the merger, except in certain circumstances set forth in the merger agreement.

         The directors and executive officers of National Penn Bank prior to the merger will continue, in their respective capacities, as directors and executive officers of National Penn Bank. In addition, two persons (each a "FirstService Nominee") proposed by FirstService's board of directors and approved by National Penn will become directors of National Penn Bank as of the effective date. National Penn and National Penn Bank have agreed to take all steps necessary to ensure that each FirstService Nominee (or any successor selected as described below) is elected to the National Penn Bank board of directors for each of the six years following the effective date, if such person is in office as a director of National Penn on the annual election dates and has not reached the mandatory retirement age set forth in the bylaws of National Penn and National Penn Bank.

         Upon completion of the merger and subject to all applicable legal requirements, National Penn has agreed that its board of directors will also appoint the two FirstService Nominees to serve as directors of National Penn, effective as of the effective date of the merger. One FirstService Nominee will serve as a Class III Director with a term expiring in April 2005, and the other FirstService Nominee will serve as a Class II Director with a term expiring in April 2004. National Penn has also agreed, subject to the mandatory retirement age provision of its bylaws, to cause each FirstService Nominee (or any successor selected as described below) to be re-nominated for National Penn's board of directors for at least one additional three-year term thereafter.

         If a FirstService Nominee (or any successor selected as described in this sentence) resigns, dies or is otherwise removed from the board of directors of National Penn Bank or National Penn prior to the end of the six year period

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

or term of office, as the case may be, the FirstService Division Board of Directors will have the right to select a successor to such FirstService Nominee, subject to the approval of National Penn. In the merger agreement, National Penn approved Alexander Rankin and John C. Spier for the National Penn and National Penn Bank board positions. As of the date of this proxy statement/prospectus, FirstService had not designated the directors for these positions.

Employment; Severance

         National Penn has agreed that after consultation with John C. Spier and Donald P. Worthington, it will meet with each FirstService employee at or near the time of the closing of the merger to inform each FirstService employee of the likelihood of his or her continued employment with National Penn, National Penn Bank or any other National Penn subsidiary after the merger. Following the closing, any FirstService employee will be given the opportunity to apply for any employment position posted within the National Penn system and FirstService applicants will be given priority consideration.

         All employees of FirstService and each FirstService subsidiary are eligible for possible severance benefits except that:

         o No person who receives any payment or benefit pursuant to any "change-in-control" or similar agreement, plan or right will receive severance benefits.

         o No person with an operating systems conversion support role of any kind will receive severance benefits unless he or she continues in employment for 30 days following the actual consolidation and conversion of FirstService's operating systems with and into National Penn Bank's operating systems (presently scheduled to be completed not later than April 30, 2003).

         Severance benefits will consist of eight week's pay (at then current levels) for full-time employees. Such benefits will be paid as salary continuation. Severance pay will be pro-rated for part-time employees.

         A person eligible for severance benefits will receive such benefits if he or she resigns from employment within 90 days following the merger's effective date of if his or her employment is involuntarily terminated without cause within six months of the merger's effective date. Any person whose employment with National Penn is involuntarily terminated without cause more than six months after the effective date of the merger will receive such severance benefits from National Penn as are provided under National Penn's general severance policy for such terminations. Any such person will be given full credit for each year of service as an employee of FirstService or any FirstService subsidiary.

Employee Benefits

         When the merger takes effect, each employee of FirstService or any FirstService subsidiary who becomes an employee of National Penn or of a National Penn subsidiary will be entitled to full credit for each year of service with FirstService for purposes of determining eligibility for participation and vesting, but not benefit accrual, in National Penn's employee benefit plans, programs and policies.

         The employee benefits provided to former employees of FirstService or its subsidiaries after the merger's effective date will be no less favorable than the employee benefits, in the aggregate, provided by National Penn or its subsidiaries to their similarly situated employees. The National Penn medical, dental and life insurance plans, programs or policies, if any, that become applicable to employees of FirstService or its subsidiaries will not contain any exclusion or limitation with respect to any pre-existing health condition of any such employees or their dependents.

         Subject to the above assurances, after the merger takes effect, National Penn may discontinue, amend or convert to a National Penn plan any particular benefit or welfare plan of FirstService, subject to such plan's provisions and applicable law.

Interests of Management and Others in the Merger

         Share Ownership

         As of December 27, 2002, the record date for the special meeting of FirstService shareholders:

         o The directors and executive officers of FirstService may be deemed to be the beneficial owners of 1,836,409 shares, representing 42.66% of the outstanding shares of FirstService common stock (excluding the ownership of stock options discussed in the Section on page ___ titled "Stock Options").

         o The directors and executive officers of FirstService may be deemed to be the beneficial owners of ____ shares of National Penn common stock, or less than 1% of the outstanding shares of National Penn common stock.

         o The directors and executive officers of National Penn may be deemed to be the beneficial owners of 19,999 shares of FirstService common stock, or less than 1% of the outstanding shares of FirstService common stock.

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

         Board Positions and Compensation

         Upon completion of the merger, National Penn has agreed that FirstService's current directors will receive the following board positions:

         o Two former FirstService directors selected by FirstService, and approved by National Penn (or their successors, similarly selected)

                  (i) will serve as National Penn directors through the years 2007 and 2008 respectively, and

                  (ii) will serve as National Penn Bank directors for at least six years.

         o All former FirstService directors will serve as members of the board of directors of the FirstService Division of National Penn Bank for at least three years.

In the merger agreement, National Penn approved Alexander Rankin and John C. Spier for the National Penn and National Penn Bank board positions. As of the date of this proxy statement/prospectus, FirstService had not designated the directors for these positions.

         Each former FirstService director serving as a National Penn and/or National Penn Bank director will receive the standard annual compensation paid to members of those boards. National Penn pays each non-employee director an annual retainer fee of $7,500 and a committee fee of $350.00 for each committee meeting attended. If there is a board meeting or another committee meeting on the same day, or if the committee meeting is held by telephone conference call, the per- meeting fee is $175.00. National Penn Bank pays each non-employee director a fee of $500 per board meeting attended. The amount that National Penn Bank pays non-employee directors for board committee service is the same as that paid by National Penn.

         Each non-employee director of National Penn may elect to receive his or her director fees in cash or National Penn common stock. If the director wishes, the payment may be deferred to a later time. On the first business day of each year, National Penn grants each non-employee director stock options for 1,042 shares of National Penn common stock. The exercise price of these options is equal to the fair market value of the stock on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if a change of control of National Penn occurs or is attempted. The options expire ten years from the date of grant.

         Current non-employee directors of FirstService who become members of the FirstService Division Board of Directors will receive compensation for board service comparable to the compensation in effect for them as FirstService

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

directors on the date of the merger agreement, September 24, 2002. The compensation for FirstService non-employee directors on that date was $9,000 per year for each board member and compensation for the chairman of the board was $13,500 per year. See "The Merger--Management and Operations after the Merger" at page ___.

         Indemnification and Insurance

         National Penn has agreed to indemnify the directors, officers, employees and agents of FirstService and its subsidiaries against all losses, expenses, including reasonable attorneys' fees, claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Pennsylvania law. This includes the advancement of expenses incurred in the defense of any proceeding, as long as the person receiving the expense advance provides a repayment undertaking required by Pennsylvania law.

         National Penn has also agreed that for at least six years after the merger's effective date, National Penn will use its reasonable best efforts, at its expense, to maintain directors' and officers' liability insurance for the former directors, officers and employees and agents of FirstService and its subsidiaries with respect to matters occurring at or prior to the merger's effective date. Alternatively, National Penn may obtain coverage for such persons for acts prior to the merger's effective date under the directors' and officers' liability insurance policies maintained by National Penn.

         The insurance coverage is to be at least equal to the coverage currently maintained by FirstService and is to contain terms and conditions that are no less favorable to the beneficiaries. National Penn is not obligated to make annual premium payments that exceed (for the portion related to FirstService's directors and officers) 150% of the initial annual premiums for FirstService's policy maintained prior to the merger.

         Stock Options

         As described above, each option to purchase FirstService common stock that remains unexercised on the effective date of the merger will be converted into an option to purchase National Penn common stock. The number of shares subject to each stock option and the exercise price for those shares will be adjusted to prevent any alteration of the economic value of the option, as measured immediately prior to and immediately following the effective date. See "The Merger--Terms of the Merger" at page ___.

      As of September 24, 2002, FirstService directors and executive officers held stock options for a total of 860,489 shares of FirstService common stock. All FirstService stock options are fully vested and exercisable and each of

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

those options (as adjusted to apply to shares of National Penn common stock) will remain fully vested and exercisable following the effective date.

         Continued Employment

         Upon completion of the merger, National Penn will either offer employment to each person who is then an employee of FirstService or pay severance benefits as provided in the merger agreement. See "The
Merger--Employment; Severance" at page ___.

         Employee Benefits

         FirstService employees who become employees of National Penn will be entitled to full credit for each year of service with FirstService for purposes of determining eligibility and vesting in National Penn's employee benefit plans. See "The Merger--Employee Benefits" at page ___.

Employment Agreements and Benefits for Key Management Employees

         National Penn Bank has entered into employment agreements and supplemental executive retirement plans, effective upon completion of the merger, with John C. Spier, Donald P. Worthington and Blair T. Rush. National Penn has also entered into an amendatory agreement to the supplemental employee retirement plan with A. Lee Roberts, effective upon completion of the merger.

         John C. Spier Employment Arrangement and Benefits

         John C. Spier, president and chief executive officer of FirstService, will become chairman and CEO of the FirstService Division of National Penn Bank and a group executive vice-president for corporate planning of National Penn Bank, with additional corporate responsibilities.

         National Penn Bank has entered into an employment agreement with Mr. Spier that honors and continues an employment agreement entered into between FirstService and Mr. Spier in 2001. The employment agreement is for a term of five years ending July 1, 2006. At the end of each year prior to Mr. Spier's 60th birthday, unless otherwise terminated by Mr. Spier or National Penn Bank, the employment agreement will be automatically extended by one year such that prior to Mr. Spier's 60th birthday, the agreement term shall continue to be for a period of five years through the year of Mr. Spier's 65th birthday.

         Mr. Spier's employment agreement provides that on the effective date of the merger, his annual base salary shall not exceed $280,000 and in future years, his annual base salary will be subject to review and increase, but not decrease. Mr. Spier will be entitled to participate in National Penn's executive bonus and deferred compensation plan at the same level at which similarly situated National Penn Bank executives participate. In addition, under the employment agreement, National Penn Bank will be required to provide Mr. Spier with the use of an automobile, to pay the operating expenses of such automobile and to pay the cost of Mr. Spier's membership in a country club.

         Mr. Spier's employment agreement also includes a change in control benefit that would entitle him, in certain circumstances, to a lump sum cash severance payment of 299% of his average annualized taxable compensation for the five years prior to a change in control of National Penn Bank. Nevertheless, this change in control benefit, together with any other right or benefit provided to him in connection with any change in control, will be limited to the maximum amount deductible by National Penn Bank under Section 280G of the Internal Revenue Code.

         The employment agreement also provides that, if Mr. Spier is terminated without cause, National Penn Bank will be required to continue his base salary, medical benefits and disability insurance benefits for the remainder of the employment agreement term. However, if Mr. Spier secures new full-time employment, his wages from that new employment will be offset from the salary continuation payments otherwise payable under the employment agreement.

         Finally, the employment agreement also provides that, following any termination of Mr. Spier's employment, he will not, for a period of one year, accept employment as a senior executive of another financial institution headquartered within 50 miles of Doylestown, Pennsylvania.

         National Penn Bank has agreed to honor the terms of a supplemental executive retirement plan entered into between Mr. Spier and FirstService. The plan provides for a lifetime annuity to Mr. Spier equal to 60% of his then current base compensation upon retirement, commencing at any time after he attains age 62. If Mr. Spier's employment is terminated for any reason prior to age 62, the base compensation used for purposes of calculating his benefit under the supplemental executive retirement plan will be his actual salary at termination, increased by 3% for each full or partial calendar year occurring between his termination and his 62nd birthday.

         Once retirement benefits commence under the supplemental executive retirement plan, they will be increased annually by the lesser of 4% or the annual percentage change in the consumer price index for the preceding year. If Mr. Spier dies, his wife will be entitled to a spousal death benefit under this plan equal to 80% of the benefit that otherwise would have then been payable to Mr. Spier, but for his death. The spousal death benefit will continue for the remainder of his wife's life.

         The proposed merger of FirstService with National Penn Bank has triggered a provision of Mr. Spier's supplemental executive retirement plan prohibiting any divestiture of his benefit under that plan for any reason.

         Mr. Spier has agreed to an amendment to the supplemental executive retirement plan to provide that any benefits paid to him under National Penn's defined pension benefit plan shall be offset against any benefits payable under the supplemental executive retirement plan.

         Donald P. Worthington Employment Arrangement and Benefits

         Donald P. Worthington, executive vice-president of FirstService, will become president of the FirstService Division of National Penn Bank and an executive vice-president of National Penn Bank, with additional corporate responsibilities.

         National Penn Bank has entered into an employment agreement with Mr. Worthington that honors and continues an employment agreement entered into between FirstService and Mr. Worthington. The agreement is substantially identical to the employment agreement described above with respect to Mr. Spier, with the following exceptions:

         o Mr. Worthington's annual base salary will not exceed $175,000 on the effective date and will be subject to review and increase, but not decrease, in future years.

         o Any lump sum change in control benefit payable to Mr. Worthington will be 150% of his then-current annual base salary.

         o Mr. Worthington's benefits under his supplemental executive retirement plan will not commence before age 70.

         o In lieu of the non-compete provision described above with respect to Mr. Spier, Mr. Worthington is prohibited, for two years following any termination of his employment:

               o from engaging in any activity competitive with National Penn Bank within 50 miles of the principal business location of National Penn Bank; and

               o from soliciting, or otherwise interfering with National Penn Bank's relationship with, any client, supplier, employee, agent or representative of National Penn Bank.

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

         Blair T. Rush Employment Arrangement and Benefits

         Blair T. Rush, vice-president of FirstService, will become an executive vice-president of the FirstService Division of National Penn Bank.

         National Penn Bank has entered into an employment agreement with Mr. Rush that honors and continues an employment agreement entered into between FirstService and Mr. Rush. The employment agreement is substantially identical to the employment agreement described above with respect to Mr. Spier, with the following exceptions:

         o Mr. Rush's annual base salary will not exceed $130,000 on the effective date and will be subject to review and increase, but not decrease, in future years.

         o Any lump sum change in control benefit payable to Mr. Rush will be 150% of his then-current annual base salary.

         o National Penn Bank is not required to pay the cost of any country club membership for Mr. Rush.

         o In lieu of the non-compete provision described above with respect to Mr. Spier, Mr. Rush is bound by non-compete and non-solicitation commitments the same as those described above with respect to Mr. Worthington.

         A. Lee Roberts Benefits

         National Penn Bank has also agreed to honor the terms of a supplemental executive retirement plan for A. Lee Roberts. The terms of the supplemental executive retirement plan for Mr. Roberts are identical to the terms of the supplemental executive retirement plans described above with respect to Mr. Spier and Mr. Rush.

         Like Messrs. Spier, Worthington and Rush, Mr. Roberts has also agreed to an amendment of his supplemental executive retirement plan providing that any benefit paid under that plan will be offset by any benefit payable under National Penn's qualified defined benefit pension plan.

Accounting Treatment

         National Penn will account for the merger under the purchase method of accounting. National Penn will record, at fair value, the acquired assets and assumed liabilities of FirstService. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, National Penn may record intangible assets, which include goodwill and core deposit intangibles. National Penn will include in its results of operations the results of FirstService's operations after completion of the merger.


Certain Federal Income Tax Consequences

         The following is a discussion of the material federal income tax consequences of the merger to holders of FirstService common stock who are citizens of, or who reside in, the United States, are otherwise "U.S. Persons" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and who hold their shares of FirstService common stock as capital assets.

         This discussion is based on currently existing provisions of the Code, its legislative history, existing and proposed regulations under the Code, current judicial decisions and published rulings and other administrative interpretations issued by the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described in this proxy statement/prospectus.

         The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and does not address all aspects of federal income tax that may be relevant to particular holders of FirstService common stock. This discussion does not address any federal estate tax or state, local or foreign tax considerations arising in connection with the merger.

         Our obligations to complete the merger are conditioned on our receipt of legal opinions from our respective special counsel (Pepper Hamilton LLP for FirstService, and Ellsworth, Carlton, Mixell & Waldman, P.C. for National Penn) or from our respective independent certified public accountants to the effect that:

         o The merger constitutes a reorganization under Code Section 368(a) for federal income tax purposes, and

         o Any gain realized by holders of FirstService common stock in the merger will be recognized only to the extent of cash or other property (other than National Penn common stock) received in the merger, including cash received in lieu of fractional shares of National Penn common stock.

No ruling will be obtained from the IRS with respect to the federal income tax consequences of the merger, and the opinions described above are not binding on the IRS or any court. The opinions will be based on representations made by officers of each of FirstService and National Penn.

         Assuming the merger constitutes a tax-free reorganization under Section 368(a), for federal income tax purposes:

         o Holders of FirstService common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (the excess of the sum of the amount of cash and the fair market value of the National Penn common stock received in the merger over that holder's adjusted tax basis in his or her shares of FirstService common stock surrendered) and (2) the amount of cash received in the merger, in each case including cash received in lieu of fractional shares of National Penn common stock.

         o Cash received by FirstService shareholders, including cash received in lieu of fractional shares of National Penn common stock, will be treated as amounts distributed in redemption of National Penn shares. Generally, this should result in the taxable gain being treated as capital gain. It is possible, however, that based on individual circumstances, the gain may be treated as a dividend. Each holder of FirstService common stock should review this issue with his or her tax adviser.

         o The aggregate tax basis of shares of National Penn common stock received in the merger by a holder of FirstService common stock will be equal to the aggregate adjusted tax basis of shares of FirstService common stock surrendered by such holder, reduced by the amount of cash received by the holder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above), if any, recognized by the holder in the exchange.

         o A person's holding period for shares of National Penn common stock received in the merger will include that person's holding period for shares of FirstService common stock surrendered in the merger.

         The amount of cash to be paid to a holder of FirstService common stock will be subject to backup withholding unless the holder is an exempt recipient, we receive a completed IRS Form W-9 on which the holder certifies his or her taxpayer identification number and that the IRS has not notified the holder that the payment would otherwise be subject to backup withholding, or we have not been notified by the IRS that the payment would be subject to backup withholding.

         This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a FirstService shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to

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

determine the particular tax consequences to you of the merger, as well as to any later sale of shares of National Penn common stock received by you in the merger.

Resale of National Penn Common Stock

         The National Penn common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any FirstService shareholder who may be deemed to be:

         o An "affiliate" of FirstService for purposes of Rule 145 under the Securities Act or,

         o An "affiliate" of National Penn for purposes of Rule 144 under the Securities Act.

         Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, National Penn or FirstService at the time of the FirstService special meeting, and with respect to National Penn, at or after the effective date of the merger.

         Rules 144 and 145 will restrict the sale of shares of National Penn common stock received in the merger by affiliates and certain of their family members and related interests.

         FirstService affiliates
         -----------------------

               o Generally, during the year following the effective date of the merger, those persons who are affiliates of FirstService at the time of the FirstService special meeting, provided they are not affiliates of National Penn at or following the merger's effective date, may publicly resell any shares of National Penn common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of National Penn common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about National Penn.

               o After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to National Penn as required by Rule 144.

         National Penn affiliates
         ------------------------

               o Persons who are affiliates of National Penn after the merger's effective date may publicly resell the shares of

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

                    National Penn common stock received by them in the merger subject to the same limitations and requirements as apply to FirstService affiliates in the first year and subject to certain filing requirements specified in Rule 144.

         The ability of affiliates to resell shares of National Penn common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to National Penn's having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

         Affiliates also would be permitted to resell shares of National Penn common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

         This proxy statement/prospectus does not cover any resales of shares of National Penn common stock received by persons who may be deemed to be affiliates of National Penn or FirstService.

         Each FirstService director has agreed with National Penn, as a FirstService affiliate, not to transfer any shares of National Penn common stock received in the merger except in compliance with the Securities Act.

Rights of Dissenting Shareholders

         FirstService shareholders will have rights to dissent from the merger agreement and obtain the value of their FirstService shares in cash as determined by an appraisal process in accordance with the procedures established by the National Bank Act. The following discussion is qualified in its entirety by reference to Annex E that presents the statutory provisions governing dissenters' rights for each FirstService shareholder.

         Any FirstService shareholder who contemplates exercising a right to dissent is urged to read carefully the provisions of the National Bank Act attached to this proxy statement/prospectus as Annex E. The following is a summary of the steps to be taken if the right to dissent is to be exercised. This summary should be read with the full text of the law found at Annex E. A DISSENTING SHAREHOLDER MUST TAKE EACH STEP IN THE INDICATED ORDER AND IN STRICT COMPLIANCE WITH THE PROVISIONS OF THE LAW IN ORDER TO PERFECT DISSENTERS' RIGHTS. THE FAILURE OF A FIRSTSERVICE SHAREHOLDER TO COMPLY PRECISELY WITH THESE PROCEDURAL STEPS ON A TIMELY BASIS WILL RESULT IN A LOSS OF THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

         Payment to dissenting shareholders of the value of their FirstService shares as determined by an appraisal process will be made only if the merger is approved by the FirstService shareholders (other than the dissenting

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shareholder), approved by the Office of the Comptroller of the Currency and
completed.

         Any shareholder of FirstService who desires to exercise dissenters' rights must do the following:

         o Vote against the merger agreement at the special meeting or give written notice to the presiding officer at or prior to the special meeting that he or she dissents from the plan of merger;

         o Make a written request for the value of his or her FirstService shares to National Penn, at any time before thirty days after the effective date of the merger; and

         o Accompany the above written request with the surrender of his or her FirstService stock certificates.

         FAILURE TO VOTE AGAINST THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF YOUR APPRAISAL RIGHTS UNLESS YOU GIVE WRITTEN NOTICE TO THE PRESIDING OFFICER AT THE SPECIAL MEETING PRIOR TO OR AT THE SPECIAL MEETING THAT YOU DISSENT FROM THE PLAN OF MERGER. HOWEVER, SIMPLY BECAUSE YOU VOTE AGAINST THE MERGER AGREEMENT AT THE SPECIAL MEETING OR GIVE WRITTEN NOTICE PRIOR TO OR AT THE SPECIAL MEETING THAT YOU DISSENT FROM THE PLAN OF MERGER DOES NOT MEAN THAT YOU ARE THEN ENTITLED TO RECEIVE THE VALUE OF YOUR SHARES. YOU MUST ALSO MAKE A WRITTEN REQUEST TO NATIONAL PENN FOR PAYMENT OF THE VALUE OF YOUR SHARES AT ANY TIME BEFORE THIRTY DAYS AFTER THE EFFECTIVE DATE OF THE MERGER AND MUST ACCOMPANY THAT REQUEST WITH A SURRENDER OF YOUR STOCK CERTIFICATES. MERE FAILURE TO VOTE OR MERELY VOTING AGAINST THE MERGER OR MERELY FILING A NOTICE OF DISSENT WILL NOT SATISFY THE REQUIREMENT FOR A WRITTEN DEMAND.

         Unless the above procedure is followed precisely, a FirstService shareholder will be presumed to have acquiesced in the approval of the merger agreement and waived his or her dissenters' rights. As noted above, failure to vote against the merger agreement will not waive a shareholder's dissenters' rights if the shareholder has filed a written notice of dissent with FirstService at or prior to the special meeting and has not voted in favor of the merger agreement. If a FirstService shareholder abstains from voting on the merger agreement, this will not waive such shareholder's dissenters' rights so long as the appropriate written notice is properly and timely filed with FirstService at or prior to the special meeting. Merely filing a notice of dissent after the special meeting, absent compliance with the other specific requirements, will not preserve a shareholder's dissenters' rights.

         If a shareholder does not act in order to perfect his or her dissenters' rights, that shareholder will be bound by the terms of the merger agreement, if the merger agreement is approved by the required vote of

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

FirstService shareholders. Such shareholder will be bound by the requirement to exchange his or her shares of FirstService common stock for shares of National Penn common stock plus the cash consideration of $3.90 per share of FirstService common stock. The shareholder will only be entitled to receive such merger consideration following completion of the merger.

         FIRSTSERVICE SHAREHOLDERS CONSIDERING SEEKING APPRAISAL BY EXERCISING THEIR DISSENTERS' RIGHTS SHOULD BE AWARE THAT THE VALUE OF THEIR COMMON STOCK DETERMINED UNDER THE NATIONAL BANK ACT COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE SHARES OF NATIONAL PENN STOCK AND CASH THAT THEY ARE ENTITLED TO RECEIVE UNDER THE MERGER AGREEMENT IF THEY DO NOT EXERCISE THEIR DISSENTERS' RIGHTS.

      After the effective date of the merger, any dissenting shareholder who complies with the procedures described in the above paragraph will be entitled to receive the value of the FirstService shares surrendered to National Penn. The value of the shares will be determined as of the effective date of the merger by an appraisal process that is described in the following paragraphs.

      An appraisal committee of three people will determine the value of the FirstService common stock. Qualifying dissenting shareholders will choose one member of the appraisal committee by majority vote. The National Penn board of directors will name one member of the committee. The two members of the committee will select the third member. Any two members of the appraisal committee may agree on the valuation of the shares.

      If the appraisal committee's evaluation is not satisfactory to any qualifying dissenting shareholder, the shareholder may appeal to the Office of the Comptroller of the Currency within 5 days after receipt of notice of the appraised value of the shareholder's shares. The Comptroller of the Currency will make a binding and final reappraisal as to the value of the shares held by the shareholder.

      If within 90 days from the effective date of the merger:

         o one or more appraisal committee members have not been selected for any reason; or

         o the appraisal committee is not able to agree by a vote of two or more members, on the value of the shares held by qualifying dissenting shareholders,

the Comptroller of the Currency, on the written request of any interested party, will make a binding and final appraisal of the value of the shares. National Penn will pay the expenses of the Comptroller of the Currency for its reappraisal or appraisal.


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

         Because exercise of these rights requires strict adherence to the relevant provisions of the National Bank Act, each shareholder desiring to exercise his or her dissenters' rights is advised individually to consult the law (as provided in Annex E to this proxy statement/prospectus) and comply with the relevant provisions of the law.

         FirstService shareholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.


        INFORMATION WITH RESPECT TO NATIONAL PENN AND NATIONAL PENN BANK

General

         Financial and other information relating to National Penn, including information relating to National Penn's directors and executive officers, is set forth in National Penn's 2001 Annual Report on Form 10-K (which incorporated certain portions of National Penn's proxy statement for its 2002 annual meeting of shareholders), National Penn's 2002 Quarterly Reports on Form 10-Q, and National Penn's 2002 Current Reports on Form 8-K, all of which we incorporate by reference in this proxy statement/prospectus. National Penn will furnish you with copies of the documents incorporated by reference upon request. See "Where You Can Find More Information" at page ____.


New National Penn Directors and Executive Officers

      If the merger is completed, two former FirstService directors selected by FirstService, and approved by National Penn (or their successors, similarly selected) will serve as National Penn directors through the years 2007 and 2008 respectively. In the merger agreement, National Penn approved Alexander Rankin and John C. Spier for these board positions. As of the date of this proxy statement/prospectus, FirstService had not designated the directors for such positions.

      John C. Spier, age 52, is president and chief executive officer and a director of FirstService Bank. He has held these positions since January 26, 1995. If the merger is completed, Mr. Spier will become chairman and CEO of the FirstService Division of National Penn Bank and a group executive vice-president for corporate planning of National Penn Bank, with additional corporate responsibilities. National Penn Bank has entered into an employment agreement with Mr. Spier that honors and continues an employment agreement entered into between FirstService and Mr. Spier in 2001. See "Employment Agreements and Benefits for Key Management Employees" on page __.

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




INFORMATION WITH RESPECT TO FIRSTSERVICE

General Nature and Scope of Business

      FirstService is a banking corporation organized on January 26, 1995 under the banking laws of the Commonwealth of Pennsylvania. FirstService has seven offices in Bucks and Montgomery Counties, Pennsylvania, and offers a broad range of personal and commercial banking services. Through its subsidiaries, FirstService also offers casualty insurance, title insurance and asset management services. As of September 30, 2002, FirstService had total consolidated assets of $383,243,164.

Properties

      FirstService has seven banking offices, five of which are in Bucks County and two are in Montgomery County, Pennsylvania. FirstService also has an executive office, an operations center, asset management office and three insurance offices. Two insurance offices are in Bucks County and one is in Montgomery County. Five of the banking offices, the executive office, the asset management office and an insurance office are owned in fee by FirstService or its subsidiaries. FirstService or its subsidiaries lease its two other branches, operations center and two other insurance offices.

Legal Proceedings

      FirstService is not a party (plaintiff or defendant) to any lawsuits other than in the routine collection of delinquent loans.

Stock Ownership of Management and Principal Shareholders

      The table below sets forth the beneficial ownership of FirstService common stock as of September 24, 2002 by each of FirstService's directors named individually and by FirstService's directors and executive officers as a group. The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding relationship or otherwise, has or shares voting power, which includes the power to vote, or to direct the voting of, such security; or investment power, which includes the power to dispose of, or to direct the disposition of, such security. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of common stock. As of September 24, 2002, no person or entity beneficially owned 5% or more of the outstanding shares of FirstService common stock, except for Alexander Rankin as described in the table below.

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


Name of Beneficial Owner                      Number of Shares       Percent of
------------------------                     Beneficially Owned     Common Stock
                                             ------------------     ------------
Alexander Rankin                                563,430 (1)            10.91%

John C. Spier                                   255,777 (2)             4.95%

Donald P. Worthington                           204,786 (3)             3.96%

Henry W. Longacre                               202,455 (4)             3.92%

Richard F. Gerhart                              197,185 (5)             3.82%

J. Lawrence Grim, Jr.                           171,513 (6)             3.32%

Robert L. Byers                                 164,944 (7)             3.19%

Stanley L. Worthington                          131,300 (8)             2.54%

William H. Eastburn III                         130,210 (9)             2.52%

Ernest O. Goelz                                 129,516 (10)            2.51%

G. Patrick Stillman                             110,225 (11)            2.13%

Gerald J. Manna                                  98,554 (12)            1.91%

Victoria M. Azar                                  83,676 (13)           1.62%

Directors and Executive Officers as a group    2,542,238 (14)          49.21%
(14 individuals)

(1) Includes the following shares held as voting trustee for the following beneficiaries: 12,999 shares for Joanne S. Rankin; 12,000 shares for Heather R. Doherty CUST/ Gwenaviere A. Doherty UTMA; 14,000 shares for Heather R. Doherty CUST/ Bonnie C. Doherty UTMA; 14,000 shares for Heather R. Doherty CUST/ Karah
M. Doherty UTMA; 14,000 shares for Alexander Rankin 6 CUST/ Alexander Rankin 7 UTMA; 14,000 shares for Alexander Rankin 6 CUST/ Robert Rankin UTMA; and 14,000 shares for Alexander Rankin 6 CUST/ Melanie Ann Rankin UTMA.


(2) Includes 67,200 shares held jointly with Doris M. Spier, his wife, 576 shares in the Employee Stock Purchase Plan, and 188,001 options awarded under the Incentive Stock Option Plan.


(3) Includes: 105,116 shares held jointly with Judith L. Worthington, his wife, Trustees under Deed of Trust dated July 27, 1995; 4,000 shares held by Mission Projects Fellowship, Inc. of which Donald P. Worthington is Treasurer and has the power to vote the shares; 15,500 shares held by Legg Mason Wood Walker as custodian for the benefit of Donald P. Worthington IRA; 72,171 options awarded under the Directors Stock Option Plan; and the following shares held as voting trustee for the following beneficiaries: 1,999 shares for Janice Barlow; 3, 000 shares for Cynda J. Worthington; and 3,000 shares for Natasha L. Worthington.


(4) Includes: 99,999 shares held by MLPF&S as custodian for the benefit of Henry
W. Longacre IRA; 50,000 shares held jointly with Carol Longacre, his wife, Family Limited Partnership; 5,000 shares held jointly with Carol L. Longacre; and 47,456 options awarded under the Directors Stock Option Plan.


(5) Includes: 65,000 shares as voting trustee for Helene L. Gerhart, his wife; and 47,186 options awarded under the Directors Stock Option Plan.


(6) Includes: 45,790 shares held individually and for which he and Gregory E. Grim are joint voting trustees; 3,874 shares held by Legg Mason Wood Walker as custodian for the benefit of J. Lawrence Grim, Jr. IRA; 47,996 options awarded under the Directors Stock Option Plan; and the following shares held as joint voting trustee with Gregory E. Grim for the following beneficiaries: 7,000 shares for Helen F. Grim; 27,499 shares for Gregory E. Grim; 16,459 shares for Christopher R. Neikirk and Christine G. Neikirk; 7,800 shares for Christine G. Neikirk CUST/ Christopher A. Neikirk UTMA; 3,799 shares for Christopher R. Neikirk; 3,799 shares for Christine G. Neikirk; 4,999 shares for Ellen G. Harter; 1,249 shares for Ellen R. Kastner; and 1,249 shares for Stephen P. Moyer and Joan M. Moyer.


(7) Includes: 115,598 shares held jointly with Joyce F. Byers, his wife.


(8) Includes: 77,500 shares held jointly with Frances C. Worthington, his wife, under a Revocable Trust; 43,805 options awarded under the Directors Stock Option Plan; and the following shares held as voting trustee for the following beneficiaries: 1,999 shares for Mark D. Worthington Trustee for Chadd David Willard UPAUGMA; 1,999 shares for Mark D. Worthington Trustee for Mark David Willard UPAUGMA; 1,999 shares for Mark D. Worthington Trustee for Julie Marie Worthington UPAUGMA; 1,999 shares for Mark D. Worthington Trustee for Ross Philip Worthington UPAUGMA; and 1,999 shares; Mark D. Worthington Trustee for Jayson Mark Kurko UPAUGMA.


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

(9) Includes: 62,499 shares held by MLPF&S as custodian for the benefit of William H. Eastburn III IRA; 6,500 shares held jointly with Constance Eastburn, his wife; 44,216 options awarded under the Directors Stock Option Plan; and the following shares held as voting trustee for the following beneficiaries: 1,499 shares for Brooke Eastburn; 1,999 shares for Christopher Ames Eastburn; 1,499 shares for William H. Eastburn IV; 1,499 shares for Holly Eastburn MacEwan; 1,499 shares for Page Eastburn O'Rourke; 7,500 shares for Constance A. Eastburn; 500 shares for Holly MacEwan & Alan MacEwan; and 1,000 shares for William H. Eastburn IV & Charolotte Dunham.


(10) Includes: 48,266 options awarded under the Directors Stock Option Plan.


(11) Held jointly with Beulah R. Stillman, his wife.


(12) Includes: 40,556 options awarded under the Directors Stock Option Plan; and the following shares held as voting trustee for the following beneficiaries:
33,999 shares for Angeline Manna; and 11,999 shares for Christian and Alexander Manna.


(13) Includes: 36,000 shares held as voting trustee for Edmund Ludwig; and 43,676 options awarded under the Director Stock Option Plan.


(14) Includes all shares beneficially owned including shares which the individual has the right to acquire through the exercise of outstanding stock options.

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

                DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES

      The authorized capital stock of National Penn consists of 62,500,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock.

      As of the date of this proxy statement/prospectus, there are ______________shares of National Penn common stock issued and outstanding,
_________ shares held by National Penn as treasury stock, and no shares of National Penn preferred stock issued or outstanding. There are no other shares of capital stock of National Penn authorized, issued or outstanding.

      National Penn has no options, warrants or other rights authorized, issued or outstanding other than as described herein under "Shareholder Rights Plan" and options and rights granted under National Penn's various stock compensation and dividend reinvestment plans.

Common stock

      Dividends

      The holders of National Penn common stock share ratably in dividends when and if declared by National Penn's board of directors from legally available funds. Declaration and payment of cash dividends by National Penn depends upon cash dividend payments to it by National Penn Bank and National Penn's other subsidiaries, which are National Penn's primary source of revenue and cash flow. National Penn is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

      Voting Rights

      Prior to the issuance of any National Penn preferred stock with voting rights (see "Preferred Stock" below), the holders of shares of National Penn common stock have exclusive voting rights. Each holder of shares of National Penn common stock has one vote for each share held. National Penn shareholders cannot cumulate votes in the election of directors.

      National Penn common stock currently trades on the National Market tier of the Nasdaq Stock Market. Under Nasdaq's National Market rules, approval of National Penn's shareholders is required for the issuance of shares of National

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

Penn common stock or securities convertible into or exercisable for National Penn common stock if the issuance of such securities:

         o Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

         o Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of National Penn has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding National Penn common stock or voting power of 5% or more;

         o Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of National Penn common stock, or have 20% or more of the voting power, outstanding before issuance; or

         o     Would result in a change in control of National Penn.

      Under Nasdaq's National Market rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

      Pre-Emptive Rights, Redemption

      Holders of National Penn common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock. National Penn common stock is not subject to redemption.

      Liquidation Rights

      In the event of National Penn's liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.

Preferred Stock
      National Penn's board of directors is authorized to issue shares of National Penn preferred stock, without shareholder approval. National Penn's board will determine the rights, qualifications, limitations and restrictions of

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

each series of National Penn preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of National Penn common stock. Shares of National Penn preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the National Penn common stock, and may be convertible into National Penn common stock. National Penn has provided for the issuance of Series A junior participating preferred stock under the Shareholder Rights Plan described below.

Shareholder Rights Plan

      National Penn maintains a Shareholder Rights Plan designed to protect shareholders from attempts to acquire control of National Penn at an inadequate price. Under the Shareholder Rights Plan, each outstanding share of National Penn common stock has attached to it one right to purchase one one-hundredth of a share of Series A junior participating preferred stock at an initial price of $145, subject to adjustment from time to time, as provided in the plan. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

      The National Penn rights become exercisable to purchase shares of the Series A preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of National Penn stock with 19.9% or more of total voting power. The National Penn rights also become exercisable if a person or group who has become a beneficial owner of shares of National Penn common stock equal to 4.9% of the total shares outstanding or with 4.9% of total voting power is declared by National Penn's board of directors to be an "adverse person," as defined in the Shareholder Rights Plan.

      After the National Penn rights become exercisable, under certain circumstances, the National Penn rights (other than any rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either shares of National Penn common stock or of the common stock of the potential acquiror, instead of the Series A preferred stock, at a substantially reduced price.

      National Penn is generally entitled to redeem the National Penn rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the National Penn rights have become non-redeemable, National Penn's board can extend the redemption period. The National Penn rights are not redeemable following an "adverse person" determination.

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

Anti-Takeover Charter and Pennsylvania Law Provisions

      National Penn's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions:

         o Empower National Penn's board of directors, without shareholder approval, to issue shares of National Penn preferred stock the terms of which, including voting power, are set by National Penn's board;

         o Divide National Penn's board of directors into three classes serving staggered three-year terms;

         o     Restrict the ability of shareholders to remove directors;

         o Require that shares with at least 80% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of National Penn's total voting power, if the transaction is not approved, in advance, by National Penn's board of directors;

         o     Do not permit shareholders' actions without a meeting;

         o Require that shares with at least 80%, 67%, or a majority, of total voting power approve the repeal or amendment of certain provisions of National Penn's articles of incorporation;

         o     Eliminate cumulative voting in the election of directors; and

         o Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

      The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to National Penn that may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions, among other things:

         o Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation [Section 25E of the Business Corporation Law];

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

         o Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power [Section 25F of the Business Corporation Law];

         o Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights [Section 25G of the Business Corporation Law];

         o Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Section 25H of the Business Corporation Law];

         o Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

         o Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

         o Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

         o Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation;

         o Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation

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               or by a shareholder in a derivative action, but not by a
               shareholder directly.

      The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

         o Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

         o Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

         o Act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

      Upon completion of the merger, shareholders of FirstService will become shareholders of National Penn. Accordingly, their rights as shareholders will be governed by National Penn's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between FirstService's and National Penn's articles of incorporation and bylaws.

      The following is a summary of material differences in the rights of FirstService shareholders and National Penn shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the respective articles of incorporation and bylaws of FirstService and National Penn.

Directors

      Nomination

         FirstService
         ------------

      FirstService's bylaws permit nominations for election to FirstService's board of directors to be made by the board of directors or a designated committee, or by any shareholder. Shareholder nominations must be made in writing and be delivered or mailed to the Secretary of FirstService prior to the

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

deadline for inclusion of shareholder proposals in proxy materials as described below.

         National Penn
         -------------

       National Penn's bylaws permit nominations for election to National Penn's board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.

      Nominations for director made by shareholders must be made, in writing and received by National Penn's Secretary not less than 90 days prior to the date of an annual meeting of shareholders. However, if the date of National Penn's annual meeting is other than the fourth Tuesday in April, notice of the nomination must be received by the tenth day following the first public disclosure of the date of the meeting. Any notice of a director nomination must contain the same information, to the extent known to the notifying shareholder, as that which the SEC requires National Penn to state in its proxy statement regarding nominees of the board of directors.

      Election

         FirstService
         ------------

      In each election of directors, the candidates receiving a majority of votes are elected.

         National Penn
         -------------

      National Penn's articles of incorporation provide that its board of directors shall be comprised of not less than eight nor more than 20 directors, the number of which may be determined from time to time by the board of directors. Presently, the board of directors has 11 members. National Penn's board of directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

      Qualification

         FirstService
         ------------

      Every director of FirstService must be a FirstService shareholder, a citizen of the United States, and must beneficially own at least 1,000 shares of FirstService common stock. A person who no longer holds 1,000 shares may no longer serve as a director. At least two-thirds of the directors must be residents of Pennsylvania. An individual who has attained the age of 75 is not eligible for election unless nominated in writing by at least eighty percent of all other directors and the reasons justifying the nomination are set forth in

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proxy materials for the annual meeting at which such director is to be considered for election. No individual may be a director who is at the same time a judge of a court of record in Pennsylvania, or the holder of an office in the Department of Banking, the Treasury Department, the Auditor General's Department or the Department of Revenue of Pennsylvania.

         National Penn
         -------------

      National Penn's bylaws provide that no person who has reached age 72 is qualified for nomination or election to National Penn's board of directors.

      Removal

         FirstService
         ------------

      FirstService's directors may be removed by the affirmative vote of at least two-thirds of the directors for continued unexcused absence for six months, conviction of a felony, adjudication of incompetence or incapacity, and such other grounds as are set forth in the Banking Code. The entire board of directors or an individual director may be removed without cause by a majority vote of the shareholders.

         National Penn
         -------------

      National Penn's articles of incorporation provide that any director or the entire board of directors may be removed from office at any time, with or without "cause," but only by the affirmative vote of the holders of at least two-thirds of the outstanding National Penn stock then entitled to vote in the election of directors at a meeting of shareholders called for that purpose.

      Vacancies

         FirstService
         ------------

      Vacancies in FirstService's board of directors or in nominees for election to membership on the board of directors caused by death, resignation, disqualification or otherwise, including an increase in the number of directors, may be filled by the remaining members of the board of directors even though less than a quorum. Each person so elected is a director until the next annual meeting of the shareholders, and then stands for election by the shareholders for the un-expired term. However, if such vacancy occurs after the record date preceding the annual meeting because of the time requirements relating to the preparation of proxy materials, the term of the person filling the vacancy may automatically continue to, through and beyond the annual meeting of the shareholders and until the next annual meeting of the shareholders thereafter, when that person must stand for election by the shareholders if that person

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

seeks to continue in office for the un-expired portion of the term of office, if any. If the board of directors determines that it is possible to prepare or revise the proxy materials for the annual meeting immediately following the filling of the vacancy, that person will stand for election at that meeting.

         National Penn
         -------------

      National Penn's bylaws provide that vacancies on National Penn's board of directors, for whatever reason, including vacancies resulting from death, resignation, retirement, disqualification, or an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum. Any director elected by National Penn's board of directors to fill a vacancy will have a term of office ending at the annual meeting of shareholders at which the term of the class to which he has been elected ends.

Shareholder Meetings

      Call

         FirstService
         ------------

      FirstService's annual meeting of shareholders for election of directors is held at such place, date and time as FirstService's board of directors fixes in accordance with law. Special meetings may be called at any time by FirstService's chairman of the board, president or the board of directors. The holders of not less than forty percent of FirstService's issued and outstanding shares entitled to vote may at any time apply to FirstService's Secretary to call a special meeting of the shareholders, stating the object of the meeting. The shareholders requesting such meeting are required to deposit the estimated costs of such meeting with the Secretary of FirstService. The board of directors will call such meeting at a time determined by it.

         National Penn
         -------------

      The annual meeting of shareholders for the election of directors whose terms are expiring and the transaction of any other business properly brought before the meeting is held on the fourth Tuesday in April each year or such other date as the board of directors shall determine. Special meetings of National Penn shareholders may be called at any time by National Penn's board of directors or chief executive officer. National Penn shareholders are not entitled to call a special meeting of shareholders.

      Notice

         FirstService
         ------------

      Written notice of every meeting of FirstService's shareholders must be given to each shareholder of record entitled to vote at the meeting at least twenty days prior to the meeting date, unless a greater period of time is required by law. Notice is deemed to be given at the time it is deposited in the United States mail. Such notice must be mailed to each shareholder at the address given by the shareholder as provided in the bylaws. The notice of every FirstService meeting must state the business to come before the meeting, and no other business shall be considered at such meeting except with the consent of a majority of the shareholders present in person or by proxy at the meeting.

         National Penn
         -------------

      National Penn's bylaws provide that at least 20 days in advance of the meeting date, written notice of the date, place and time of all meetings of shareholders, and of the general nature of the business to be transacted at special meetings, shall be given to each shareholder of record entitled to vote at the meeting.

      A National Penn shareholder desiring to present a proposal for action at an annual meeting must comply with applicable rules of the Securities and Exchange Commission and provide written notice of the proposal to National Penn's Secretary at the company's principal office at least ninety days prior to the annual meeting. If the meeting is to be held on a date other than the fourth Tuesday in April, notice of the proposal must be provided to the Secretary by the close of business on the tenth day following the first public disclosure of the meeting date.

      Quorum

         FirstService
         ------------

      The presence in person or by proxy of the holders of a majority of the outstanding shares of the voting stock of FirstService constitutes a quorum. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum is not present, those present may adjourn the meeting to such time and place as they may determine; but in the case of a meeting called for the election of directors, those who attend the second of such adjourned meeting, although less than a quorum, will nevertheless constitute a quorum for the purpose of electing directors.

         National Penn
         -------------

         National Penn's bylaws provide that the presence, in person or by proxy, of National Penn shareholders entitled to cast a majority of the votes which all shareholders are entitle to cast on a particular matter constitutes a quorum for purposes of considering such matter.

Required Shareholder Vote

      General

         FirstService
         ------------

      With respect to all matters on which shareholders are entitled to vote, holders of FirstService common stock are entitled to one vote per share. The acts of the holders of a majority of the shares represented by proxy or in person at any meeting at which a quorum is present shall be the acts of the shareholders, except where a different vote is required by law or the governing documents of First Service.

         National Penn
         -------------

      Subject to the voting rights of any series of National Penn preferred stock then outstanding, if any (see "Description of National Penn Capital Securities--Preferred Stock"), the holders of National Penn common stock possess exclusive voting rights. Each holder of National Penn common stock is entitled to one vote for each share held of record. Assuming no preferred stock is issued, for general corporate action of the shareholders of National Penn, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval. Abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law.

      Fundamental Changes

         FirstService
         ------------

      The Banking Code generally requires approval of two-thirds of the outstanding shares of the bank for fundamental changes such as mergers or consolidations. No shareholder approval is required under the Banking Code for a sale of assets, even if such assets constitute all or substantially all of the assets of the selling bank.

      FirstService's articles of incorporation have detailed provisions relating to a change in control opposed by the board of directors. See "Anti-Takeover Provisions." Pursuant to these provisions, the additional shareholder approval requirements of these provisions have been waived by the FirstService board of directors, and as a result, the provisions of the Banking Code and the National Bank Act apply and a two-thirds vote of FirstService's shareholders is required for approval of the merger agreement, the merger and related matters.

         National Penn
         -------------

      National Penn's articles of incorporation require that a plan of merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn other than in the usual and regular course of business) or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except as follows.

      National Penn's articles of incorporation require the affirmative vote of shareholders with at least 80% of National Penn's total voting power to approve any merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn) or similar transaction involving a shareholder holding 5% or more of National Penn's voting power, unless the transaction has been approved in advance by a majority of National Penn's directors who are not affiliated with the 5% or more shareholder.

     Amendment of Articles of Incorporation

        FirstService
        ------------

      Pursuant to the Banking Code, amendments to the articles of incorporation of FirstService must be recommended by the board of directors and approved by shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to vote on the amendment.

      The FirstService articles of incorporation provide that, unless otherwise waived by three-fourths of FirstService's board of directors, the affirmative vote of the holders of eighty-five percent of FirstService's issued and outstanding shares entitled to vote in the election of directors is required for the shareholders to make, amend or repeal the articles of incorporation, or any portion thereof, in any manner different from that recommended by the board of directors.

        National Penn
        -------------

      As a general matter, the approval of shareholders entitled to cast a majority of the votes that all shareholders of National Penn are entitled to cast is necessary to amend National Penn's articles of incorporation. National Penn's articles of incorporation contain two provisions that require a super-majority vote of shareholders to amend, repeal, or adopt any provision inconsistent, with particular sections of such articles:

         o Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to the classification of directors, the filling of board vacancies, or the removal of directors, requires the affirmative vote of shareholders holding at least two-thirds of the votes which all shareholders then hold for an election of directors.

         o Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to a merger, consolidation or similar transaction with a 5% or more shareholder of National Penn requires the affirmative vote of shareholders holding at least 80% of the votes which all shareholders then hold.

      Amendment of Bylaws

         FirstService
         ------------

      As authorized by the Banking Code, the power and authority to make, amend and repeal FirstService's bylaws is expressly vested by the FirstService articles of incorporation and bylaws in the board of directors, subject always to the power of the shareholders to change such action, provided, however, that the holders of eighty-five percent of FirstService's issued and outstanding shares entitled to vote in the election of directors must vote in favor of making, amending or repealing the bylaws, or any portion thereof, in any manner different from that recommended by the board of directors. If FirstService's board of directors, by a three-fourths vote, recommends any making, amending or repealing of any portion or all of the bylaws, the board of directors may waive the provisions requiring a greater percentage of shareholder vote and a majority of all the issued and outstanding shares entitled to vote in the election of directors shall be required in favor of taking such action. Pursuant to the Banking Code, the authority of the board of directors to amend the bylaws does not extend to provisions of the bylaws fixing the qualifications, classifications or terms of office of directors.

         National Penn
         -------------

      The authority to amend or repeal National Penn's bylaws is vested in National Penn's board of directors, subject to the power of National Penn's shareholders to change such action by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon with the following exception. Any amendment to the limitation of directors' liability and indemnification provisions of the bylaws requires the affirmative vote of 80% of the members of National Penn's entire board of directors or of shareholders holding at least 80% of the votes that all shareholders are entitled to cast.

Inspection Rights

         FirstService
         ------------

      FirstService's bylaws require FirstService's Secretary to make available, at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting and the number of shares held by each such shareholder. The list is kept on file at FirstService's corporate offices and is subject to inspection by any shareholder for any proper purpose during normal business hours. FirstService's articles of incorporation and bylaws are silent with regard to any rights of FirstService's shareholders to examine other books, records of account or records of the proceedings of FirstService's shareholders and directors.

         National Penn
         -------------

      As required by Pennsylvania law, National Penn makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. The list includes the address of and the number of shares held by each shareholder. In addition, shareholders of National Penn, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of National Penn's shareholders and directors, and to make copies or extracts therefrom.


Shareholder Rights Plan

         FirstService
         ------------

      FirstService does not have a shareholder rights plan.

         National Penn
         -------------

      National Penn maintains a shareholder rights plan under which holders of National Penn common stock are entitled, under certain circumstances generally involving an accumulation of shares of National Penn common stock, to purchase shares of National Penn common stock or common stock of the potential acquiror at a substantially reduced price. See "Description of National Penn Capital Securities--Shareholder Rights Plan" at page ___.

Anti-Takeover Provisions

         FirstService
         ------------

      The FirstService's articles of incorporation establish certain "anti-takeover" provisions that are intended to render more difficult and to deter, if not prevent, FirstService's then-existing board of directors from losing control of FirstService to a hostile acquirer in a transaction opposed by the board of directors, even if FirstService's shareholders might favor such a transaction.

      One of the "anti-takeover" provisions in FirstService's articles of incorporation is the authorization of 5,000,000 shares of common stock and 5,000,000 shares of preferred stock, so called "blank check preferred stock" that the board of directors may authorize with such terms and conditions as it may establish without having to seek further approval of the shareholders. As a general matter, the existence of unissued and unreserved shares of capital stock provides a board of directors with the ability to cause the issuance of shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover by diluting the voting or other rights of any proposed acquiror, by creating a substantial voting block in institutional or other hands that might undertake to support the position of a board of directors, by implementing a shareholder rights plan (a so called "poison pill") or by effecting an acquisition that might complicate or preclude a takeover or otherwise.

      Another provision of FirstService's articles of incorporation that has an "anti-takeover" effect is the classification of FirstService's board of directors into three classes, as described above.

      Another provision of FirstService's articles of incorporation enables FirstService's board of directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as (i) the impact that an acquisition of FirstService would have on FirstService; (ii) the effect of an acquisition upon employees, depositors and customers; and (iii) the reputation and business practices of the tender offeror. This provision was included in FirstService's articles of incorporation to permit FirstService's board of directors to recognize its responsibilities to these constituent groups and to FirstService and the communities that it serves.

      Other provisions of FirstService's articles of incorporation impose special shareholder approval requirements in connection with an offer of merger or consolidation or for the sale, lease or exchange of substantially all of FirstService's assets (all technically defined in FirstService's articles of incorporation as a "Business Combination," but herein referred to as a "takeover").

      The affirmative vote of the holders of 85% of FirstService's issued and outstanding shares entitled to vote is required to approve a takeover of FirstService opposed by the board of directors, except that, if all of a series of extensive conditions set forth in FirstService's articles of incorporation are met, the affirmative vote of the holders of seventy-five of FirstService's issued and outstanding shares entitled to vote is required, regardless of the opposition of the board of directors. These conditions include:

           (1) The ratio of cash and other consideration to be received per share of FirstService common stock to the market price per share of FirstService common stock immediately prior to the first public announcement of the takeover must be at least as great as the ratio of the highest per share price which the acquirer has paid for any FirstService shares within three (3) years prior to the record date for determining shareholders entitled to vote on the proposition to the market price per share of FirstService Common stock immediately prior to the initial acquisition by the acquirer.

           (2) The cash or other consideration to be received by the holders of FirstService common stock, divided by the number of shares outstanding before the first public announcement of the takeover, must not be less than the highest per share price paid by the acquirer for any block of common stock owned by it.

           (3) The form of the consideration to be received by holders of FirstService common stock must not be less favorable than the consideration paid by the acquirer for any block of FirstService common stock.

           (4) The acquirer shall provide for representation on the FirstService board of directors from the then-existing board of directors in proportion to the number of shares held by FirstService shareholders other than those held by the acquirer to the total number of FirstService's outstanding shares.

           (5) The acquirer must not have received the benefit of loans, advances, guarantees, pledges or other financial assistance or tax credits provided by FirstService and must not have made any major change in FirstService's business or equity capital structure without the unanimous approval of the entire board of directors.

           (6) A lawful proxy statement must have been mailed to all FirstService shareholders containing at the front in a prominent place any recommendations of then-existing board of directors and of a reputable investment firm selected by then-existing board of directors as to the fairness of the terms of the transaction from the point of view of shareholders other than the acquirer.

The members of FirstService's board of directors then-existing before the commencement of the takeover attempt who continue in office, referred to as "continuing directors", may ascertain information about the acquirer, including that which is necessary to determine whether the foregoing conditions have been met.

      If three-fourths of FirstService's continuing directors recommend in favor of a takeover, they may waive the foregoing special voting requirements, in which case such takeover will require only such shareholder approval as is otherwise required by law. Under the Banking Code, the affirmative vote of the holders of 66 2/3% of FirstService's issued and outstanding shares entitled to vote is required for bank mergers in which the resulting institution is regulated under the Banking Code, and the affirmative vote of the holders of 66 2/3% of FirstService's issued and outstanding shares entitled to vote, as provided for under the laws of the United States, is required for bank mergers resulting in a national bank.

      On September 24, 2002, FirstService's board of directors unanimously waived the requirement that the merger be approved by the holders of 75% of FirstService's issued and outstanding shares entitled to vote, as provided for under FirstService's articles of incorporation. Thus, the holders of 66 2/3% of the issued and outstanding FirstService shares entitled to vote must approve the merger.

         National Penn
         -------------

      Under Pennsylvania law, National Penn's board may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation. See "Description of National Penn Capital Securities--Anti-Takeover Charter and Pennsylvania Law Provisions" at page _____.

      Because National Penn is a bank holding company, certain acquisitions of voting power or ownership of National Penn's common stock are subject to various regulatory approvals.

      National Penn is subject to those provisions of the Pennsylvania Business Corporation Law that are applicable to a corporation which has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law. National Penn has not opted out of any of these provisions. All of these provisions apply to National Penn. See "Description of National Penn Capital Securities--Anti-Takeover Charter and Pennsylvania Law Provisions" at page ___ and "Shareholder Rights Plan" at page
___.

Voluntary Dissolution

         FirstService
         ------------

      Under the Banking Code, FirstService may elect to dissolve voluntarily upon the approval of the holders of sixty-six and two-thirds percent of FirstService's issued and outstanding shares entitled to vote. Under FirstService's articles of incorporation, a plan of liquidation or dissolution of FirstService which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of FirstService to the shareholders requires the approval of the holders of seventy-five percent of FirstService's issued and outstanding shares entitled to vote, except that the approval of the holders of eighty-five percent of FirstService's issued and outstanding shares entitled to vote is required for any plan which would permit distribution to shareholders to be made in other than cash.

         National Penn
         -------------

      If the board of directors of a Pennsylvania corporation, such as National Penn, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation's shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Dissenters' Rights

         FirstService
         ------------

      FirstService's shareholders have dissenters' rights in limited cases as provided for under the Banking Code. In cases where FirstService is a party to a plan in which a proposed merger or consolidation will result in an institution subject to the Banking Code, an objecting FirstService shareholder is entitled to the rights and remedies of a dissenting shareholder under the BCL. In cases where FirstService is a party to a plan in which a proposed merger or consolidation will result in a national bank, an objecting FirstService shareholder is entitled to the rights and remedies of a dissenting shareholder under federal law. FirstService will have dissenters' rights in connection with the merger, as described in "Rights of Dissenting Shareholders" at page ____.

         National Penn
         -------------

      National Penn's shareholders will generally have dissenters' rights under the Pennsylvania Business Corporation Law, unless there are more than 2,000 shareholders of record of National Penn common stock at the time in question. As of the date of this proxy statement/prospectus, National Penn has approximately ______ shareholders of record, consequently, National Penn's shareholders would not have dissenters' rights under Pennsylvania law.

         Further, National Penn's articles of incorporation and bylaws do not grant dissenters' rights to National Penn's shareholders.

                                     EXPERTS

         The consolidated financial statements of National Penn as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, which are incorporated by reference in this proxy statement/ prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, whose report is incorporated by reference in this proxy statement/prospectus and given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the National Penn common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for National Penn by the law firm of Ellsworth, Carlton, Mixell & Waldman, P.C., Wyomissing, Pennsylvania. As of the date of this proxy statement/ prospectus, attorneys in the law firm of Ellsworth, Carlton, Mixell & Waldman, P.C. own, directly or indirectly, ___________ shares of National Penn common stock.

         Certain legal matters relating to the merger are being passed upon for FirstService by the law firm of Pepper Hamilton LLP. As of the date of this proxy statement/prospectus, attorneys in the law firm of Pepper Hamilton LLP do not own, directly or indirectly, any shares of FirstService common stock.

                                 OTHER BUSINESS

         As of the date of this proxy statement/prospectus, FirstService's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.


                              SHAREHOLDER PROPOSALS

         If the merger agreement is approved and the merger takes place, FirstService will not have an annual meeting of its shareholders in 2003. If the merger does not take place, FirstService anticipates that its 2003 annual meeting of shareholders will be held in May 2003. Any proposal intended to be submitted by a FirstService shareholder for inclusion in FirstService's proxy statement for the annual meeting must have been received by FirstService at its principal executive office at 152 North Main Street, Doylestown, Pennsylvania by December 31, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

      National Penn files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as National Penn, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      National Penn maintains an Internet site that contains information about National Penn and its subsidiaries. Its address is http://www.nationalpennbancshares.com.

      National Penn filed a registration statement with the SEC under the Securities Act of 1933, relating to the National Penn common stock offered to the FirstService shareholders in connection with the merger. The registration statement contains additional information about National Penn and the National Penn common stock. The SEC allows a registrant such as National Penn to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the SEC's public reference facilities described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This proxy statement/prospectus incorporates by reference important business and financial information about National Penn that is not included in or delivered with this proxy statement/prospectus. The following documents filed with the SEC by National Penn are incorporated by reference in this proxy statement/prospectus:

o National Penn's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 27, 2002.

o National Penn's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 filed with the SEC on May 10, 2002.

o National Penn's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 filed with the SEC on July 30, 2002.

o National Penn's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 filed with the SEC on November 12, 2002.

o National Penn's Current Reports on Form 8-K filed with the SEC on April 8, 2002, July 11, 2002, June 27, 2002, July 16, 2002, August 19, 2002, August
      28, 2002, September 27, 2002, November 12, 2002 and December 5, 2002.

o The description of National Penn common stock contained in National Penn's registration statement on Form 8-A dated February 24, 1983, and any amendment or report filed for the purpose of updating such description.

o The description of National Penn's Shareholder Rights Plan contained in National Penn's registration statement on Form 8-A dated September 11, 1989, as amended by Amendment No. 1 dated August 21, 1999.

      National Penn also incorporates by reference in this proxy statement/prospectus additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the final adjournment of the special meeting of FirstService shareholders.

      Any statement contained in this proxy statement/prospectus or in a document incorporated by reference in this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document which also is incorporated by reference herein modifies or supersedes the statement.

      You may obtain copies of the information incorporated by reference in this proxy statement/prospectus. (See page ____ of this proxy statement/prospectus for information on how to make a request for information.)

      All information contained or incorporated by reference in this proxy statement/prospectus about National Penn was supplied or verified by National Penn. All information contained in this proxy statement/prospectus about FirstService was supplied or verified by FirstService.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2002 ("Agreement"), is made by and among NATIONAL PENN BANCSHARES, INC., a
Pennsylvania corporation ("NPB"), NATIONAL PENN BANK, a national banking association ("NP Bank"), and FIRSTSERVICE BANK, a Pennsylvania bank ("FirstService").


                                   BACKGROUND
                                   ----------

         1. NPB owns directly all of the outstanding capital stock of NP Bank.

         2. NPB and FirstService desire for FirstService to merge with and into NP Bank, with NP Bank surviving such merger as a wholly- owned subsidiary of NPB, in accordance with the applicable laws of the United States, the Commonwealth of Pennsylvania, and this Agreement.

         3. As a condition and inducement to NPB to enter into this Agreement, the directors and certain officers of FirstService are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1.

         4. As a condition and inducement to each of NPB, NP Bank and FirstService to enter into this Agreement, NP Bank has entered into agreements (the "Employment Agreements") with John C. Spier, Don P. Worthington and Blair
T. Rush (the "Key FirstService Management"), regarding the terms of their employment following consummation of the transactions contemplated hereby, and NP Bank has entered into an amendatory agreement ("Amendatory Agreement") with
A. Lee Roberts regarding the terms of his supplemental executive retirement plan.

         5. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

         6. NPB and FirstService desire to provide the terms and conditions governing the transactions contemplated herein.

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:



                                    ARTICLE I
                                    ---------

                                     GENERAL
                                     -------

         1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Adjusted  FirstService  Option  has the  meaning  given to that term in
Section 1.02(g) of this Agreement.

         Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

         Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

         Amendatory Agreement has the meaning given to that term in the Background Section of this Agreement.

         Application means an application for regulatory approval which is required by the transactions contemplated hereby.

         Banking Code means the Pennsylvania Banking Code of 1965, as amended.

         CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

         Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

         Confidentiality  Agreement  means the  confidentiality  agreement dated
August 12, 2002 between NPB and Danielson Associates Inc., as agent for FirstService.

         Determination Date means the trading day sixteen (16) days prior to the FirstService Shareholders Meeting.

         Determination Period has the meaning given to such term in Section 1.02(f)(ii)(D) of this Agreement.

         Dissenting  FirstService  Shares has the meaning  given to that term in
Section 1.02(f)(ii)(F) of this Agreement.

         Employment Agreements has the meaning given to that term in the Background Section of this Agreement.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         Effective Date means the date upon which all filings with governmental agencies, as may be required under applicable laws and regulations for the Merger to be effective, are made and accepted by such agencies, and shall be the same as the Closing Date or as soon thereafter as is practicable.

         Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

         Exchange Agent has the meaning given to such term in Section 1.02(h) of this Agreement.

         Exchange   Ratio  means  the  exchange   ratio  set  forth  in  Section
1.02(f)(ii)(A) or (E) or Section 6.01(c), whichever is in effect, in each case as it may be adjusted pursuant to Section 1.02(i).

         FDIC means the Federal Deposit Insurance Corporation.

         FRB means the Federal Reserve Board.

         FirstService means FirstService Bank, a Pennsylvania bank.

         FirstService Benefit Plan has the meaning given to that term in Section
2.12 of this Agreement.

         FirstService Board has the meaning given to that term in Section 4.07(c)(v)(C) of this Agreement.

         FirstService Board Member means a director of FirstService immediately prior to the Closing Date who becomes, and on the date of determination is, a member of the FirstService Board.

         FirstService Certificate has the meaning given to that term in Section 1.02(h)(i) of this Agreement.

         FirstService Common Stock has the meaning given to that term in Section 2.02(a) of this Agreement.

         FirstService Disclosure Schedule means, collectively, the disclosure schedules delivered by FirstService to NPB at or prior to the execution and delivery of this Agreement.

         FirstService Division has the meaning given to that term in Section 4.07(c)(v)(A) of this Agreement.

         FirstService  ERISA  Affiliate  has the  meaning  given to such term in
Section 2.12(a) of this Agreement.

         FirstService ESPP means the FirstService Employee Stock Purchase Plan in effect on the date hereof.

         FirstService Financials means (a) the audited consolidated financial statements of FirstService as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, and (b) the unaudited interim consolidated financial statements of FirstService for each calendar quarter after December 31, 2001, including the quarter ending June 30, 2002.

         FirstService Nominee has the meaning given to that term in Section 1.02(e)(i) of this Agreement.

         FirstService Option has the meaning given to that term in Section 1.02(g) of this Agreement.

         FirstService Option Conversion Ratio means the conversion ratio set forth in Section 1.02(g)(i), as it may be adjusted pursuant to Section 1.02(g)(ii).

         FirstService Option Plans means each stock option plan maintained by FirstService immediately prior to the Effective Date.

         FirstService Shareholders Meeting means the meeting of the holders of FirstService Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

         GAAP  means  accounting  principles  generally  accepted  in the United
States.

         IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         IRS means the Internal Revenue Service.

         Key FirstService Management has the meaning given to that term in the Background Section of this Agreement.

         Knowledge  of  FirstService   means  the  knowledge  of  FirstService's
executive officers and directors.

         Knowledge of NPB means the knowledge of NPB's executive officers and directors.

         Material Adverse Effect means a material adverse effect on (a) the business, financial condition or results of operations of FirstService on a consolidated basis (when such term is used in Article 2 hereof) or NPB on a consolidated basis (when such term is used in Article 3 hereof) other than, in each case, any change, circumstance or effect relating to (i) the economy or financial markets in general or (ii) the banking industry and not specifically related to FirstService or NPB, or (b) the ability of such party to consummate the transactions contemplated by this Agreement.

         Merger means the merger of FirstService with and into NP Bank, with NP Bank surviving such merger as a wholly-owned subsidiary of NPB, contemplated by this Agreement.

         Merger Consideration has the meaning given to such term in Section 1.02(g)(i) of this Agreement.

         NASD means the National Association of Securities Dealers, Inc.

         Nasdaq means the National Market tier of The Nasdaq Stock Market operated by the NASD.

         NP Bank means National Penn Bank, a national banking association, all the outstanding capital stock of which is owned by NPB.

         NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

         NPB/NP Bank Bylaws  Restrictions  has the meaning given to such term in
Section 1.02(e)(i) of this Agreement.

         NPB Certificate has the meaning given to such term in Section 1.02(h)(ii) of this Agreement.

         NPB Common Stock means the shares of common stock, without par value, of NPB.

         NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to FirstService at or prior to the execution and delivery of this Agreement.

         NPB ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

         NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2001, including the quarter ending June 30, 2002.

         NPB Market Value has the meaning given to such term in Section 1.02(f)(ii)(D) of this Agreement.

         OCC means the Office of the Comptroller of the Currency.

         PDB  means  the   Department   of  Banking  of  the   Commonwealth   of
Pennsylvania.

         Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of FirstService Common Stock in connection with the transactions contemplated by this Agreement.

         Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

         Regulatory  Agreement  has the  meaning  given to that term in Sections
2.11 and 3.10 of this Agreement.

         Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the FDIC, the NASD, and the respective staffs thereof.

         Rights means  warrants,  options,  rights,  convertible  securities and
other  capital  stock   equivalents  which  obligate  an  entity  to  issue  its
securities.

         Rights Agreement means the rights agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NP Bank, as Rights Agent.

         SEC means the Securities and Exchange Commission.

         Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

         Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

         Surviving Bank has the meaning given to that term in Section 1.02(b) of this Agreement.

         1.02  The Merger.

         (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

         (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws and regulations of the United States and the Commonwealth of Pennsylvania, on the Effective Date:

                  (i) FirstService shall merge with and into NP Bank, under the charter of NP Bank;

                  (ii) the separate existence of FirstService shall cease;

                  (iii) NP Bank shall be the surviving bank in the Merger (the "Surviving Bank") and a wholly-owned subsidiary of NPB; and

                  (iv) all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of FirstService shall be taken and deemed to be transferred to and vested in NP Bank, as the Surviving Bank, without further act or deed.

         (c) NP Bank's Name and Business. The name of the Surviving Bank shall be "National Penn Bank". The business of the Surviving Bank shall be that of a national banking association, and it shall be conducted by the Surviving Bank at its main office which shall be located at Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512, and its legally established branches.

         (d)  NP Bank's Articles of Association and Bylaws.

                  (i) On and after the Effective Date, the articles of association of the Surviving Bank shall read in their entirety as set forth on NPB Disclosure Schedule 1.02(d) attached hereto and made a part hereof, until changed in accordance with applicable law, such articles of association, and the Surviving Bank's bylaws.

                  (ii) On and after the Effective Date, the bylaws of the Surviving Bank, as set forth on NPB Disclosure Schedule 1.02(d), shall automatically be and remain the bylaws of the Surviving Bank, until changed in accordance with applicable law, the Surviving Bank's articles of association, and such bylaws.

         (e)  NP Bank's Board of Directors and Officers.

                  (i) On and after the Effective Date, (A) the directors of NP Bank duly elected and holding office immediately prior to the Effective Date and
(B) two persons (each a "FirstService Nominee") selected by FirstService's Board of Directors and approved by NPB (which approval is hereby granted as to Alexander Rankin and John C. Spier and will not otherwise be unreasonably withheld) shall be the directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of the Surviving Bank. Subject to the provisions of the NPB and NP Bank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72 (the "NPB/NP Bank Bylaws Restrictions"), NPB and NP Bank shall take all steps necessary to ensure that the FirstService Nominees, or their successors, are elected to the Surviving Bank's Board of Directors annually for six years following the Effective Date if such persons are in office as directors of NPB on the annual election dates.

                  (ii)  If  either  FirstService   Nominee,  or  any  successor,
resigns,  dies or is  otherwise  removed  from  the  Surviving  Bank's

Board of Directors at any time during the six one-year terms of office referred to in Section 1.02(e)(i), the FirstService Board Members (determined pursuant to
Section 4.07(c)(v)(C) of this Agreement), by a plurality vote, shall have the right to select the successor to such FirstService Nominee, subject to (A) compliance with the NPB/NP Bank Bylaws Restrictions, and (B) approval of such person by NPB (which approval will not be unreasonably withheld).

                  (iii) On and after the Effective Date, the officers of NP Bank duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank, together with the Key FirstService Management and such other officers as may be appointed from time to time, each to hold office until they shall resign or be removed in accordance with applicable law, the articles of association and bylaws of the Surviving Bank.

         (f)  Conversion of Shares.

                  (i) NP Bank Capital Stock. Each share of the capital stock of NP Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

                  (ii) FirstService Common Stock.

                           (A) Conversion. Subject to subsections (f)(ii)(B) and
(f)(ii)(C) below with respect to treasury stock and fractional shares, and to subsection (f)(ii)(F) below with respect to dissenting shares of FirstService Common Stock, each share of FirstService Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive:

                                    (1)  subject to  adjustment  as  provided in
subsection (f)(ii)(E) and subsection (i) below, .567 share of NPB Common Stock, including the associated rights to purchase securities pursuant to the Rights Agreement; and

                                    (2)  $3.90  in cash  (the  "Per  Share  Cash
Consideration").

                           (B) Treasury Stock. Each share of FirstService Common
Stock issued and held in the treasury of FirstService as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                           (C) Fractional  Shares.  No fractional  shares of NPB
Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FirstService Common Stock who would otherwise be entitled to receive a fraction of a share of NPB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by NPB Market Value (as defined in subsection (f)(ii)(D) below).

                           (D) Market Value of NPB Common Stock. For purposes of
this Agreement, the market value of a share of NPB Common Stock ("NPB Market Value") shall be deemed to be the average of the closing sale price of a share of NPB Common Stock, as reported on

Nasdaq, as published in the Wall Street Journal, for the twenty trading days (the "Determination Period") ending on the Determination Date.

                           (E) Exchange Ratio Adjustment. If NPB Market Value is
less than  $24.75 per share,  then the  exchange  ratio set forth in  subsection
(f)(ii)(A) above shall be adjusted to:

                                    (1) .575 share of NPB Common Stock, plus

                                    (2) the Per Share Cash Consideration

in exchange for each share of FirstService Common Stock, subject to the provisions of Section 6.01(c) below.

                           (F) Dissenting  FirstService  Shareholders.  If there
are holders of FirstService Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting FirstService Shares") pursuant to Section 215a(b) of the National Bank Act (12 U.S.C. ss.215a(b)), the following provisions will govern payments to be made in respect of Dissenting FirstService Shares:

                                    (1) All  payments  in respect of  Dissenting
FirstService Shares, if any, will be made by NPB or the Surviving Bank, as they shall agree, taking into account the obligations under Section 3.20 below.

                                    (2)  Dissenting FirstService Shares, if any,
will be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to subsection (f)(ii)(A) above unless and until such holder shall have failed to perfect or effectively shall have withdrawn or lost his right to appraisal and payment under such section. If any such holder of FirstService Common Stock shall have so failed to perfect or effectively shall have withdrawn or lost such right, each of his shares of FirstService Common Stock shall thereupon be deemed to have been converted into, on the Effective Date, the right to receive shares of NPB Common Stock and cash in lieu of fractional shares and the Per Share Cash Consideration, all as set forth in Section 1.02(f)(ii)(A) and (C) hereof.

         (g)  Stock Options.

                  (i) On and after the Effective Date, each option (each, a "FirstService Option") to purchase shares of FirstService Common Stock issued by FirstService and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments made in a manner consistent with IRC
Section 424(a) and Treas. Reg. ss. 1.425-1(a)(4)(i):

                           (A) each FirstService Option will constitute a right
to purchase a number of shares of NPB Common Stock determined in accordance with
Section 1.02(g)(i)(B), below, at a price equal to the amount determined in accordance with Section 1.02(g)(i)(C), below;

                           (B) the number of shares of NPB Common Stock  subject
to each FirstService Option immediately following the Effective Date will be equal to the quotient of: (1) the product of the number of shares of FirstService Common Stock originally subject to that option times the original exercise price of that option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 1.02(g)(i)(C), below; and

                           (C) the exercise  price of each First Service  Option
immediately after the Effective Date will be equal to the quotient of: (1) the product of the closing price of NPB Common Stock on the Effective Date times the original exercise price of that option, divided by (2) the sum of (a) the product of the closing price of NPB Common Stock on the Effective Date times the exchange ratio applicable under Section 1.02(f)(ii)(A)(1), 1.02(f)(ii)(E)(1) or 6.01(c)(2)(i)(2) (as applicable and in each case subject to adjustment in accordance with Section 1.02(i)), plus (b) $3.90.

Except as otherwise provided in this section, the terms and conditions of all FirstService Options will not be changed and such options will remain outstanding and will be exercisable in accordance with the terms of the applicable FirstService Option Plan and stock option agreement. As adjusted pursuant to this section, each FirstService Option will be referred to herein as an "Adjusted FirstService Option".

                  (ii) As soon as practicable after the Effective Date, NPB shall deliver to the holders of Adjusted FirstService Options appropriate notices setting forth the effect of the adjustments described in Section 1.02(g)(i), above. NPB shall comply with the terms of the FirstService Option Plans and shall take such steps as are necessary or required by, and subject to the provisions of, such FirstService Option Plans, to have the Adjusted FirstService Options that qualified as "incentive stock options" prior to the Effective Date continue to qualify as "incentive stock options" after the Effective Date.

                  (iii) NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of Conversion Options in accordance with this Agreement. Promptly after the Effective Date, NPB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor other appropriate forms), with respect to the shares of NPB Common Stock issuable upon exercise of the Conversion Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained thereon) for so long as such options remain outstanding.

                  (iv) With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the FirstService Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

         (h)  Surrender and Exchange of FirstService Stock Certificates.

                  (i) As soon as reasonably practicable after the Effective Date, NPB shall cause NP Bank or another institutional entity selected by NPB, as the exchange agent (the "Exchange Agent"), to mail to each holder of one or more certificate representing FirstService Common Stock (each, a "FirstService Certificate"):

                           (A) a letter of transmittal  which shall specify that
delivery shall be effected, and risk of loss and title to the FirstService Certificates shall pass, only upon delivery of the FirstService Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

                           (B)  instructions for effecting the surrender of such
FirstService Certificates in exchange for (1) cash in lieu of any fractional share in accordance with Section 1.02(f)(ii)(C) hereof and (2) the Per Share Cash Consideration (collectively, the "Merger Consideration").

Upon surrender of a FirstService Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such FirstService Certificate shall be entitled to receive in exchange therefor:

                           (X)  one or more  share  certificates  of NPB  Common
Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.02(f) (after taking into account all shares of FirstService Common Stock then held by such holder); and

                           (Y) a check  in the  amount  of the  cash  that  such
holder has the right to receive pursuant to the provisions of this Section 1.02, including the Per Share Cash Consideration and cash in lieu of any fractional shares pursuant to Section 1.02(f)(ii)(C) and dividends and other distributions pursuant to Section 1.02(h)(ii).

                  (ii) Each certificate for shares of NPB Common Stock (each, a "NPB Certificate") issued in exchange for FirstService Certificates pursuant to
Section 1.02(h)(i) above shall be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each FirstService Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

                  (iii) If a FirstService Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such shareholder cash in an amount equal to dividends payable on such shares of NPB Common Stock and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 1.02(h)(ii) upon surrender of FirstService

Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of FirstService Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as FirstService Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such shareholder.

                  (iv) Each FirstService Certificate delivered for exchange under this Section 1.02(h) must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

                  (v) Upon the Effective Date, the stock transfer books for FirstService Common Stock will be closed and no further transfers of
FirstService Common Stock will thereafter be made or recognized. All FirstService Certificates surrendered pursuant to this Section 1.02(h) will be cancelled.

                  (vi) If there is a transfer of ownership of FirstService Common Stock which is not registered in the transfer records of FirstService, one or more NPB Certificates evidencing, in the aggregate, the proper number of shares of NPB Common Stock, and a check in the proper amount of cash in lieu of any fractional shares, the Per Share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.02(h)(ii), may be issued with respect to such FirstService Common Stock to such a transferee if the FirstService Certificate representing such shares of FirstService Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (i) Anti-Dilution Provisions. If NPB shall, at any time before the Effective Date:

                  (i)  issue a dividend in shares of NPB Common Stock;

                  (ii) combine the outstanding shares of NPB Common Stock into a smaller number of shares;

                  (iii) split or subdivide the outstanding shares of NPB Common Stock; or

                  (iv)  reclassify the shares of NPB Common Stock;

then, in any such event, the number of shares of NPB Common Stock to be delivered to FirstService shareholders who are entitled to receive shares of NPB Common Stock in exchange for shares of FirstService Common Stock shall be adjusted so that each FirstService shareholder shall be entitled to receive such number of shares of NPB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the exchange ratio set forth in subsection (f)(ii)(A) hereof shall be adjusted upward by 3%.)


                                   ARTICLE II
                                   ----------

                 REPRESENTATIONS AND WARRANTIES OF FirstService
                 ----------------------------------------------

         FirstService hereby represents and warrants to NPB as follows:

         2.01  Organization.

         (a) FirstService is a bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Each FirstService Subsidiary is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. FirstService and each FirstService Subsidiary have the corporate power to carry on their respective businesses and operations as now being conducted and to own and operate their respective properties and assets now owned and being operated by them, respectively. FirstService and each FirstService Subsidiary are duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) The deposits of FirstService are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

         (c) FirstService has no Subsidiaries other than those identified in FirstService Disclosure Schedule 2.01(c).

         (d) The respective minute books of FirstService and each FirstService Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of FirstService and the FirstService Subsidiary.

         (e) FirstService has delivered to NPB true and correct copies of the articles of incorporation and bylaws of FirstService and the articles of incorporation and bylaws of each FirstService Subsidiary, each as in effect on the date hereof.

         2.02  Capitalization.

         (a) The authorized capital stock of FirstService consists of (a) 25,000,000 shares of common stock, par value $1.00 per share ("FirstService Common Stock"), of which at the date hereof 4,304,762 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares, and (b) 25,000,000 shares of preferred stock, par value $.10 per share, of which none are issued. FirstService has not issued nor is FirstService bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of FirstService Common Stock or any other security of FirstService or any securities representing the right to vote, purchase or otherwise receive any shares of FirstService Common Stock or any other security of FirstService, except for (i) options to acquire 860,489 shares of FirstService Common Stock issued and outstanding under the FirstService Option Plans, (ii) rights under the FirstService ESPP, (iii) certain employment agreements as described in FirstService Disclosure Schedule 2.08(a), and (iv) this Agreement.

         (b) FirstService owns all of the capital stock of the FirstService Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the FirstService Subsidiaries, FirstService does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in FirstService's investment portfolio, (ii) equity interests held in connection with FirstService's commercial loan activities, and (iii) as set forth on FirstService Disclosure
Schedule 2.02(b).

         2.03  Authority; No Violation.

         (a) FirstService has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FirstService and the consummation by FirstService of the Merger have been duly and validly approved by the Board of Directors of FirstService and, except for the favorable vote of two-thirds of the outstanding shares of FirstService Common Stock as required by
Article 7 of FirstService's articles of incorporation, the National Bank Act, and the Banking Code, no other corporate proceedings on the part of FirstService are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by FirstService and, subject to approval by the shareholders of FirstService and subject to the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of FirstService, enforceable against FirstService in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this  Agreement by  FirstService,
(ii) subject to receipt of approvals from the FirstService shareholders and the Regulatory Authorities referred to in Section 3.04 hereof and FirstService's, NP Bank's and NPB's compliance with any conditions contained therein, the consummation of the Merger, and (iii) compliance by FirstService or any FirstService Subsidiary with any of the terms or provisions hereof, do not and will not:

                  (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of FirstService or any FirstService Subsidiary;

                  (B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to FirstService or any FirstService Subsidiary or any of their respective properties or assets; or

                  (C) except as described in FirstService Disclosure Schedule 2.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FirstService or any FirstService Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which FirstService or any FirstService Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound or affected;

excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

         2.04 Consents. No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and, except as described in FirstService Disclosure Schedule 2.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by FirstService or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of FirstService, the consummation by FirstService of the Merger.

         2.05  Financial Statements.

         (a) FirstService has delivered to NPB the FirstService Financials, except those pertaining to quarterly periods commencing after June 30, 2002, which it will deliver to NPB within 45 days after the end of the respective quarter. The delivered FirstService Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of FirstService as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of FirstService, FirstService did not, as of the date of the balance sheets referred to below, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the FirstService

Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         2.06 No Material Adverse Change. Neither FirstService nor any FirstService Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2002 which change has had a Material Adverse Effect, it being understood that the expenses incurred by FirstService in connection with this Agreement and the Merger, including, without limitation, the engagement of legal and financial advisors, shall not constitute a Material Adverse Effect.

         2.07  Taxes.

         (a) FirstService and the FirstService Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which FirstService is a common parent. FirstService has filed, and will file, all material federal, state and local tax returns required to be filed by or with respect to FirstService and the FirstService Subsidiaries on or prior to the Closing Date except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from FirstService or any FirstService Subsidiary to any applicable taxing authority, on or prior to the Closing Date other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to FirstService or any FirstService Subsidiary.

         (c) To the Knowledge of  FirstService,  there are no material  disputes
pending,  or  claims  asserted  in  writing,   for  taxes  or
assessments upon FirstService or any FirstService Subsidiary, nor has FirstService or any FirstService Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (d) Proper and accurate amounts have been withheld by FirstService and each FirstService Subsidiary from their respective employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         2.08  Contracts.

         (a) Except as described in FirstService Disclosure Schedule 2.08(a) or 2.12, neither FirstService nor any FirstService Subsidiary is a party to or subject to:

                  (i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                  (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                  (iii) any collective bargaining agreement with any labor union relating to employees;

                  (iv) any agreement which by its terms limits the payment of dividends by FirstService or any FirstService Subsidiary;

                  (v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FirstService or any FirstService Subsidiary is an obligor to any person and which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                  (vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                  (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

                  (viii) except in the ordinary course of business, any lease for real property;

                  (ix) any contract or arrangement with any broker-dealer or investment adviser;

                  (x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

                  (xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

         (b) (i) All the contracts, plans, arrangements and instruments listed in FirstService Disclosure Schedule 2.08(a) are in full force and effect on the date hereof, and neither FirstService, any FirstService Subsidiary, nor, to the Knowledge of FirstService, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as disclosed on FirstService Disclosure Schedule 2.08(a), no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect.

                  (ii) Except as otherwise described in FirstService  Disclosure
Schedule 2.08(a) or 2.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which

FirstService or any FirstService Subsidiary is a party or by which FirstService or any FirstService Subsidiary may be bound:

                           (A) contains  provisions  which permit an employee or
an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                           (B)  provides  for  acceleration  in the  vesting  of
benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of FirstService or any FirstService Subsidiary; or

                           (C)  requires   FirstService   or  any   FirstService
Subsidiary to provide a benefit in the form of FirstService Common Stock or determined by reference to the value of FirstService Common Stock.

         2.09  Ownership of Property; Insurance Coverage.

         (a) FirstService and each FirstService Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by FirstService or such FirstService Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the FirstService Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in FirstService Disclosure Schedule 2.09(a) or permitted under Article IV hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

FirstService and each FirstService Subsidiary have the right under leases of material properties used by FirstService or such FirstService Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which FirstService or any FirstService Subsidiary has purchased securities subject to an agreement to resell, if any, FirstService or such FirstService Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) FirstService and each FirstService Subsidiary maintain insurance in amounts considered by FirstService to be reasonable for their respective operations. FirstService has made available to NPB and NP Bank true and correct copies of all such policies. Except as disclosed on FirstService Disclosure
Schedule 2.09(c), neither FirstService nor any FirstService Subsidiary has received notice from any insurance carrier that:

                  (i)  such   insurance  will  be  cancelled  or  that  coverage
thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d)  FirstService  and  each  FirstService   Subsidiary  maintain  such
fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         2.10 Legal Proceedings. Neither FirstService nor any FirstService Subsidiary is a party to any, and there are no pending or, to the Knowledge of FirstService, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against FirstService or any FirstService Subsidiary;

         (b) to which the assets of FirstService or any FirstService Subsidiary are subject;

         (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

         (d) which could materially adversely affect the ability of FirstService or any FirstService Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         2.11  Compliance with Applicable Law.

         (a) FirstService and each FirstService Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

         (b) FirstService and each FirstService Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of FirstService, investigation into the business or operations of FirstService or any FirstService Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither FirstService nor any FirstService Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that FirstService or any FirstService Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FirstService or any FirstService Subsidiary;

                  (iii) requiring or threatening to require FirstService or any FirstService Subsidiary, or indicating that FirstService or any FirstService Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FirstService or any FirstService Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FirstService or any FirstService Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to NPB.

         (e) Neither FirstService nor any FirstService Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

         (f) To the Knowledge of FirstService, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to FirstService or any FirstService Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon FirstService or any FirstService Subsidiary or the assets of FirstService or any FirstService Subsidiary which has had, or, to the Knowledge of FirstService, would have, a Material Adverse Effect.

         2.12  ERISA.

         (a) FirstService has delivered to NPB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in FirstService Disclosure Schedule 2.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FirstService or any other entity (a "FirstService ERISA Affiliate") that, together with FirstService, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "FirstService Benefit Plans"), together with:

                  (i) the most recent actuarial (if any) and financial reports relating to those FirstService Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such FirstService Benefit Plans filed by them, respectively, with the IRS; and

                  (iii) the most recent IRS determination letters which pertain to any such FirstService Benefit Plans.

         (b) Neither FirstService nor any FirstService ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by FirstService or any FirstService ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither  FirstService nor any FirstService ERISA Affiliate has ever
contributed   to  or  otherwise   incurred  any  liability  with  respect  to  a
multi-employer plan (within the meaning of ERISA Section 3(37)).

         (d) Each FirstService Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

         (e) There is no existing, or, to the Knowledge of FirstService, contemplated, audit of any FirstService Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any FirstService Benefit Plan, or by or on behalf of any individual participant or beneficiary of any FirstService Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of FirstService, is there any basis for such claim.

         (f) With respect to any services which FirstService or any FirstService Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any

FirstService Benefit Plan), FirstService and each FirstService Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

                  (iii) have not breached any duty imposed by ERISA: and

                  (iv) have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except  where any such  action or  inaction  would not have a  Material  Adverse
Effect.

         2.13 Brokers and Finders. Neither FirstService, any FirstService Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Danielson Associates Inc. ("Danielson") whose engagement letter with FirstService is included in FirstService Disclosure
Schedule 2.13.

         2.14  Environmental Matters.

         (a) Except as set forth on FirstService Disclosure Schedule 2.14, to the Knowledge of FirstService, neither FirstService nor any FirstService Subsidiary, nor any property owned or operated by FirstService or any FirstService Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on FirstService Disclosure Schedule 2.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of FirstService,
threatened,   or  any  investigation
pending, relating to the liability of FirstService or any FirstService Subsidiary with respect to any property owned or operated by FirstService or any FirstService Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on FirstService Disclosure Schedule 2.14, no property, now or formerly owned or operated by FirstService or any FirstService Subsidiary or on which FirstService or any FirstService Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FirstService or any FirstService Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         2.15   Business  of   FirstService.   Since  June  30,  2002,   neither
FirstService nor any FirstService Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except for normal annual increases in July 2002, and as is permitted in Section 4.01(d);

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         2.16 CRA Compliance. FirstService is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, FirstService has received a CRA rating of "satisfactory" or better from the FDIC. To the Knowledge of FirstService, there is no fact or circumstance or set of facts or circumstances which would cause FirstService to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         2.17  Information to be Supplied.

         (a) The information supplied by FirstService for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FirstService, and up to and including the date of the FirstService Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by FirstService for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         2.18  Related Party Transactions.

         (a) Except as set forth on FirstService Disclosure Schedule 2.18, or as is disclosed in the footnotes to the FirstService Financials, as of the date hereof, neither FirstService nor any FirstService Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FirstService or any FirstService Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in FirstService Disclosure Schedule 2.18, as of the date hereof, no loan or credit accommodation to any Affiliate of FirstService or any FirstService Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of FirstService, as of the date hereof, the loan grade classification accorded such loan or credit accommodation is appropriate.

         2.19 Loans. All loans reflected as assets in the FirstService Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         2.20 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the FirstService Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

         2.21 Reorganization. As of the date hereof, FirstService does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

         2.22 Fairness Opinion. FirstService has received an oral opinion from Danielson to the effect that, as of the date hereof, the consideration to be received by shareholders of FirstService pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

         2.23 Quality of Representations. To the Knowledge of FirstService, no representation made by FirstService in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE III
                                   -----------

                      REPRESENTATIONS AND WARRANTIES OF NPB
                      -------------------------------------

         NPB hereby represents and warrants to FirstService as follows:

         3.01  Organization.

         (a) NPB is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. NPB is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) NP Bank is a national banking association duly organized and validly existing under the laws of the United States. NP Bank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NP Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) The deposits of NP Bank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

         (d) NP Bank has no Subsidiaries other than those identified in NPB Disclosure Schedule 3.01(d).

         (e) The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

         (f) NPB has delivered to FirstService true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NP Bank, as in effect on the date hereof.

         3.02  Capitalization.

         (a) The authorized capital stock of NPB consists of (a) 62,500,000 shares of common stock, without par value ("NPB Common Stock"), of which at the date hereof 227,457 shares are validly issued and held by NPB as treasury stock and 19,810,475 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued. NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iii) pursuant to the Rights Agreement, and (iv) this Agreement.

         (b) NPB owns, directly or indirectly, all of the capital stock of NP Bank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NP Bank or any other NPB Subsidiary. Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of NPB's Subsidiaries, equity interests held by NPB's Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

         3.03  Authority; No Violation.

         (a) (i) NPB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (ii) NP Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger.

                  (iii) The execution and delivery of this Agreement by NPB and the consummation by NPB of the transactions contemplated hereby (including, without limitation, the issuance of the Conversion Options) have been duly and validly approved by the Board of Directors of NPB by unanimous vote and no other corporate proceedings on the part of NPB are necessary to consummate the transactions contemplated hereby.

                  (iv) The execution and delivery of this Agreement by NP Bank and the consummation by NP Bank of the Merger have been duly and validly approved by the Board of Directors of NP Bank by unanimous vote and by NPB as sole shareholder of NP Bank, and no other corporate proceedings on the part of NP Bank are necessary to consummate the transactions contemplated by this Agreement.

                  (v) This Agreement has been duly and validly executed and delivered by NPB and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (vi) This Agreement has been duly and validly executed and delivered by NP Bank and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of NP Bank, enforceable against NP Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this Agreement by NPB, (ii) the execution and delivery of this Agreement by NP Bank, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and NPB's, NP Bank's and FirstService's compliance with any conditions contained therein, the consummation of the Merger, and (iv) compliance by NPB or NP Bank with any of the terms or provisions hereof, do not and will not:

                           (A)  conflict  with  or  result  in a  breach  of any
provision of the respective articles of incorporation, articles of association or bylaws of NPB or NP Bank or any other NPB Subsidiary;

                           (B) violate any statute, rule, regulation, judgment,
order, writ, decree or injunction applicable to NPB, NP Bank or any other NPB Subsidiary or any of their respective properties or assets; or

                           (C) violate, conflict with, result in a breach of
any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or NP Bank under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB, NP Bank or any other NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

         3.04 Consents. Except for consents and approvals of, or filings with, the SEC, the FRB, the OCC, the PDB, the NASD and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NPB or NP Bank or the consummation of the Merger.

         3.05  Financial Statements.

         (a) NPB has delivered to FirstService the NPB Financials, except those pertaining to quarterly periods commencing after June 30, 2002, which it will deliver to FirstService within 45 days after the end of the respective quarter. The delivered NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         3.06 No Material Adverse Change. Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2002 which change has had a Material Adverse Effect.

         3.07  Taxes.

         (a) NPB and the NPB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which NPB is the common parent. NPB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, NPB and the NPB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from NPB or any NPB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) To the Knowledge of NPB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon NPB or any NPB Subsidiary, nor has NPB or any NPB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (c) Proper and accurate amounts have been withheld by NPB and each NPB Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         3.08 Contracts. Except as described on NPB Disclosure Schedule 3.08, neither NPB nor any NPB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by NPB or any NPB Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

         3.09  Ownership of Property; Insurance Coverage.

         (a) NPB and each NPB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by NPB or such NPB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the NPB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in NPB Disclosure Schedule 3.08(a) or permitted under Article IV hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

NPB and each NPB Subsidiary have the right under leases of material properties used by NPB or such NPB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which NPB or any NPB Subsidiary has purchased securities subject to an agreement to resell, if any, NPB or such NPB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) NPB and each NPB Subsidiary maintain insurance in amounts considered by NPB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither NPB nor any NPB Subsidiary has received notice from any insurance carrier that:

                  (i)  such   insurance  will  be  cancelled  or  that  coverage
thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) NPB and each NPB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         3.10 Legal Proceedings. Neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against NPB or any NPB Subsidiary;

         (b) to which the assets of NPB or any NPB Subsidiary are subject;

         (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

         (d) which could materially adversely affect the ability of NPB, NP Bank or any other NPB Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.11  Compliance with Applicable Law.

         (a) NPB and each NPB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

         (b) NPB and each NPB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of NPB, investigation into the businesses or operations of NPB or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither NPB nor any NPB Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that NPB or any NPB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NPB or any NPB Subsidiary;

                  (iii) requiring or threatening to require NPB or any NPB Subsidiary, or indicating that NPB or any NPB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NPB or any NPB Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NPB or any NPB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to FirstService.

         (e) Neither NPB nor any NPB Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to FirstService.

         (f) To the Knowledge of NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to NPB or any NPB Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon NPB or any NPB Subsidiary or the assets of NPB or any NPB Subsidiary which has had, or, to the Knowledge of NPB, would have, a Material Adverse Effect.

         3.12  ERISA.

         (a) NPB has delivered to FirstService true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in NPB Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of NPB or any other entity (an "NPB ERISA Affiliate") that, together with NPB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "NPB Benefit Plans"), together with:

                  (i) the most recent actuarial (if any) and financial reports relating to those NPB Benefit Plans which constitute "qualified plans" under IRC
Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such NPB Benefit Plans filed by them, respectively, with the IRS; and

                  (iii) the most recent IRS determination letters which pertain to any such NPB Benefit Plans.

         (b) Neither NPB nor any NPB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by NPB or any NPB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither NPB nor any NPB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

         (d) Each NPB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

         (e) There is no existing, or, to the Knowledge of NPB, contemplated, audit of any NPB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any NPB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any NPB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of NPB, is there any basis for such claim.

         (f) With respect to any services which NPB or any NPB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any NPB Benefit Plan), NPB and each NPB Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

                  (iii) have not breached any duty imposed by ERISA: and

                  (iv) have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except  where any such  action or  inaction  would not have a  Material  Adverse
Effect.

         3.13 Brokers and Finders. Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Boenning & Scattergood, Inc. ("B&S") whose engagement letter with NPB is included in NPB Disclosure Schedule 3.13.

         3.14  Environmental Matters.

         (a) Except as set forth on NPB Disclosure Schedule 3.14, to the Knowledge of NPB, neither NPB, any NPB Subsidiary, nor any property owned or operated by NPB or any NPB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on NPB Disclosure Schedule 3.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of NPB, threatened, or any investigation pending, relating to the liability of NPB or any NPB Subsidiary with respect to any property owned or operated by NPB or any NPB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on NPB Disclosure Schedule 3.14, no property, now or formerly owned or operated by NPB or any NPB Subsidiary or on which NPB or any NPB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu or foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NPB or any NPB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         3.15 Business of NPB. Since June 30, 2002, neither NPB nor any NPB Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         3.16 CRA Compliance. NPB and NP Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, NP Bank has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of NPB, there is no fact or circumstance or set of facts or circumstances which would cause NP Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         3.17 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the NPB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

         3.18  Information to be Supplied.

         (a) The information supplied by NPB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FirstService, and up to and including the date of the FirstService Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         3.19  Related Party Transactions.

         (a) Except as set forth on NPB Disclosure Schedule 3.19 or in the footnotes to the NPB Financials, as of the date hereof, neither NPB nor any NPB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NPB or any NPB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in NPB Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any Affiliate of NPB or any NPB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.

To the Knowledge of NPB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

         3.20 Loans. All loans reflected as assets in the NPB Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         3.21 Reorganization. As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the IRC. NPB shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

         3.22 Fairness Opinion. NPB has received an oral opinion from B&S to the effect that, as of the date hereof, the consideration to be paid by NPB pursuant to this Agreement is fair, from a financial point of view, to NPB and the NPB Shareholders.

         3.23 NPB Common Stock. The shares of NPB Common Stock to be issued and delivered to FirstService shareholders in accordance with this Agreement, and the shares of NPB Common Stock issuable pursuant to the Conversion Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of NPB shall have any pre-emptive right with respect thereto.

         3.24 Securities Documents. NPB has delivered to FirstService copies of:

         (a) NPB's annual reports on SEC Form 10-K for the years ended December 31, 2000 and 2001;

         (b) NPB's quarterly report on SEC Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

         (c) all other reports, registration statements and filings of NPB filed with the SEC since January 1, 2002; and

         (d) NPB's proxy materials used in connection with its meetings of shareholders held in 2002 and 2001.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         3.25 Rights Agreement. No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB and NP Bank will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

         3.26 Eligible Bank. NP Bank is an eligible bank, as defined in 12 C.F.R. Section 5.3(g), and NPB and NP Bank will take all reasonable steps necessary to use a streamlined merger application and obtain an expedited review of the Merger from the OCC, as contemplated by 12 C.F.R. Sections 5.33(i) and
(j).

         3.27 Quality of Representations. To the Knowledge of NPB, no representation made by NPB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE IV
                                   ----------

                            COVENANTS OF THE PARTIES
                            ------------------------

         4.01 Conduct of FirstService's Business. Through the Closing Date, FirstService shall, and shall cause each FirstService Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of NPB. FirstService shall, and shall cause each FirstService Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of FirstService or the FirstService Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled unless the integration team referred to in Section 4.07(b)(vi) hereof deems it essential. Through the Closing Date, except as otherwise consented to in writing by NPB (such consent shall not be unreasonably withheld) or as permitted by this Agreement, FirstService shall not, and shall not permit any FirstService Subsidiary to:

         (a) change any provision of its articles of incorporation or of its bylaws;

         (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of FirstService capital stock; except that:

                  (i) FirstService may issue up to an aggregate of 860,489 shares of FirstService Common Stock upon the valid exercise of any FirstService options issued and outstanding on the date hereof;

                  (ii) FirstService may declare and pay a cash dividend for the fourth quarter of 2002 in an amount not to exceed $.04 per share;

                  (iii) if the Effective Date does not occur on or before the record date for the cash dividend payable by NPB for the first quarter of 2003 (or for any quarter thereafter), FirstService may declare and pay a cash dividend for each such quarter in an amount not to exceed $.04 per share; and

                  (iv) FirstService may issue shares of FirstService Common Stock pursuant to the FirstService ESPP with respect to contributions to such plan made prior to the date hereof;

         (c) grant any severance or termination pay, other than pursuant to policies or agreements of FirstService or any FirstService Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with FirstService or any FirstService Subsidiary;

         (d) increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with FirstService or any FirstService Subsidiary, except for:

                  (i) routine periodic pay increases, merit pay increases and pay-raises in connection with promotions, all in accordance with past practice;

                  (ii) annual bonuses in the ordinary course, consistent with past practice, provided that such bonuses may be calculated based on the performance of FirstService without giving effect to the costs and other financial impact of this Agreement and the transactions contemplated hereby; and

                  (iii) retention bonuses on account of the Merger granted in good faith reasonable amounts not to exceed $75,000 in the aggregate and to be payable to persons designated by FirstService (and approved by NPB) not earlier than 30 days after the operational merger of FirstService and NP Bank (including conversion of FirstService's computer system); or

grant job promotions other than in accordance with past practice;

         (e) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization, other than the acquisition heretofore disclosed to NPB; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

         (f) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

         (g) take any action which would result in any of the conditions set forth in Article V hereof not being satisfied;

         (h) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

         (i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

         (j) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

         (k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

         (l) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

         (m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

         (n) take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

         (o) purchase any security for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

         (p) make any capital expenditure of $250,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by FirstService of more than $250,000, or extending beyond twelve (12) months from the date hereof; excepting from each of the foregoing clauses:

                  (i) the construction of a new community office in Souderton, Pennsylvania, currently budgeted at $2,300,000;

                  (ii) the acquisition of the annex building at 171 North Broad Street, Doylestown, Pennsylvania; and

                  (iii) the Carriage House renovation on the property of FirstService's main office;

         (q) take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

         (r)  agree to do any of the foregoing.

         4.02  Access; Confidentiality.

         (a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

         (b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships. Neither FirstService nor NPB, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

         (c) All information furnished to NPB or FirstService by the other in connection with the transactions contemplated by this Agreement, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

         4.03  Regulatory Matters.  Through the Closing Date:

         (a) NPB and FirstService shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. NPB and FirstService shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

         (b) NPB and FirstService intend to cause the Registration Statement (including the Prospectus/Proxy Statement) to be declared effective by the SEC with financial information included therein as of September 30, 2002, subject to the terms of this Agreement (including the right of FirstService to designate the date of the FirstService Shareholders Meeting pursuant to Section 4.07(a)(i)); NPB acknowledges that FirstService is not a registrant under the Exchange Act and accordingly preparation of additional information may be required.

         (c) FirstService and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the transactions contemplated hereby.

         (d) FirstService and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including the Registration Statement and any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the transactions contemplated by this Agreement, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, FirstService and NPB shall use their reasonable good faith efforts to provide each other certificates, "comfort" letters and other documents reasonably requested by the other.

         4.04 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, if necessary, appealing any adverse ruling in respect of any Application.

         4.05 No Solicitation. FirstService shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

         (a) initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

         (b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

         (c) agree to or endorse any Acquisition Proposal.

FirstService shall (unless it believes, after consultation with its counsel, that such notification would violate the FirstService Board of Directors' fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that, notwithstanding anything to the contrary contained in this Agreement:

                  (i)   FirstService  may  furnish  or  cause  to  be  furnished
confidential  and  non-public  information   concerning   FirstService  and  its
businesses, properties or assets to a third party;

                  (ii) FirstService may engage in discussions or negotiations with a third party;

                  (iii)   following   receipt   of  an   Acquisition   Proposal,
FirstService may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

                  (iv)  following  receipt  of  an  Acquisition  Proposal,   the
FirstService Board of Directors may withdraw or modify its recommendation of the Merger;

but in respect of the foregoing clauses (i) through (iv) only if the FirstService Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to FirstService's shareholders.

As used herein, the term "Acquisition Proposal" means the public announcement of a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of FirstService, any FirstService Subsidiary, or any other business combination involving FirstService or any FirstService Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of FirstService Common Stock or the then outstanding shares of common stock of any FirstService Subsidiary.

         4.06  Update  of  Disclosure  Schedules.   Through  the  Closing  Date,
FirstService shall update the FirstService  Disclosure

Schedule, and NPB shall update the NPB Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

         4.07  Other Undertakings by NPB and FirstService.

         (a)  Undertakings of FirstService.

                  (i) Shareholder Approval. FirstService shall submit this Agreement to its shareholders for approval at a meeting (the "FirstService Shareholders Meeting") with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation would violate the FirstService Board of Directors' fiduciary duties) of its Board of Directors to such shareholders to approve this Agreement. The FirstService Shareholders Meeting may, in FirstService's sole discretion, be held after all consents of any Regulatory Authorities have been obtained. If any such consent has not been obtained prior to the date established in the Prospectus/Proxy Statement for such meeting, such meeting may be postponed or adjourned at the sole discretion of FirstService. The FirstService Shareholders Meeting shall be held not later than 45 days after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing).

                  (ii) Updated Fairness Opinion. FirstService shall use its reasonable best efforts to obtain an updated written opinion from Danielson to the effect that the consideration to be received by shareholders of FirstService pursuant to this Agreement is fair, from a financial point of view, to such shareholders, dated not more than ten days prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of FirstService, for inclusion in such Prospectus/Proxy Statement.

                  (iii) Phase I Environmental Audit. FirstService shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by FirstService or any FirstService Subsidiary.

                  (iv) FirstService ESPP. Within ten days after the date of this Agreement, FirstService shall either (A) terminate the

FirstService ESPP, or (B) suspend the operation of the FirstService ESPP through the earlier of the termination of this Agreement or the Closing Date; provided, that all contributions to the FirstService ESPP made prior to the date hereof shall be applied to the purchase of FirstService Common Stock in accordance with the terms of the FirstService ESPP.

         (b)  Understandings of NPB and FirstService.

                  (i)  Filings  and  Approvals.   NPB  and  FirstService   shall
cooperate with each other in the preparation and filing, as soon as practicable, of:

                           (A)  the Applications;

                           (B)  the   Registration   Statement   (including  the
Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

                           (C) all other documents necessary to obtain any other
approvals and consents required to effect consummation of the transactions contemplated by this Agreement.

                  (ii) Public Announcements. NPB and FirstService shall agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

                  (iii) Maintenance of Insurance. NPB and each NPB Subsidiary, and FirstService and each FirstService Subsidiary, shall maintain insurance in such amounts as NPB and FirstService, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

                  (iv) Maintenance of Books and Records. NPB and each NPB Subsidiary, and FirstService and each FirstService Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

                  (v) Taxes. NPB and each NPB Subsidiary, and FirstService and each FirstService Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

                  (vi) Integration Team. NPB and FirstService shall cooperate with each other in the selection of an integration team, made up of an equal number of persons from NPB's senior staff and from FirstService's senior staff, which team shall plan and implement an orderly, cost-effective consolidation of FirstService's back room operations presently located in Hatfield, Pennsylvania, into NP Bank's operations in Boyertown, Pennsylvania.

                  (vii) Outside Service Bureau Contracts. NPB and FirstService shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement FirstService or any FirstService Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall elect) and FirstService for the provision of similar services to FirstService or any FirstService Subsidiary on terms and conditions mutually acceptable to FirstService and NPB.

                  (viii) In-House Operations. NPB and FirstService shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of FirstService or any FirstService Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall select) and FirstService for the provision of similar services to FirstService on terms and conditions mutually acceptable to FirstService and NPB.

                  (ix) Delivery of Financial Statements. NPB and FirstService shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended September 30, 2002, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

         (c)  Undertakings of NPB.

                  (i)  Delivery  of  SEC   Documents.   NPB  shall   deliver  to
FirstService copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

                  (ii)  Employees, Severance Policy.

                           (A) NPB  has  placed  a  freeze  on all  non-critical
hiring within the NPB organization in order to have available the maximum number of positions for current FirstService employees, and will continue this freeze through the Closing Date. Subject to NPB's usual personnel and qualification policies, NPB will endeavor to continue the employment of all current employees of FirstService or any FirstService Subsidiary in positions that will contribute to the successful performance of the combined organization. More specifically, NPB will, after consultation with John C. Spier and Donald P. Worthington, prior to or soon after the Closing Date, inform each FirstService employee of the likelihood of such employee having continued employment with NPB, NP Bank or any other NPB Subsidiary following the Closing, and will permit any FirstService employee to apply for any employment position posted as available with NPB, NP Bank or any other NPB Subsidiary. NPB will give any FirstService applicant priority consideration. For non-customer contact employees, where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual. If that is impracticable or if NPB elects to eliminate a position, NPB will make severance payments to the displaced employee as set forth in this
Section 4.07(c)(ii). All FirstService customer contact employees will be offered employment in their current positions.

                           (B)  Subject to the  following  minimum  and  maximum
benefits, NPB will grant an eligible employee one week of severance pay (at his then current pay rate) for each year and each partial year of an employee's service with FirstService or any FirstService Subsidiary prior to the employment termination date. The minimum benefit shall be eight weeks' salary for full-time exempt and nonexempt employees, which will be pro-rated for part-time employees. The maximum severance benefit will be 26 weeks' salary.

                           (C)  All   employees  of   FirstService   or  of  any
FirstService Subsidiary on the date hereof will be eligible for severance benefits set forth in this Section 4.07(c)(ii), except that:

                                    (1) No  employee of  FirstService  or of any
FirstService Subsidiary who shall receive any payment or benefit pursuant to any "change in control" agreement or similar plan or right shall be eligible for any severance benefits;

                                    (2) No  employee of  FirstService  or of any
FirstService Subsidiary with an operating systems conversion support role of any kind shall be eligible for any severance benefits unless such employee continues in employment for 30 days following the actual consolidation and conversion of FirstService's operating systems with and into NP Bank's operating systems, which, as of the date hereof, is scheduled to be completed not later than sixty days after the Effective Date;

                                    (3) No non-exempt  employee of  FirstService
or of any FirstService Subsidiary who receives and turns down any two job offers of equal or higher salary grade at a location within a 15-mile radius of the employee's home shall be eligible for any severance benefits; and

                                    (4) No exempt employee of FirstService or of
any FirstService Subsidiary who receives and turns down a job offer of equal or higher salary grade at a location within a 25-mile radius of the employee's home shall be eligible for any severance benefits.

Notwithstanding the foregoing, each full-time employee of FirstService or of any FirstService Subsidiary who is not employed in a community office, FirstService Insurance Agency, Inc. office, FirstService Capital, Inc. office, or lending staff position and who rejects a job offer described in clause (3) or (4) above or who elects to terminate employment with NPB or any NPB Subsidiary within 90 days after the Effective Date shall be entitled to eight weeks of severance benefits.

                           (D) Each person eligible for severance  benefits will
remain eligible for such benefits if his or her employment is terminated, other than for "cause", within six months after the Effective Date. Any person whose employment with NPB or any NPB Subsidiary is terminated without "cause" after six months from the Effective Date shall receive such severance benefit from NPB or such NPB Subsidiary as is provided for in NPB's general severance policy for such terminations (with full credit being given for each year of service with FirstService or any FirstService Subsidiary).

                           (E) For purposes of this Section 4.07(c)(ii), "cause"
means  the  employer's  good  faith  reasonable  belief  that the  employee  (1)
committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, NPB, any NPB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance under NPB's dismissal policy; or (5) violated NPB's Code of Conduct. The foregoing definition of "cause" is the definition of "cause" used by NPB and its Subsidiaries in the ordinary course of its business.

                           (F)  In   accordance   with  NPB's  usual   personnel
policies, NPB shall establish, for each employee of FirstService or of any FirstService Subsidiary who becomes an employee of NPB or any NPB Subsidiary, an annual review date based on the original hire date of that person by FirstService or a FirstService Subsidiary. This review date shall be in lieu of the current annual July review date. In order to transition employees to the NPB annual review system in a fair and equitable manner, NPB shall adjust the first pay increases for any transitioned employees in proportion (rounded off to the nearest month) to the time that the NPB review date is advanced, or postponed, for such employees from the FirstService annual July review date, all as has been heretofore disclosed to FirstService.

                  (iii)  Employee Benefits.

                           (A)  As of  the  Effective  Date,  each  employee  of
FirstService or of any FirstService Subsidiary who becomes an employee of NPB or of any NPB Subsidiary shall be entitled to full credit for each year of service with FirstService or the FirstService Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in NPB's, or as appropriate, in the NPB Subsidiary's, employee benefit plans, programs and policies. NPB shall use the original date of hire by FirstService or a FirstService Subsidiary in making these determinations.

                           (B)  The   employee   benefits   provided  to  former
employees of FirstService or a FirstService Subsidiary after the Effective Date shall be no less favorable than the employee benefits, in the aggregate, provided by NPB or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of FirstService or any FirstService Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

                           (C) NPB shall cause NP Bank, as the  Surviving  Bank,
to honor the supplemental executive retirement plan agreements between FirstService and each Key FirstService Management member, J. Peter Dominick, and
A. Lee Roberts, as in effect on the date hereof, and, in the case of Key FirstService Management, as provided in the Employment Agreements, and in the case of Mr. Roberts, as provided in the Amendatory Agreement.

                           (D) Subject to the other  provisions  of this Section
4.07(c))(iii) and Section 1.02(g), after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any FirstService Benefit Plan, subject to such plan's provisions and applicable law.

                  (iv) Election of NPB Directors.

                           (A) Upon  consummation  of the Merger and  subject to
compliance  with  all  applicable  legal  requirements,   NPB  shall  elect  the
FirstService Nominees (selected pursuant to Section 1.02(e)(i) hereof) as directors of NPB, effective the Effective Date, one to serve as a Class III director with a term through April 2005, and the other to serve as a Class II director with a term through April 2004. Subject to the NPB/NP Bank Bylaws Restrictions, NPB shall nominate the FirstService Nominees, or their successors, for at least one three-year term through April 2008 and April 2007, respectively.

                           (B) If either FirstService Nominee, or any successor,
resigns, dies or is otherwise removed from NPB's Board of Directors at any time during the three-year terms of office referred to in Section 4.07(c)(iv), the FirstService Board Members, by a plurality vote, shall have the right to select such person's successor, subject to (A) compliance with the NPB/NP Bank Bylaws Restrictions, and (B) NPB's approval (which approval will not be unreasonably withheld), and NPB shall take all reasonable steps necessary to elect such successor to the NPB Board of Directors.

                  (v) FirstService Division, FirstService Board.

                           (A) Upon consummation of the Merger,  NPB shall cause
NP Bank to establish and operate a separate banking division called "FirstService Bank, a Division of National Penn Bank" (the "FirstService Division"). The FirstService Division will consist of all FirstService's present community offices, including the Souderton, Pennsylvania office currently under construction, with the addition of (i) the NP Bank Community Offices located in Doylestown and Sellersville, Pennsylvania, and (ii) two additional community offices to be opened by the FirstService Division within the four years following the Effective Date. NP Bank will consolidate its Warminster and Lansdale, Pennsylvania offices into FirstService's Warminster and Lansdale offices.

                           (B) NPB will utilize the FirstService Division in the
further expansion of its business in north central Montgomery County and Bucks County, Pennsylvania (the "Montco/Bucks Corridor"), including the expansion of the community office system through the opening of de novo offices or the acquisition of other financial institutions or their deposits and assets. The NP Bank commercial loan group located in Horsham will become part of the FirstService Division and report to the FirstService Division's management.

                           (C) All offices and  operations  of the  FirstService
Division will be branded using the name "FirstService Bank, a Division of National Penn Bank", including without limitation all branch signage, statements, communications, business cards, stationary, brochures, web site, marketing materials, promotional items, billing and all other aspects of the FirstService Division.

                           (D) Upon consummation of the Merger,  NPB shall cause
NP Bank to establish the "FirstService Division Board of Directors" (the "FirstService Board"). The FirstService Board shall initially consist of the members of FirstService's Board of Directors at the Effective Date and one NPB executive officer selected by NPB. In accordance with NPB corporate governance procedures and guidelines, the Board will have authority to add additional members from time to time. NPB anticipates that the emphasis of the FirstService Board will be on business development, marketing and expansion of the FirstService Division throughout the Montco/Bucks Corridor.

                           (E) FirstService's current non-employee directors who
become FirstService Board Members shall receive compensation comparable to the compensation received by them as FirstService directors at the date hereof. Other persons who may be selected for service on the FirstService Board shall be compensated in accordance with NPB's standard compensation arrangements for divisional board members, which is partially fixed and partially incentive-based compensation. FirstService's current non-employee directors who become FirstService Board Members shall have the option of electing to receive such NPB standard compensation. The FirstService Board shall have indemnification and insurance coverage no less favorable than members of the Board of Directors of NP Bank.

                           (F)  NPB shall operate the FirstService Division,
and maintain the FirstService Board at the foregoing compensation level, for a period of at least three years after the Effective Date, except that this covenant shall expire if and when NPB shall be acquired or otherwise sold.

                  (vi) Laurel Abstract. Subject to receipt of any required approvals from the other investors, NPB agrees to maintain the investment of FirstService in Laurel Abstract for at least three years after the Effective Date.

                  (vii)  Indemnification, Insurance.

                           (A) NPB shall  indemnify,  defend,  and hold harmless
the directors, officers, employees and agents of FirstService or the FirstService Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted by Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by Pennsylvania law upon receipt of any undertaking required by Pennsylvania law. Without limiting the foregoing, in a case (if any) in which a determination by NPB is required to effectuate any indemnification, NPB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NPB and the Indemnified Party.

                           (B) NPB shall, and it shall cause NP Bank to, keep in
effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by Pennsylvania law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

                           (C) NPB shall use its  reasonable  best  efforts (and
FirstService shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

                                    (1)  maintain   directors'   and   officers'
liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher; or

                                    (2) obtain  coverage  for Prior Acts for the
Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by FirstService and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years from the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to FirstService's directors and officers, 150 percent of the initial annual premiums for such coverage (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                           (D) If any claim is made  against  present  or former
directors, officers or employees of FirstService or of any FirstService Subsidiary who are covered or potentially covered by insurance, neither NP Bank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

                           (E) If NPB or any of its  successors or assigns shall
consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 4.07(c)(vi).

                           (F) The  provisions of this Section  4.07(c)(vi)  are
intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                           (G) NPB shall pay all expenses,  including reasonable
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.07(c)(vi).

                  (xv) Conduct of NPB's Business.  Through the Closing Date, NPB
shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of NPB and others with whom business relationships exist.


                                    ARTICLE V
                                    ---------

                                   CONDITIONS
                                   ----------

         5.01 Conditions to FirstService's Obligations under this Agreement. The obligations of FirstService hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FirstService pursuant to Section 7.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, NPB and NP Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by NPB and NP Bank; and FirstService shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of NPB and NP Bank required by this Agreement to be performed by NPB or NP Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NPB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by FirstService and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to FirstService or NPB of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

         (e) Officer's Certificate. NPB shall have delivered to FirstService a certificate, dated the Closing Date and signed, without personal liability, by its President or Executive Vice President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 5.01 have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration
Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion or Letter. FirstService shall have received an opinion of Pepper Hamilton LLP, special counsel to FirstService, or a letter from Beard Miller Company LLP, FirstService's independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FirstService, NPB and others.

         (h) Approval by FirstService's Shareholders. This Agreement shall have been approved by the shareholders of FirstService by such vote as is required by the National Bank Act, the Banking Code, and the articles of incorporation and bylaws of FirstService.

         (i) Other Documents. FirstService shall have received such other certificates, documents or instruments from NPB or its officers or others as FirstService shall have reasonably requested in connection with accounting or income tax treatment of the Merger, or related securities law compliance.

         (j) Nasdaq Listing. The NPB Common Stock, including the NPB Common Stock to be issued in the Merger and pursuant to the Conversion Options, shall continue to be authorized for quotation on Nasdaq.

         (k) Rights Agreement. No event shall have occurred which shall result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered, and no other event shall have occurred under the Rights Agreement which would materially adversely affect any current or future right or interest of any holders of FirstService Common Stock.

         (l) Employment Agreements. Neither NPB nor NP Bank shall have violated, or taken any action to renounce or repudiate, the Employment Agreements.

         5.02  Conditions  to  NPB's  Obligations  under  this  Agreement.   The
obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 7.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, FirstService to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by FirstService; and NPB shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of FirstService required by this Agreement to be performed by FirstService at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of FirstService set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by NPB and FirstService of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to NPB or FirstService of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

         (e) Officer's Certificate. FirstService shall have delivered to NPB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section
5.02 have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration
Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion or Letter. NPB shall have received an opinion of Ellsworth, Carlton, Mixell & Waldman, P.C., special counsel to NPB, or a letter from Grant Thornton LLP, NPB's independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FirstService, NPB and others.

         (h) Approval by FirstService's Shareholders. This Agreement shall have been approved by the shareholders of FirstService by such vote as is required by the National Bank Act, the Banking Code, and the articles of incorporation and bylaws of FirstService.

         (i) Other Documents. NPB shall have received such other certificates, documents or instruments from FirstService or its officers or others as NPB shall have reasonably requested in connection with accounting or income tax treatment of the Merger, or related securities law compliance.

         (j) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 4.07(a)(ii) hereof shall not result in a Material Adverse Effect on FirstService.

         (k) Key FirstService Management. Each Key FirstService Management member shall remain employed by FirstService through the Effective Date.

                                   ARTICLE VI
                                   ----------

                        TERMINATION, WAIVER AND AMENDMENT
                        ---------------------------------

         6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

         (a)  By the mutual written consent of the parties hereto;

         (b)  By NPB or FirstService:

                  (i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 5.01(b) or 5.02(b), as the case may be) and such breach can not be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

                  (ii) If the Closing Date shall not have occurred prior to March 31, 2003 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party (or NP Bank in NPB's case) shall not be entitled to terminate this Agreement in accordance with this provision);

                  (iii) If any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

                  (iv) If the FirstService Shareholders vote but fail to approve the Merger at the FirstService Shareholders Meeting.

         (c) By FirstService, at any time during the ten-day period following the Determination Date, if both of the following conditions occur on the Determination Date:

                           (1) the NPB Market  Value  shall be less than  $22.00
per share, but not less than $20.625 per share; and

                           (2) (i) the  quotient  obtained by  dividing  the NPB
Market Value by $27.50 per share shall be less than (ii) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.05 from the quotient in this clause (2)(ii);

subject, however, to the following:

                           (1) If  FirstService  shall elect to  terminate  this
Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to NPB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period);

                           (2)  During the five-day period commencing with its
receipt of such notice, NPB shall have the option to elect to increase the exchange ratio set forth in Section 1.02(f)(ii)(A), as adjusted pursuant to
Section 1.02(f)(ii)(E), to .582 share of NPB Common Stock plus the Per Share Cash Consideration in exchange for each share of FirstService Common Stock and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate NPB's election of such option (i.e., up to a five-day period); and

                           (3) If NPB so elects within such five-day period,  it
shall give prompt written notice to FirstService of such election, whereupon no termination shall have occurred pursuant to this Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

         For purposes of this Section 6.01(c), the following terms have the meanings indicated.

         "Index Group" means the bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. The bank holding companies are as follows: (1) Susquehanna Bancshares, Inc.; (2) Fulton Financial Corporation; (3) Harleysville National Corporation; (4) Univest Corp.;
(5) S&T Bancorp; (6) First Commonwealth Financial; (7) Omega Financial Corp.; and (8) F.N.B. Corporation.

         "Index Price" on a given date means the average of the closing sale prices of the companies comprising the Index Group.

         "Average Index Price" means the average of the Index Prices for the Determination Period.

         "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

         If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.01(c).

         (d) By FirstService, at any time during the ten-day period following the Determination Date, if the NPB Market Value shall be less than $20.625 per share.

         6.02 Effect of Termination. If this Agreement is terminated pursuant to
Section 6.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 4.02(c) and 7.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of NPB or FirstService to the other, except for any liability of NPB or FirstService under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.


                                   ARTICLE VII
                                   -----------

                                  MISCELLANEOUS
                                  -------------

         7.01  Expenses and Other Fees.

         (a) Except as set forth in Section 7.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

         (b) If FirstService fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, FirstService shall immediately pay NPB a fee of Five Million Dollars ($5,000,000):

                  (i) a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB:

                           (A) acquires beneficial ownership (within the meaning
of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of FirstService Common Stock; or

                           (B)  enters  into an  agreement,  letter of intent or
memorandum of understanding with FirstService pursuant to which such person or group or any affiliate of such person or group would:

                                    (1)  merge or consolidate, or enter into any
similar transaction, with FirstService;

                                    (2)  acquire all or substantially all of the
assets or liabilities of FirstService; or

                                    (3)   acquire   beneficial    ownership   of
securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of FirstService Common Stock; or

                  (ii) FirstService authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in subsection (b)(i)(B) above; or

                  (iii) the FirstService shareholders vote but fail to approve the Merger at the FirstService Shareholders Meeting, or the FirstService Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

                           (A) the  FirstService  Board of Directors  shall have
withdrawn or modified its recommendation that FirstService shareholders approve this Agreement; or

                           (B)  there  has been an  announcement  by a person or
group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, of an offer or proposal to acquire 10% or more of the FirstService Common Stock then outstanding, or to acquire, merge, or consolidate with FirstService, or to purchase all or substantially all of FirstService's assets; or

                           (C) any director or officer of  FirstService or other
person who has signed a Letter Agreement, in the form attached hereto as Exhibit 1, shall have failed to maintain continued ownership of, and to vote at the FirstService Shareholders Meeting, the shares of FirstService Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Letter Agreement), as required by such signed Letter Agreement.

         7.02 Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.

         7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

         (a) amend this Agreement;

         (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

         (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

         (d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.04  Entire Agreement.

         (a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that the FirstService Board Members may enforce the provisions of Sections 1.02(e), 4.07(c)(iv) and (v) and any Indemnified Party may enforce Section 4.07(c)(vi).

         7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

         7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

         (a)  If to NPB or NP Bank, to:

              National Penn Bancshares, Inc.
              National Penn Bank
              Philadelphia and Reading Avenues
              P.O. Box 547
              Boyertown, Pennsylvania  19512-0547

              Attention:  Wayne R. Weidner, Chairman and CEO
              Telecopy No.: 610-369-6349

              with a copy to:

              H. Anderson Ellsworth
              Jay W. Waldman
              Ellsworth, Carlton, Mixell & Waldman, P.C.
              1105 Berkshire Boulevard
              Suite 320
              Wyomissing, Pennsylvania 19610

              Telecopy No.: 610-371-9510

         (b)  If to FirstService, to:

              FirstService Bank
              152 North Main Street
              Doylestown, Pennsylvania 18901

              Attention:  John C. Spier, President and CEO

              Telecopy No.: 215-230-6946

              with a copy to:

              J. Bradley Boericke
              Peter O. Clauss
              Pepper Hamilton LLP
              3000 Two Logan Square
              18th and Arch Streets
              Philadelphia, Pennsylvania 19103-2799

              Telecopy No.: 215-981-4750

         7.07 Disclosure Schedules. Information contained on either the FirstService Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

         7.08 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         7.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.






            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent the National Bank Act is applicable by its terms.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          NATIONAL PENN BANCSHARES, INC.


(Corporate Seal)                          By:/s/ Wayne R. Weidner
                                             -----------------------------------
                                                 Name:   Wayne R. Weidner
                                                 Title:  Chairman, President and
                                                         Chief Executive Officer


                                     Attest:/s/ Sandra L. Spayd
                                            ------------------------------------
                                                Name:   Sandra L. Spayd
                                                Title:  Secretary

                                          NATIONAL PENN BANK


(Corporate Seal)                          By:/s/ Wayne R. Weidner
                                             -----------------------------------
                                                 Name:   Wayne R. Weidner
                                                 Title:  Chairman and
                                                         Chief Executive Officer


                                     Attest:/s/ Sandra L. Spayd
                                            ------------------------------------
                                            Name:   Sandra L. Spayd
                                            Title:  Secretary


                                          FIRSTSERVICE BANK


(Corporate Seal)                          By:/s/ John C. Spier
                                             -----------------------------------
                                                 Name:   John C. Spier
                                                 Title:  President and
                                                         Chief Executive Officer

                                     Attest:/s/ Donald P. Worthington
                                            ------------------------------------
                                            Name:   Donald P. Worthington
                                            Title:  Executive Vice President

COMMONWEALTH OF PENNSYLVANIA  :
                              :ss.
COUNTY OF BERKS               :

         On this 24th day of September, 2002, before me, a notary public for this state and county, personally came WAYNE R. WEIDNER, as chairman and president, and SANDRA L. SPAYD, as secretary, of NATIONAL PENN BANCSHARES, INC., and each, in his/her capacity, acknowledged this instrument to be the act and deed of the corporation and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.

                                     /s/Deborah M. Johnson
                                     -------------------------------------------
(Seal of Notary)                     Notary Public
                                     My commission expires July 14, 2005

COMMONWEALTH OF PENNSYLVANIA         :
                                     :ss.
COUNTY OF BERKS                      :

         On this 24th day of September, 2002, before me, a notary public for this state and county, personally came WAYNE R. WEIDNER, as chairman, and SANDRA
L. SPAYD, as secretary, of NATIONAL PENN BANK, and each, in his/her capacity, acknowledged this instrument to be the act and deed of the corporation and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.

                                     /s/Deborah M. Johnson
                                     -------------------------------------------
(Seal of Notary)                     Notary Public
                                     My commission expires July 14, 2005

COMMONWEALTH OF PENNSYLVANIA         :
                                     :ss.
COUNTY OF BUCKS                      :

         On this 24th day of September, 2002, before me, a notary public for this state and county, personally came JOHN C. SPIER, as president, and DONALD
P. WORTHINGTON, as executive vice president, of FIRSTSERVICE BANK, and each, in his/her capacity, acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.

                                     /s/Deborah L. Fisher
                                     -------------------------------------------
(Seal of Notary)                     Notary Public
                                     My commission expires December 20, 2002

                                                                         ANNEX B


                                                     September 24, 2002

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

         National  Penn  Bancshares,   Inc.   ("NPB")  and   FirstService   Bank
("FirstService") are considering entering into an Agreement and Plan of Merger dated September 24, 2002 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will acquire FirstService by a merger of FirstService with and into National Penn Bank, a wholly-owned subsidiary of NPB;
(b) shareholders of FirstService will receive shares of NPB common stock and cash in exchange for their shares of FirstService common stock owned on the closing date; and (c) optionholders of FirstService will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of FirstService outstanding on the closing date (the foregoing, collectively, the "Merger").

         I have been advised that I may be deemed to be an "affiliate" of FirstService for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

         I understand that NPB is requiring, as a condition to its execution and delivery to FirstService of the Agreement, that I execute and deliver to NPB this Letter Agreement.

         Intending to be legally bound hereby, I irrevocably agree and represent as follows:

         1. I agree to vote or cause to be voted for approval of the Merger all shares of FirstService common stock over which I exercise sole or shared voting power.

         2. Through the conclusion of the meeting of FirstService shareholders to vote upon the Merger, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of FirstService common

National Penn Bancshares, Inc.
September 24, 2002
Page 2


stock over which I exercise sole or shared voting power. Notwithstanding the foregoing, to the extent that I hold options to acquire shares of FirstService common stock, which options are transferable by their terms, I may make gifts of such options to charitable organizations.

         3. I have sole or shared voting power over the number of shares of FirstService common stock, and hold stock options for the number of shares of FirstService common stock, if any, set forth below opposite my signature line. NPB recognizes that with respect to any such shares which have been pledged to a third party, I will not be able to control the voting or disposition of such shares in the event of a default.

         4. I hereby waive the right to assert dissenters rights under the National Bank Act, as amended, the Pennsylvania Banking Code of 1965, as amended, and the Pennsylvania Business Corporation Law of 1988, as amended, and any other applicable law or regulation.

         5. I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Merger, except:

         (a) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

         (b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145"); or

         (c) in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

National Penn Bancshares, Inc.
September 24, 2002
Page 3

         6. NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.

         7. I agree that neither FirstService nor NPB shall be bound by any attempted sale of any shares of FirstService common stock or NPB common stock, respectively, and FirstService's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that the certificate representing shares of NPB common stock owned by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement.

         8. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Merger.

         9. I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of FirstService for fully vested options to acquire such number of shares of common stock of NPB as is provided in the Agreement, and otherwise on the same terms and conditions as the exchanged FirstService options (unless I shall have exercised any such option prior to the Merger).

         10. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         I am signing this Letter Agreement in my capacity as a shareholder of FirstService, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

         This Letter Agreement shall be effective upon acceptance by NPB.

National Penn Bancshares, Inc.
September 24, 2002
Page 4


         This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

                                              Very truly yours,
Number of Shares,
and Shares Subject
to Stock Options,
Held:


----------------------------------            ----------------------------------
                                              [Name]
Accepted:
---------

NATIONAL PENN BANCSHARES, INC.


By:
   -------------------------------
      Name:
      Title:

                                                                         ANNEX C


                   [To be filed supplementally by amendment.]

                                                                         ANNEX D



                                                              September 24, 2002

Board of Directors
FirstService Bank
90 North Main Street
Doylestown, Pennsylvania  18901

Dear Members of the Board:

         Set forth herein is the opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by National Penn Bancshares, Inc. ("National Penn") of Boyertown, Pennsylvania to acquire all of the outstanding common stock of FirstService Bank ("FirstService" or the "Bank") of Doylestown, Pennsylvania for $93.5 million. The "fair" sale value is defined at the price at which all of the shares of FirstService's common stock would change hands between a willing seller and a willing buyer with each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also had to be determined if the National Penn common stock that is to be exchanged for FirstService's stock is "fairly" valued.

         In preparing this opinion, FirstService's and National Penn's performances were analyzed and their businesses and prospects were reviewed. Also conducted were other financial analyses as we deemed appropriate such as comparable transactions and investment value calculations. Any unique considerations also were considered.

         This opinion is based partly on data supplied to Danielson Associates by FirstService, but it relied on some public information all of which is believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed there are no major asset quality problems at National Penn beyond what was stated in recent reports to the regulatory agencies.

         In determining the "fair" sale value of FirstService, the primary emphasis was on prices paid relative to earnings for banking organizations that had similar market, structural and financial characteristics. These prices also were related to equity capital, also referred to as "book."

         Based on FirstService's recent performance, its future prospects and comparisons with similar transactions, it has been determined that FirstService's "fair" sale value is between $68 and $76 million, or $14.57 and $16.12 per share. Thus, National Penn's offer of $93.5 million through an exchange of National Penn's common stock, which is "fairly" valued, and cash, for FirstService common stock is a "fair" offer for FirstService and its shareholders from a financial point of view.


                                                     Respectfully submitted,

                                                     /s/ Arnold G. Danielson

                                                     Arnold G. Danielson
                                                     Chairman
                                                     Danielson Associates Inc.

                                                                         ANNEX E


                      DISSENTING SHAREHOLDERS' RIGHTS UNDER

                    12 UNITED STATES CODE SECTION 215a(b)-(d)



(B)  DISSENTING SHAREHOLDERS

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D)  APPLICATION  TO   SHAREHOLDERS  OF  MERGING   ASSOCIATIONS:   APPRAISAL  BY
     COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of the subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                         ANNEX F

                OCC BANKING CIRCULAR ON STOCK APPRAISAL (BC-259)


                                  March 5, 1992


                                BANKING ISSUANCE

                           COMPTROLLER OF THE CURRENCY

                         ADMINISTRATOR OF NATIONAL BANKS

Type: Banking Circular
Subject: Stock Appraisals

To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

     This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

     References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

     Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a. The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

     Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE

     The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

INVESTMENT VALUE

     Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

     The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE

     The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

     Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

     The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

     For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

     The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

     In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
                                                                               Average
                     OCC                                                       Price/Earning
Appraisal            Appraisal          Price               Book               Ratio of
Date*                Value              Offered             Value              Peer Group
- -------------------- ------------------ ------------------- ------------------ ------------------
1/1/85               107.05             110.00              178.29             5.3
1/2/85               73.16              NA                  66.35              6.8
1/15/85              53.41              60.00               83.95              4.8
1/31/85              22.72              20.00               38.49              5.4
2/1/85               30.63              24.00               34.08              5.7
2/25/85              27.74              27.55               41.62              5.9
4/30/85              25.98              35.00               42.21              4.5
7/30/85              3,153.10           2,640.00            6,063.66           NC
9/1/85               17.23              21.00               21.84              4.7
11/22/85             316.74             338.75              519.89             5.0
11/22/85             30.28              NA                  34.42              5.9
12/16/85             66.29              77.00               89.64              5.6
12/27/85             60.85              57.00               119.36             5.3
12/31/85             61.77              NA                  73.56              5.9
12/31/85             75.79              40.00               58.74              12.1
1/12/86              19.93              NA                  26.37              7.0
3/14/86              59.02              200.00              132.20             3.1
4/21/86              40.44              35.00               43.54              6.4
5/2/86               15.50              16.50               23.69              5.0
7/3/86               405.74             NA                  612.82             3.9
7/31/86              297.34             600.00              650.63             4.4
8/22/86              103.53             106.67              136.23             NC
12/26/86             16.66              NA                  43.57              4.0
12/31/86             53.39              95.58               69.66              7.1
5/1/87               186.42             NA                  360.05             5.1
6/11/87              50.46              70.00               92.35              4.5
6/11/87              38.53              55.00               77.75              4.5
7/31/87              13.10              NA                  20.04              6.7
8/26/87              55.92              57.52               70.88              NC
8/31/87              19.55              23.75               30.64              5.0
8/31/87              10.98              NA                  17.01              4.2
10/6/87              56.48              60.00               73.11              5.6
3/15/88              297.63             NA                  414.95             6.1
6/2/88               27.26              NA                  28.45              5.4
6/30/88              137.78             NA                  215.36             6.0
8/30/88              768.62             677.00              1,090.55           10.7
3/31/89              773.62             NA                  557.30             7.9
5/26/89              136.47             180.00              250.42             4.5
5/29/90              9.87               NA                  11.04              9.9

     * - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
     NA - Not  Available                NC - Not Computed
     For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

                                        /s/ Frank Maguire
                                        Frank Maguire
                                        Acting Senior Deputy Comptroller
                                        Corporate Policy and Economic Analysis

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and
(2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

   Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

    2.1 Agreement and Plan of Merger dated as of September 24, 2002, by and among National Penn Bancshares, Inc., National Penn Bank and FirstService Bank (included as Annex A to the proxy statement/prospectus). Schedules are omitted; National Penn Bancshares, Inc. agrees to furnish copies of such schedules to the Commission upon request.

    2.2 Form of Letter Agreement between National Penn Bancshares, Inc. and FirstService Bank directors concerning voting for approval of merger (included as Annex B to the proxy statement/prospectus).

    5.1 Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C. re: Validity of securities being registered (including consent).

    8.1 Opinion of Pepper Hamilton LLP re: Federal income tax matters (including consent).*

    8.2 Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C. re: Federal income tax matters (including consent).*

    10.1  Employment Agreement between John C. Spier and National Penn Bank.*

    10.2 Employment Agreement between Donald P. Worthington and National Penn Bank.*

    10.3  Employment Agreement between Blair T. Rush and National Penn Bank.*

    10.4 Amendatory Agreement amending supplemental executive retirement plan between A. Lee Roberts and National Penn Bank.*

    23.1  Consent of Grant Thornton LLP.

    23.2  Consent of Ellsworth, Carlton, Mixell & Waldman, P.C. (included in
          Exhibit 5.1).

    23.3  Consent of Pepper Hamilton LLP (included in Exhibit 8.1).

    23.4  Consent of Ellsworth, Carlton, Mixell & Waldman, P.C. (included in
          Exhibit 8.2).

    23.5  Consent of Danielson Associates Inc.

    24.1  Power of Attorney.

    99.1 Opinion of Danielson Associates Inc. (included as Annex D to the proxy statement/prospectus).

    99.2  Form of Proxy for Shareholders of FirstService Bank.

    99.3  Letter to Shareholders of FirstService Bank.

    99.4  Notice of Special Meeting of Shareholders of FirstService Bank.


* To be filed by amendment

(b) Financial Statement Schedules.

         Not applicable.

Item 22.  Undertakings

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 6th day of December, 2002.


                                            NATIONAL PENN BANCSHARES, INC.
                                            (Registrant)


                                            By /s/ Wayne R. Weidner
                                               ---------------------------------
                                               Wayne R. Weidner,
                                               Chairman, President and Chief
                                               Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



/s/ Gary L. Rhoads              Treasurer (Principal           December 6, 2002
-----------------------------   Financial and
Gary L. Rhoads                  Accounting Officer)


/s/ John H. Body                Director                       December 6, 2002
-----------------------------
John H. Body


/s/ J. Ralph Borneman, Jr.      Director                       December 6, 2002
-----------------------------
J. Ralph Borneman, Jr.


/s/ Frederick H. Gaige          Director                       December 6, 2002
-----------------------------
Frederick H. Gaige


/s/ John W. Jacobs              Director                       December 6, 2002
-----------------------------
John W. Jacobs


/s/ Frederick P. Krott          Director                       December 6, 2002
-----------------------------
Frederick P. Krott

/s/ Patricia L. Langiotti       Director                       December 6, 2002
-----------------------------
Patricia L. Langiotti


/s/ Kenneth A. Longacre         Director                       December 6, 2002
-----------------------------
Kenneth A. Longacre


/s/ Glenn E. Moyer              Director                       December 6, 2002
-----------------------------
Glenn E. Moyer


/s/ Robert E. Rigg              Director                       December 6, 2002
-----------------------------
Robert E. Rigg


/s/ C. Robert Roth              Director                       December 6, 2002
-----------------------------
C. Robert Roth


/s/ Wayne R. Weidner            Director,                      December 6, 2002
-----------------------------   Chairman, President
Wayne R. Weidner                and Chief Executive Officer
                                (Principal Executive Officer)

                                  EXHIBIT INDEX

Exhibit                      Description of Exhibit
Number

    2.1 Agreement and Plan of Merger dated as of September 24, 2002, by and among National Penn Bancshares, Inc., National Penn Bank and FirstService Bank (included as Annex A to the proxy statement/prospectus). Schedules are omitted; National Penn Bancshares, Inc. agrees to furnish copies of such schedules to the Commission upon request.

    2.2 Form of Letter Agreement between National Penn Bancshares, Inc. and FirstService Bank directors concerning voting for approval of merger (included as Annex B to the proxy statement/prospectus).

    5.1 Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C. re: Validity of securities being registered (including consent).

    8.1 Opinion of Pepper Hamilton LLP re: Federal income tax matters (including consent).*

    8.2 Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C. re: Federal income tax matters (including consent).*

    10.1  Employment Agreement between John C. Spier and National Penn Bank.*

    10.2 Employment Agreement between Donald P. Worthington and National Penn Bank.*

    10.3  Employment Agreement between Blair T. Rush and National Penn Bank.*

    10.4 Amendatory Agreement amending supplemental executive retirement plan between A. Lee Roberts and National Penn Bank.*

    23.1  Consent of Grant Thornton LLP.

    23.2  Consent of Ellsworth, Carlton, Mixell & Waldman, P.C. (included in
          Exhibit 5.1).

    23.3  Consent of Pepper Hamilton LLP (included in Exhibit 8.1).

    23.4  Consent of Ellsworth, Carlton, Mixell & Waldman, P.C. (included in
          Exhibit 8.2).

    23.5  Consent of Danielson Associates Inc.

    24.1  Power of Attorney.

    99.1 Opinion of Danielson Associates Inc. (included as Annex D to the proxy statement/prospectus).

    99.2  Form of Proxy for Shareholders of FirstService Bank.

    99.3  Letter to Shareholders of FirstService Bank.

    99.4  Notice of Special Meeting of Shareholders of FirstService Bank.


* To be filed by amendment